Exhibit 2.1

Execution Version

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL, AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONTRIBUTION AGREEMENT

by and among

VICTORY CAPITAL HOLDINGS, INC.,

AMUNDI ASSET MANAGEMENT S.A.S.

and

AMUNDI S.A.

Dated as of: July 8, 2024

TABLE OF CONTENTS

Article I Definitions and Rules of Construction		2
1.1.	Definitions.	2
1.2.	Rules of Construction.	31
Article II Contribution		32
2.1.	Closing.	32
2.2.	Contribution; Consideration.	32
2.3.	Payments/Deliveries at the Closing.	33
2.4.	Post-Closing Adjustment to the Estimated Closing Share Consideration.	35
2.5.	Post-Closing Run-Rate Adjustment Amount True-Up.	37
2.6.	Withholding.	38
2.7.	Aggregate Base Date Advisory Revenue Run-Rate Adjustment.	38
Article III Representations and Warranties of Seller		38
3.1.	Organization and Power.	38
3.2.	Authorization and Enforceability.	39
3.3.	Capitalization of the Company; Subsidiaries.	39
3.4.	No Violation.	40
3.5.	Governmental Authorizations and Consents.	40
3.6.	Financial Statements.	40
3.7.	Absence of Certain Changes.	41
3.8.	Real Property.	41
3.9.	Intellectual Property.	42
3.10.	Privacy.	45
3.11.	Contracts.	46
3.12.	Compliance with Laws.	47
3.13.	Advisory Clients.	52
3.14.	Actions.	53
3.15.	Labor and Employment Matters.	54
3.16.	Employee Benefits.	55
3.17.	Taxes and Tax Matters.	57
3.18.	Funds.	58
3.19.	Insurance.	62
3.20.	Related Party Transactions.	63
3.21.	No Brokers.	63
3.22.	Indebtedness.	63
3.23.	Seed Capital.	63
3.24.	Disclaimer.	63
Article IV Additional Representations and Warranties of Seller and Amundi Parent		64
4.1.	Enforceability.	64
4.2.	No Violation.	64
4.3.	Ownership.	64

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4.4.	Governmental Authorizations and Consents.	65
4.5.	Actions.	65
4.6.	No Brokers.	65
4.7.	No Registration.	65
4.8.	No Reliance.	66
4.9.	Disclaimer.	66
Article V Representations and Warranties of Buyer		66
5.1.	Organization and Power.	66
5.2.	No Violation.	67
5.3.	Authorization and Enforceability.	67
5.4.	Governmental Authorizations and Consents.	68
5.5.	Capital Structure.	68
5.6.	Buyer SEC Reports	68
5.7.	Financial Statements.	69
5.8.	Compliance with Laws.	69
5.9.	Actions.	73
5.10.	Related Party Transactions.	73
5.11.	Absence of Certain Changes.	73
5.12.	Buyer Clients and Funds.	73
5.13.	Taxes and Tax Matters.	75
5.14.	Intellectual Property.	76
5.15.	Data Privacy.	77
5.16.	Labor and Employment Matters.	78
5.17.	Employee Benefits.	78
5.18.	ERISA Matters.	78
5.19.	No Brokers.	79
5.20.	Section 15(f) of the Investment Company Act.	79
5.21.	Investment Intent.	79
5.22.	Listing and Maintenance Requirements.	80
5.23.	No Reliance.	80
5.24.	Disclaimer.	80
Article VI Covenants		80
6.1.	Conduct of the Company.	80
6.2.	Conduct of Buyer.	85
6.3.	Access to Information Prior to the Closing.	86
6.4.	Advisory Client Consents.	88
6.5.	Preparation of Buyer Proxy Statement; Buyer Stockholders’ Meeting.	93
6.6.	Efforts; Regulatory Filings.	96
6.7.	Certain Tax Matters.	98
6.8.	Restrictive Covenants.	100
6.9.	Employee Matters.	102
6.10.	[Reserved].	106
6.11.	D&O Indemnification; Insurance.	106
6.12.	Listing.	107

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6.13.	Post-Closing Investment Company Compliance.	107
6.14.	Public Announcements.	108
6.15.	Notice of Certain Events.	108
6.16.	No Negotiation.	108
6.17.	Excess Cash; Excess Working Capital; Seed Capital.	109
6.18.	Use of Names.	109
6.19.	IP Covenants.	111
6.20.	Intercompany Agreements.	111
6.21.	Release.	111
6.22.	Transition Services.	112
6.23.	Shareholder Agreement.	112
6.24.	Books and Records.	112
6.25.	Certain Pre-Closing Actions.	113
6.26.	Excluded Assets.	113
6.27.	IP Cross-License.	113
6.28.	Certain Financial Covenants.	115
Article VII Conditions to Closing		115
7.1.	Conditions to All Parties’ Obligations.	115
7.2.	Conditions to Seller’s Obligations.	116
7.3.	Conditions to Buyer’s Obligations.	117
Article VIII Deliveries by the Company and Seller at Closing		117
8.1.	Closing Certificate.	118
8.2.	Transition Services Agreements.	118
8.3.	Shareholder Agreement.	118
8.4.	FIRPTA.	118
Article IX Deliveries by Buyer at Closing		118
9.1.	Officer’s Certificate.	118
9.2.	Transition Services Agreements.	118
9.3.	Shareholder Agreement.	118
Article X Indemnification; Survival		119
10.1.	Survival.	119
10.2.	RWI Policy.	119
10.3.	Indemnification.	120
Article XI Termination		123
11.1.	Termination.	123
11.2.	Procedure and Effect of Termination.	124
Article XII Miscellaneous		124
12.1.	Expenses.	124
12.2.	Notices.	124
12.3.	Governing Law.	126
12.4.	Entire Agreement.	126
12.5.	Severability.	126

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12.6.	Amendment.	127
12.7.	Effect of Waiver or Consent.	127
12.8.	Parties in Interest; Limitation on Rights of Others.	127
12.9.	Assignability.	127
12.10.	Disclosure Schedules.	127
12.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	128
12.12.	Amundi Parent Undertaking.	129
12.13.	No Other Duties.	129
12.14.	Specific Performance.	129
12.15.	Counterparts.	129
12.16.	Further Assurance.	129
12.17.	No Recourse.	130
12.18.	Recognition of EU Bail-In.	130

Exhibits:

Exhibit A-1: Accounting Principles

Exhibit A-2: Closing Date Net Working Capital

Exhibit A-3: Closing Date Cash

Exhibit A-4: Closing Date Indebtedness

Exhibit B: Consent Expenses

Exhibit C: French Rollover Regime – Tax Covenants

Exhibit D: Buyer Fully Diluted Shares

Exhibit E: Estimated Closing Share Consideration

Exhibit F: Excluded Assets

Exhibit G: Section 6.9(h) Illustrative Calculation

Annexes:

Annex A: Off-Shore Master Distribution and Services Agreement

Annex B: On-Shore Master Distribution and Services Agreement

Annex C: Form of Certificate of Designation

Annex D: Form of Charter Amendment

Annex E: Transition Services Term Sheet

Annex F: Form of Shareholder Agreement
Annex G: Form of IP Assignment Agreement (ALTO)

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Schedules:

Buyer Disclosure Schedule
Company Disclosure Schedule
Schedule 1.1(a) (Aggregate Base Date Advisory Revenue Run-Rate)

Schedule 1.1(b) (Aggregate Base Date Advisory Revenue Run-Rate Adjustment)
Schedule 1.1(c) (Specified Employees)

Schedule 1.1(d) (Specified Payment – Nonqualified Deferred Compensation Arrangements)

Schedule 1.1(e) (Knowledge of Buyer)

Schedule 1.1(f) (Knowledge of the Company/Seller)

Schedule 1.1(g) (RWI Policy)

Schedule 1.1(h) (Closing Assets Under Management)

Schedule 6.5(g) (Certain Events)

Schedule 6.6(d) (Certain Regulatory-Related Actions)

Schedule 6.25 (Certain Pre-Closing Action)

Schedule 6.26 (Certain Agreement)

Schedule 6.28(a) (Certain Financial Reporting Obligations – Financial Information)

Schedule 6.28(b) (Certain Financial Reporting Obligations –Reporting)

Schedule 7.1(f) (Certain Regulatory Authorizations)

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CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of July 8, 2024, by and among Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”), Amundi Asset Management S.A.S., a French sociéte par actions simplifiée (“Seller”), and solely for purposes of Article IV, Section 6.3(d), Section 6.7(f), Section 6.8, Section 6.14, Section 6.16, Section 6.17(b), Section 6.18, Section 6.19, Section 6.21(b), Section 6.27, Article X and Article XII, Amundi S.A., a French sociéte anonyme (“Amundi Parent”, and together with Seller, the “Amundi Parties”).

RECITALS

WHEREAS, Seller owns 3,221 shares (the “Company Shares”) of common stock, par value $1.00 per share, of Amundi Holdings US, Inc., a Delaware corporation (the “Company”), which represent all of the Equity Securities (as defined below) of the Company;

WHEREAS, Seller desires to contribute to Buyer, and Buyer desires to accept such contribution from Seller of, the Company Shares in consideration for shares of Buyer Common Stock and Buyer Preferred Stock (each, as defined below);

WHEREAS, in connection with the contribution of the Company Shares to Buyer, Buyer and certain of its Affiliates (as defined below), on the one hand, and Seller and certain of its Affiliates, on the other hand, have, concurrently with the execution of this Agreement, entered into (1) an Off-Shore Master Distribution and Services Agreement, attached as Annex A (the “Off-Shore Master Distribution and Services Agreement”), pursuant to which (among other things) Seller and its Affiliates will distribute investment products of Buyer and Buyer’s Affiliates outside the United States and Buyer (and its Affiliates) will provide certain services to Seller (and its Affiliates), and (2) an On-Shore Master Distribution and Services Agreement, attached as Annex B (the “On-Shore Master Distribution and Services Agreement” and, together with the Off-Shore Master Distribution and Services Agreement, the “Distribution and Services Agreements”), pursuant to which (among other things) Buyer and its Affiliates will distribute investment products of Seller and Seller’s Affiliates in the United States and Seller (and its Affiliates) will provide certain services to Buyer (and its Affiliates) each to be effective as of, and subject to, the Closing (as defined below);

WHEREAS, Buyer and Seller will, concurrently with the Closing, enter into a Shareholder Agreement, in the form attached as Annex F, setting forth certain rights of Seller in its capacity as a shareholder of Buyer (the “Shareholder Agreement”);

WHEREAS, each of Crestview Victory, L.P. and Crestview Advisors, LLC (collectively, “Crestview”) and the Employee Shareholders Committee (as defined below) have entered into a voting agreement (together, the “Voting Agreements”) on the date hereof pursuant to which (i) Crestview has agreed to, among other things, vote all of its Buyer Common Stock in favor of the Share Issuance and the Charter Amendments (each, as defined below) for so long as it continues to hold such shares and (ii) the Employee Shareholders Committee has agreed to, among other things, vote certain shares of Buyer Common Stock over which it has a voting proxy in accordance with the Employee Shareholders’ Agreement (as defined below) in favor of the Share Issuance and the Charter Amendments; and

WHEREAS, the parties have agreed to certain restrictive covenants as set forth in Section 6.8 of this Agreement, in consideration of the substantial benefits that the Amundi Parties will receive from the consummation of the transactions contemplated by this Agreement and the Distribution and Services Agreements.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Definitions and Rules of Construction

1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“12b-1 Plan” means any distribution plan adopted by a Company Open-End Fund in accordance with Rule 12b-1 under the Investment Company Act.

“2024 Bonuses” has the meaning set forth in Section 6.9(g).

“Accounting Arbitrator” means Grant Thornton LLP or another nationally recognized U.S. independent accounting firm reasonably acceptable to Seller and Buyer (provided that such accounting firm shall be an accounting firm with which no party hereto or any of its Affiliates has as of the date hereof or at the time of the dispute giving rise to the need for an Accounting Arbitrator, any significant business relationship).

“Accounting Principles” means the accounting policies, principles, practices and methodologies set forth on Exhibit A-1.

“Actions” has the meaning set forth in Section 3.14.

“Adverse Recommendation Change” means the Board of Directors of Buyer: (a) withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Seller, the Buyer Board Recommendation; (b) failing to include the Buyer Board Recommendation in the Buyer Proxy Statement that is disseminated to Buyer’s stockholders; (c) making any public statement materially inconsistent with the Buyer Board Recommendation; or (d) resolving or agreeing to take any of the foregoing actions.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Advisory Client” means any Company U.S. Registered Fund, Company Direct Client or Company Delegated Client. With respect to any client for which the Company Adviser provides Investment Advisory Services under more than one Advisory Contract, for purposes hereof, such client shall be considered to be a separate “Advisory Client” with respect to each such Advisory Contract. For the avoidance of doubt, any Company U.S. Registered Fund, Company

Direct Client, or Company Delegated Client the Advisory Contract of which is an Excluded Asset shall not constitute an Advisory Client under this Agreement.

“Advisory Contract” means any written agreement pursuant to which the Company Adviser provides Investment Advisory Services to any Advisory Client.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, that (i) in relation to Seller, its Affiliates shall only include (a) Amundi Parent and (b) Subsidiaries of Amundi Parent; (ii) in relation to Amundi Parent, its Affiliates shall only include Subsidiaries of Amundi Parent; and (iii) in relation to Buyer, its Affiliates shall only include Subsidiaries of Buyer. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (x) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For the purposes of this Agreement, no Company Fund shall be deemed to be an Affiliate of Amundi Parent, Seller, the Company or the Company’s Subsidiaries, and no Victory Fund shall be deemed to be an Affiliate of Buyer or Buyer’s Subsidiaries.

“Affirmative Consent Notice” has the meaning set forth in Section 6.4(c).

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, as amended, and the guidance and regulations issued thereunder.

“Aggregate Base Date Advisory Revenue Run-Rate” means the sum of the Base Date Advisory Revenue Run-Rates for all of the Advisory Clients as of the Base Date, which such Aggregate Base Date Advisory Revenue Run-Rate calculated as of the Base Date, less the aggregate annualized revenue sharing fees and aggregate annualized sub-transfer agent fees paid by the Company Adviser applicable to assets of Company U.S. Registered Funds under management measured as of the Base Date based on the aggregate effective annualized blended fee rate, is as set forth on Schedule 1.1(a) attached hereto (with any such adjustment made in accordance with the procedures set forth on Schedule 1.1(b)).

“Aggregate Closing Advisory Revenue Run-Rate” means the sum of the Closing Advisory Revenue Run-Rates for all of the Advisory Clients as of the Closing Measurement Date (excluding Non-Consenting Clients), less the aggregate annualized revenue sharing fees and aggregate annualized sub-transfer agent fees paid by the Company Adviser applicable to assets of Company U.S. Registered Funds under management (excluding such aggregate annual fees attributable to Non-Consenting Clients) measured as of the Closing Measurement Date based on the aggregate then-applicable annualized blended fee rate (taking into account amendments to distribution agreements since the Base Date that would alter such fees), calculated in accordance with the methodology set forth on Schedule 1.1(a).

“Aggregate True-Up Advisory Revenue Run-Rate” means the Aggregate Closing Advisory Revenue Run-Rate used to calculate the Closing Run-Rate Percentage, adjusted to add the Closing Advisory Revenue Run-Rate (as of the Closing Date) of all Advisory Clients as of the Closing that had not consented to the transactions contemplated by this Agreement on or before the Closing, but consent to the transactions contemplated by this Agreement in accordance with Section 6.4 following the Closing and on or before the date that is one hundred and eighty (180) days after the Closing Date.

“Agreement” means this Contribution Agreement, as it may be amended from time to time.

“ALTO Platform” means the “ALTO” end-to-end financial management and data tools platform and Software, including, but not limited to, ALTO Investment, ALTO Portfolio Management System, ALTO Employee Savings & Retirement, ALTO Dashboard, ALTO Sustainability and ALTO Wealth & Distribution.

“Amundi Parent” has the meaning set forth in the Preamble.

“Amundi Parties” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act and all other applicable anti-corruption laws, each as amended.

“Authorized Share Increase Amendment” means the proposed amendment to the Buyer Certificate of Incorporation to increase the number of authorized shares of preferred stock of Buyer, included in the form of Charter Amendment attached as Annex D hereto.

“Average VWAP” per share over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

“Base Date” means May 31, 2024.

“Base Date Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (i) the Base Date Assets Under Management of such Advisory Client multiplied by (ii) the Base Date Fee Rate with respect to such Advisory Client.

“Base Date Assets Under Management” means, with respect to any Advisory Client, the dollar amount of assets under management by the Company or its Subsidiaries for such Advisory Client as of the Base Date, excluding (i) Seed Capital Investments and (ii) the Excluded Assets, calculated in the same manner as provided for in the calculation of Base Date Fee Rate under the applicable Advisory Contract, adjusted to reflect written notices of withdrawal or redemption received by the Company or its Subsidiaries, as of the Base Date.

“Base Date Fee Rate” means, with respect to any Advisory Client, the stated fee rate payable to the Company or its Subsidiaries for Investment Advisory Services pursuant to the Advisory Contract of such Advisory Client that is in effect as of the close of business on the Base Date (provided that in the event that the stated fee rate payable pursuant to any such Advisory Contract differs depending on the amount of assets under management, for purposes hereof, the Base Date Fee Rate shall be deemed to be the effective fee rate under such Advisory Contract based on the stated fee rate(s) applicable at the level of Base Date Assets Under Management under such Advisory Contract as of the Base Date), excluding any performance-based, fulcrum, incentive, contingent or similar fee, but taking into account any delegation, subadvisory, or distribution fees that are payable, any fee or expense waiver, and any rebate or cap, in each case in effect on the Base Date. For the avoidance of doubt, the Base Date Fee Rate shall not take into account revenue sharing fees or sub-transfer agent fees.

“Base Share Consideration” means a number of newly issued shares of Buyer Stock equal to (i) 26.1% multiplied by (ii) the sum of (x) the number of Buyer Fully Diluted Shares as of the close of business on the day immediately prior to the Closing Date and (y) the number of shares represented by the Base Share Consideration, rounded down to the nearest whole share.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York or Paris, France.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Board Recommendation” has the meaning set forth in Section 5.4(b).

“Buyer Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer.

“Buyer Common Stock” means Common Stock, par value $0.01 per share, of Buyer.

“Buyer Computer Systems” means the Software, hardware, networks, interfaces, servers, IT systems, workstations, routers, hubs, switches, data communications lines, other information technology equipment, and related systems and equipment, in each case owned, leased, licensed or used by Buyer or any of its Subsidiaries.

“Buyer Data Protection Requirements” has the meaning set forth in Section 5.15(a).

“Buyer Data Security Breach” means any unauthorized access, destruction, use, modification, unavailability, loss, acquisition or disclosure of Personal Information collected by or on behalf of Buyer or Buyer’s Subsidiaries that (i) required notification by Buyer or Buyer’s Subsidiaries to any Person (including any Governmental Authority) pursuant to any Buyer Data Protection Requirement or (ii) has resulted in material harm to the normal operations of Buyer or Buyer’s Subsidiaries.

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer Financial Statements” has the meaning set forth in Section 5.7(a).

“Buyer Fully Diluted Shares” means the number of issued and outstanding shares of Buyer Common Stock or Buyer Preferred Stock as of the close of business on the Closing Measurement Date or the close of business on the date immediately prior to the Closing Date, as applicable, adjusted for the dilutive effect of the potential issuance or vesting of incremental shares of Buyer Common Stock (a) underlying unvested restricted shares of Buyer Common Stock, (b) underlying options to acquire shares of Buyer Common Stock, applying the treasury stock method, and (c) issuable upon the conversion, exchange or settlement of any other issued and outstanding securities or rights of, or issued by, Buyer but only to the extent at the time of determination the holder thereof has the right to so convert, exchange or settle such securities or rights. An illustrative model of the Buyer Fully Diluted Shares as of March 31, 2024 is attached hereto as Exhibit D.

“Buyer Fund Series” has the meaning set forth in Section 6.4(a).

“Buyer Fundamental Representations” means Section 5.1 (Organization and Power), Section 5.3 (Authorization and Enforceability), Section 5.5(a) (Capital Structure) and Section 5.19 (No Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 10.3(a).

“Buyer Intellectual Property” means all Intellectual Property owned or purported to be owned by Buyer or its Subsidiaries.

“Buyer Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (each, an “Effect”) that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (x) the assets, properties, business, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole; provided that no Effect shall, individually or in the aggregate, constitute or be taken into account in determining whether there has been or may be a Buyer Material Adverse Effect if such Effect relates to, arises out of or results from: (i) any change or development in securities markets or general economic conditions in the United States or elsewhere in the world, (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (iii) any outbreak or escalation of any military conflict, act of war, armed hostilities or acts of foreign or domestic terrorism, or any changes in political conditions, (iv) any change or development in the economic conditions generally affecting the investment advisory industry (including any such change resulting from or arising out of a Contagion Event), (v) changes or proposed changes in applicable Law or GAAP or in the interpretation or enforcement thereof, (vi) any failure of Buyer to meet, with respect to any period or periods, any projections or forecasts of earnings or revenues, (vii) any hurricanes, earthquakes, floods, or other natural disasters, (viii) the execution or public announcement of this Agreement (including any adverse change in client or employee relationships), (ix) any change in the dollar amount of assets under management of Buyer from redemptions or withdrawals or market appreciation or depreciation (it being understood that for purposes of clauses (vi) and (ix), the changes or effects giving rise thereto that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a “Buyer Material Adverse Effect”) or (x) any action otherwise prohibited by Section 6.2 taken with Seller’s prior written consent or not taken because Seller withheld, delayed or conditioned its consent; provided, however, that any condition, change, effect or event referred to in clauses (i), (ii), (iii), (iv), (v) or (vii) above may be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such condition, change, effect or event had a disproportionate effect on Buyer and its Subsidiaries relative to other companies in the industry and geographic areas in which Buyer and its Subsidiaries operate, (y) the ability of Buyer to consummate the Contemplated Transactions, or (z) the reputation of Buyer and its Subsidiaries, taken as a whole.

“Buyer Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed to or required to be contributed to by Buyer or its Subsidiaries, or under which Buyer or any Subsidiary has any current or potential material liability.

“Buyer Preferred Stock” means Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share of Buyer, having the powers, designations, preferences, rights and restrictions to be set forth in a certificate of designation in the form of Annex C attached hereto (the “Certificate of Designation”).

“Buyer Proxy Statement” means Buyer’s proxy statement (together with any amendments or supplements thereto) relating to the Share Issuance and the Charter Amendments to be considered at the Buyer Stockholders’ Meeting.

“Buyer Registered IP” means all Buyer Intellectual Property that is registered or filed with or by any Governmental Authority, quasi-public legal authority or private registrar in any jurisdiction (including applications for any of the foregoing), including (A) patents and patent applications, (B) registered Trademarks and Trademark applications, (C) registered copyrights and copyright applications, and (D) Internet domain name registrations.

“Buyer SEC Reports” means any report or definitive proxy statement filed (including exhibits and other information incorporated therein) filed or required to be filed by Buyer with the SEC pursuant to the Exchange Act, together with those such reports filed by Buyer with the SEC subsequent to the date of this Agreement.

“Buyer Stock” means Buyer Common Stock and Buyer Preferred Stock.

“Buyer Stockholders’ Meeting” means a special meeting of the stockholders of Buyer to approve the Share Issuance and the Charter Amendments.

“Buyer Trust” has the meaning set forth in Section 6.4(a).

“CEA” means the U.S. Commodity Exchange Act of 1936, as amended.

“CEF Board Approval” has the meaning set forth in Section 6.4(b)(i).

“CEF Proxy Statement” has the meaning set forth in Section 6.4(b)(ii).

“CEF Shareholder Approval” has the meaning set forth in Section 6.4(b)(i).

“Certificate of Designation” has the meaning set forth in the definition of “Buyer Preferred Stock”.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments granted or entered into prior to the Closing and payable by the Company or its Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, including those set forth on Section 3.16(h) of the Company Disclosure Schedule. Notwithstanding anything herein to the contrary, a severance payment for an employee of any of the Company or any Subsidiaries (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the transactions contemplated by this Agreement, followed by (ii) a subsequent termination at or after the Closing Date of such employee’s employment with any of the Company or its Subsidiaries shall not be deemed a Change in Control Payment, unless such employee has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by Buyer or any of its Affiliates.

“Charter Amendments” means all of the proposed amendments to the Buyer Certificate of Incorporation included in the form of Charter Amendment attached as Annex D hereto, including the Authorized Share Increase Amendment, the Corporate Opportunity Charter Amendment and the Governance Charter Amendment.

“Chosen Courts” has the meaning set forth in Section 12.11(a).

“Client Consent” means (i) with respect to each Company Open-End Fund, Fund Board Reorganization Approval and Fund Shareholder Reorganization Approval obtained in accordance with Section 6.4(a); (ii) with respect to each Company Closed-End Fund, CEF Board Approval and CEF Shareholder Approval obtained in accordance with Section 6.4(b); (iii) with respect to each Company Direct Client (other than those Company Direct Clients set forth on Section 6.4(d) of the Company Disclosure Schedule) and each Company Delegated Client, consent obtained in accordance with Section 6.4(c); and (iv) with respect to each Company Direct Client set forth on Section 6.4(d) of the Company Disclosure Schedule, consent obtained in accordance with Section 6.4(d).

“Closing” has the meaning set forth in Section 2.1.

“Closing Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (i) the Closing Assets Under Management of such Advisory Client multiplied by (ii) the Closing Fee Rate with respect to such Advisory Client.

“Closing Assets Under Management” means, with respect to any Advisory Client, the Base Date Assets Under Management of such Advisory Client, as adjusted to reflect any contributions or purchases (including reinvestment of dividends) or redemptions or withdrawals (or requests for withdrawals or redemptions received and not revoked) by or to such Advisory Client (or Fund Investor in the case of any Company Fund) after the Base Date (or, in the case of any Advisory Client who became an Advisory Client after the Base Date but before the close of business on the Closing Measurement Date, any contributions or purchases (including reinvestment of dividends) or redemptions or withdrawals (or requests for withdrawals or redemptions received and not revoked) by or to such Advisory Client (or Fund Investor in the case of any Company Fund) after the date such Advisory Client became an Advisory Client and prior to the close of business on the Closing Measurement Date), but not including any contributions or purchases (other than any reinvestment of dividends) or redemptions or withdrawals after the Base Date by the Amundi Parties or their Affiliates in an asset owner capacity. For the avoidance of doubt, the calculation of Closing Assets Under Management is intended to exclude any market appreciation or depreciation or currency fluctuations of assets under management following the Base Date (or in the case of any Advisory Client who became an Advisory Client after the Base Date, after the date such Person became an Advisory Client). Closing Assets Under Management is also subject to adjustment under the circumstances described on Schedule 1.1(h).

“Closing Common Stock Consideration” means a number of newly issued shares of Buyer Common Stock equal to (i) 4.9% multiplied by (ii) the sum of (A) the number of issued and outstanding shares of Buyer Common Stock as of the Closing Measurement Date and (B) the Closing Common Stock Consideration, rounded down to the nearest whole share.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash” means the aggregate amount of all cash and cash equivalents held by or held in deposit, checking, money market or similar accounts of the Company and its Subsidiaries (other than Restricted Cash), plus all uncleared checks, wire transfers, drafts deposited or pending deposit for the account of the Company or any of its Subsidiaries and minus outgoing checks, wire transfers and drafts issued by the Company or any of its Subsidiaries to a third party, in each case calculated in accordance with the Accounting Principles and as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date. For illustrative purposes, an example calculation of Closing Date Cash is set forth in Exhibit A-3.

“Closing Date Company Transaction Expense” means the amount of unpaid Company Transaction Expenses determined as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date.

“Closing Date Financial Adjustment Amount” means

(A) the sum of (1) Closing Date Indebtedness, (2) Closing Date Company Transaction Expenses and (3) Closing Date Working Capital Deficiency (if any),

minus

(B) the sum of (1) Closing Date Cash and (2) Closing Date Working Capital Surplus (if any).

“Closing Date Financial Adjustment Number” means, the number of shares of Buyer Stock equal to the absolute value of the Closing Date Financial Adjustment Amount divided by the Post-Closing Per Share Price, rounded down to the nearest whole share.

“Closing Date Indebtedness” means the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, calculated in accordance with the Accounting Principles. For illustrative purposes, an example calculation of Closing Date Indebtedness is set forth in Exhibit A-4.

“Closing Date Net Working Capital” means (a) the sum of the total current assets (excluding Closing Date Cash, investments, and Income Tax assets and deferred Tax assets) of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities (excluding Indebtedness, estimated 12b-1 payments by the Company Broker-Dealer which are classified as Restricted Cash, Company Transaction Expenses, Income Tax liabilities and deferred Tax liabilities and any lease liabilities) of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date, each calculated in accordance with the Accounting Principles. For illustrative purposes, an example calculation of Closing Date Net Working Capital is set forth in Exhibit A-2.

“Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Closing Date Working Capital Deficiency” means, if the Closing Date Net Working Capital is less than Target Net Working Capital, the amount of such deficiency.

“Closing Date Working Capital Surplus” means, if the Closing Date Net Working Capital is greater than Target Net Working Capital, the amount of such excess.

“Closing Fee Rate” means, with respect to any Advisory Client, the stated fee rate payable to the Company for Investment Advisory Services pursuant to the Advisory Contract of such Advisory Client that is in effect as of the close of business on the Closing Measurement Date (or, if different, that will be in effect as of the Closing) (provided that in the event that the stated fee rate payable pursuant to any such Advisory Contract differs depending on the amount of assets under management, for purposes hereof, the Closing Fee Rate shall be deemed to be the effective fee rate under such Advisory Contract based on the stated fee rate(s) applicable at the level of Closing Assets Under Management under such Advisory Contract), excluding performance-based, fulcrum, incentive, contingent or similar fees, but taking into account any delegation, subadvisory, or distribution fees that are payable, any fee or expense waiver, rebate or cap, in each case in effect on the Closing Measurement Date. For the avoidance of doubt, the Closing Fee Rate shall not take into account revenue sharing fees or sub-transfer agent fees.

“Closing Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.

“Closing Per Share Price” means the Average VWAP of the Buyer Common Stock for the 10-Trading Day period immediately preceding the Closing Measurement Date.

“Closing Preferred Stock Consideration” means a number of newly issued shares of Buyer Preferred Stock equal to (i) the Estimated Closing Share Consideration minus (ii) the Closing Common Stock Consideration.

“Closing Run-Rate Adjusted Share Consideration” has the meaning set forth in Section 2.4(b).

“Closing Run-Rate Percentage” means a fraction (expressed as a decimal rounded to three decimal places), the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Aggregate Base Date Advisory Revenue Run-Rate.

“Closing Share Consideration” has the meaning set forth in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Adviser” means Amundi Asset Management US, Inc. and each Company Private Fund GP that is an Affiliate of the Company.

“Company Affiliate Delegating Party” means a non-U.S. domiciled Subsidiary of Amundi Parent acting as primary sponsor, primary manager or in a similar capacity for a Company Delegated Client.

“Company Broker-Dealer” means Amundi Distributor US, Inc.

“Company Closed-End Fund” means any investment vehicle for which the Company Adviser provides Investment Advisory Services that: (i) is registered as an investment company under the Investment Company Act and (ii) is not a Company Open-End Fund.

“Company Computer Systems” has the meaning set forth in Section 3.9(g).

“Company Data Security Breach” means any unauthorized access, destruction, use, modification, unavailability, loss, acquisition or disclosure of Personal Information collected by or on behalf of the Company and the Company’s Subsidiaries that (a) required notification by the Company and the Company’s Subsidiaries to any Person (including any Governmental Authority) pursuant to any Data Protection Requirement or (b) has resulted in material harm to the normal operations of the Company and the Company’s Subsidiaries.

“Company Delegated Client” means any client, including a separately advised client, separately managed account client, or investment vehicle (other than a Company U.S. Registered Fund), for which Amundi Parent or a non-U.S. domiciled Subsidiary thereof acts as primary sponsor, primary manager or in a similar capacity, and for which the Company Adviser provides Investment Advisory Services on a delegated basis.

“Company Direct Client” means any client, including a separately advised client, separately managed account client, or investment vehicle (other than a Company U.S. Registered Fund) but excluding any Company Delegated Client, for which the Company Adviser provides Investment Advisory Services.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.

“Company ERISA Client” has the meaning set forth in Section 3.13(b).

“Company Fund” means any Company Private Fund or Company Public Fund.

“Company Fundamental Representations” means Section 3.1(a) (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3(a) (Capitalization of the Company; Subsidiaries), Section 3.21 (No Brokers), Section 4.1 (Enforceability), Section 4.3 (Ownership), and Section 4.6 (No Brokers).

“Company Group Confidential Information” means any confidential, proprietary, or trade secret information of whatever nature (whether non-public financial, technical, commercial, accounting, legal or administrative) of the Company and its Subsidiaries or any member thereof (whether or not marked as confidential or private), in whatever form or medium, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that: (i) becomes publicly available other than as a direct or indirect result of any breach of this Agreement by an Amundi Party or any their respective officers, directors, employees, Affiliates that actually receive Company Group Confidential Information, legal and tax counsels, auditors or professional advisers, (ii) is independently developed by an Amundi Party or one of its Affiliates (other than the Company or its Subsidiaries) without the use of Company Group Confidential Information or becomes available to an Amundi Party or one of its Affiliates (other than the Company or its Subsidiaries) on a non-confidential basis from a source other than the Company or one of its Subsidiaries that does not owe any confidential obligation to the Company or one of its Subsidiaries or (iii) any information that an Amundi Party or one of its Affiliates (other than the Company or one of its Subsidiaries) is required by applicable Law or any Governmental Authority to disclose; provided, however, that in such event described in clause (iii), to the extent permissible and practicable, such Amundi Party will give Buyer prompt written notice of any requirement to disclose any Company Group Confidential Information so that Buyer may seek (at its sole cost and expense) an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

“Company Intellectual Property” means all Owned Intellectual Property and any Intellectual Property licensed or sublicensed to, used by or for, held for use by or for, or necessary to the operation of, the Company or its Subsidiaries.

“Company IP Contract” means any Contract pursuant to which: (i) any Person has been granted any license or sublicense to any Owned Intellectual Property or that contains any covenant not to assert or enforce any Owned Intellectual Property; or (ii) any other Intellectual Property is licensed or sublicensed by the Company or its Subsidiaries to any Person.

“Company Material Adverse Effect” means any Effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (x) the assets, properties, business, results of operations or condition (financial or otherwise) of the

Company and its Subsidiaries, taken as a whole; provided, that no Effect shall, individually or in the aggregate, constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect if such Effect relates to, arises out of or results from: (i) any change or development in securities markets or general economic conditions in the United States or elsewhere in the world, (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (iii) any outbreak or escalation of any military conflict, act of war, armed hostilities or acts of foreign or domestic terrorism, or any changes in political conditions, (iv) any change or development in the economic conditions generally affecting the investment advisory industry or any other industry (including any such change resulting from or arising out of a Contagion Event), (v) changes or proposed changes in applicable Law or GAAP or in the interpretation or enforcement thereof, (vi) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any projections or forecasts of earnings or revenues, (vii) any hurricanes, earthquakes, floods, or other natural disasters, acts of God or force majeure events, (viii) the execution or public announcement of this Agreement (including any adverse change in client or employee relationships), (ix) any change in the dollar amount of assets under management of the Company or its Subsidiaries from redemptions or withdrawals or market appreciation or depreciation (it being understood that for purposes of clauses (vi) and (ix), the changes or effects giving rise thereto that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”) or (x) any action otherwise prohibited by Section 6.1 taken with Buyer’s prior written consent or not taken because Buyer withheld, delayed or conditioned its consent; provided, however, that any condition, change, effect or event referred to in clauses (i), (ii), (iii), (iv), (v) or (vii) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such condition, change, effect or event had a disproportionate effect on the Company and its Subsidiaries relative to other companies in the industry and geographic areas in which the Company and its Subsidiaries operate, (y) the ability of the Company to consummate the Contemplated Transactions or (z) the reputation of the Company and its Subsidiaries, taken as a whole.

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Open-End Fund” means any investment vehicle (including each portfolio or series thereof, if any) for which the Company Adviser provides Investment Advisory Services that: (i) is registered as an investment company under the Investment Company Act; and (ii) is offering for sale or has outstanding any redeemable security of which it is the issuer.

“Company Private Fund” means any Company Direct Client that would be an “investment company” (as that term is defined in Section 3(a)(1) of the Investment Company Act) but for the exemptions provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

“Company Private Fund GP” means, with respect to each Company Private Fund, if applicable, the general partner, managing member, manager or similar authorized party or controlling person thereof; for the avoidance of doubt, no board of managers, trustees or directors of a Company Private Fund shall be deemed a Company Private Fund GP.

“Company Public Fund” means any Company U.S. Registered Fund, Company Direct Client or Company Delegated Client that, in each case, (i) is an investment vehicle with issued and outstanding shares, units or other interests; and (ii) is required by the laws of its jurisdiction of domicile to be registered, authorized or licensed by a regulator in such jurisdiction in connection with an offering of its shares, units or other interests. For the avoidance of doubt, the term “Company Public Fund” excludes Company Private Funds.

“Company Shares” has the meaning set forth in the Recitals.

“Company Similar Law Client” has the meaning set forth in Section 3.13(b).

“Company Specified Fundamental Representations” means Section 3.3(a) (Capitalization of the Company) and Section 4.3 (Ownership).

“Company Transaction Expenses” mean (i) all fees, costs and expenses incurred or payable by the Company and its Subsidiaries in connection with the preparation, execution and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all such fees, costs and expenses owed by the Company or its Subsidiaries to attorneys, accountants, consultants and financial advisors of the Company, (ii) fifty percent (50%) of (a) all Consent Expenses accrued and unpaid as of the Closing to the extent payable by the Company or any of its Subsidiaries and (b) all Consent Expenses accrued as of the Closing (whether paid or unpaid as of such time) to the extent paid or payable by Buyer or any of its Subsidiaries and (iii) the Change in Control Payments.

“Company U.S. Registered Fund” means any Company Open-End Fund or Company Closed-End Fund.

“Composites” has the meaning set forth in Section 3.12(l).

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Victory Capital Management Inc., dated June 22, 2023.

“Consent Expenses” means the costs and expenses set out on Exhibit B.

“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.

“Contagion Event” means the outbreak or continued presence of contagious disease, an epidemic or a pandemic (including SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza)).

“Contagion Event Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other directives or guidelines promulgated by any Governmental Authority in connection with or in response to a Contagion Event.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Other Transaction Documents.

“Continuing Employee” means each employee and individual independent contractor of the Company or any of its Subsidiaries who continues to be employed or engaged by the Company or any of its Subsidiaries immediately following the Closing. For the avoidance of doubt, the employees listed on Section 1.1(a) of the Company Disclosure Schedule (the “Expat Employees”) shall not be Continuing Employees.

“Contract” means any written agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is legally bound.

“Corporate Opportunity Charter Amendment” means the proposed amendment to the Buyer Certificate of Incorporation regarding certain matters related to corporate opportunities, included in the form of the Charter Amendment attached as Annex D hereto.

“Crestview” has the meaning set forth in the Recitals.

“D&O Indemnified Person” has the meaning set forth in Section 6.11(a).

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security and Processing of Personal Information, including the Gramm-Leach-Bliley Act (and all implementing regulations thereto), Section 5 of the Federal Trade Commission Act, the California Consumer Privacy Act as amended by the California Privacy Rights Act, state data breach notification Laws and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, payment card transactions and other similar laws.

“Data Protection Requirements” means (i) applicable Data Protection Laws; (ii) current and public-facing privacy policies and procedures concerning the Processing of Personal Information of the Company and its Subsidiaries; and (iii) any Contracts or binding industry standards by which the Company and its Subsidiaries are bound relating to Processing of Personal Information.

“Direct Claim” has the meaning set forth in Section 10.3(c)(i).

“Distribution and Services Agreements” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 6.6(c).

“Effect” has the meaning set forth in the definition of “Buyer Material Adverse Effect.”

“Employee Shareholders’ Agreement” means that certain Employee Shareholders’ Agreement, dated as of February 12, 2018, by and among Buyer and the Employee Shareholders named therein.

“Employee Shareholders Committee” means the body constituted pursuant to Article 3 of the Employee Shareholders’ Agreement.

“End Date” has the meaning set forth in Section 11.1(c).

“Equity Securities” of any Person means any and all shares of capital stock, membership interests, units, warrants, profits interests, or options of such Person, and all securities of such Person exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries (or as Buyer or any of its Subsidiaries, solely for the purposes of Section 5.17) pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.3(b).

“Estimated Closing Financial Adjustment Amount” means

(A) the sum of (1) Estimated Closing Date Indebtedness, (2) Estimated Closing Date Company Transaction Expenses and (3) Estimated Working Capital Deficiency (if any),

minus

(B) the sum of (1) Estimated Closing Date Cash and (2) Estimated Working Capital Surplus (if any).

“Estimated Closing Financial Adjustment Number” means, the number of shares of Buyer Stock equal to the absolute value of the Estimated Closing Financial Adjustment Amount divided by the Closing Per Share Price, rounded down to the nearest whole share.

“Estimated Closing Share Consideration” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital Deficiency” means, if the Estimated Closing Date Net Working Capital is less than Target Net Working Capital, the amount of such deficiency.

“Estimated Working Capital Surplus” means, if the Estimated Closing Date Net Working Capital is greater than Target Net Working Capital, the amount of such excess.

“EU Member State” has the meaning set forth in Section 3.18(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Assets” means the assets and interests described in Exhibit F.

“Excluded Intellectual Property” means any Intellectual Property (other than Trademarks and other than the ALTO Platform) owned by the Amundi Parties or their Affiliates (other than the Company or its Subsidiaries) as of the Closing Date and that was used in or held for use in the operation of the businesses of the Company and its Subsidiaries as of or during the twelve (12) months immediately preceding the Closing Date.

“Existing Buyer Equity Plan” means the Victory Capital Holdings, Inc. Amended and Restated 2018 Stock Incentive Plan; Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan; and Victory Capital Holdings, Inc. Equity Incentive Plan, each as amended on or prior to the date hereof.

“Expat Employees” has the meaning set forth in the definition of “Continuing Employee.”

“Final Adjusted Share Consideration” means the Base Share Consideration, as may be adjusted pursuant to Sections 2.3, 2.4 and 2.5.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Approval” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the FINRA CMA with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer.

“FINRA CMA” means a continuing membership application filed by the Company Broker-Dealer under FINRA Rule 1017.

“Forfeited Compensation Amount” has the meaning set forth in Section 6.9(h).

“Form ADV” has the meaning set forth in Section 3.12(g).

“Fraud” means, with respect to a party, an intentional act of common law fraud by such party in the making of the representations and warranties contained in Article III, Article IV or the certificate required to be delivered pursuant to Section 8.1, in the case of the Company or the Amundi Parties, or Article V or the certificate required to be delivered pursuant to Section 9.1, in the case of Buyer, in each case, with the specific intent to deceive and mislead the other party with respect to such representations and warranties.

“Freeze Amendment” has the meaning set forth in Section 6.9(b).

“French Code” has the meaning set forth in Section 6.7(e).

“FTC” has the meaning set forth in Section 6.6(c).

“Fund Board Reorganization Approval” has the meaning set forth in Section 6.4(a).

“Fund Documents” means, with respect to a Company Private Fund, the then-current Constituent Documents as well as the then-current offering documents (if any) of such Company Private Fund and any Side Letter with respect to such Company Private Fund.

“Fund Investor” means an investor in any Company Fund.

“Fund Reorganization” has the meaning set forth in Section 6.4(a)(i).

“Fund Reorganization Proxy Statement/Prospectus” has the meaning set forth in Section 6.4(a)(ii).

“Fund Shareholder Reorganization Approval” has the meaning set forth in Section 6.4(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“GIPS” has the meaning set forth in Section 3.12(l).

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the Bank Secrecy Act; the USA Patriot Act; and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Governance Charter Amendment” means the proposed amendment to the Buyer Certificate of Incorporation regarding certain matters related to the size of the Board of Directors of Buyer, included in the form of Charter Amendment attached as Annex D hereto.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or Self-Regulatory Organization.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Governmental Plan” has the meaning set forth in Section 3.13(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means income Taxes and franchise, gross receipts, profits, margin and similar Taxes imposed in lieu of an income Tax.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money (including accrued and unpaid (i) interest, (ii) premium thereon and (iii) any prepayment penalties, breakage costs, fees or expenses arising as a result of the discharge of such amount owed), (b) obligations evidenced by bonds, notes or debentures, (c) reimbursement obligations related to letters of credit, bankers’ acceptances, surety or other bonds, in each case, solely to the extent drawn and payable thereunder, (d) earn-out payments, installment payments or other similar payments of deferred or contingent purchase price, (e) redemption value of or value of payments required to terminate, as applicable, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any such Person, whether periodically or upon the happening of a contingency, (f) obligations under financing or capital leases (without giving effect to Accounting Standards Codification 842), (g) any Tax Debt, (h) any guarantees of indebtedness or other obligations of the types described in the foregoing clauses (a) through (g), (i) any unfunded or underfunded liabilities pursuant to any pension (other than the Money Purchase Pension Plan) or nonqualified deferred compensation plan or arrangement accrued or incurred for periods prior to the Closing that have not been remitted as of the Closing (provided, that for purposes of this clause (i), the assets held in any trust established to fund the liabilities of any such nonqualified deferred compensation plan shall reduce the extent to which such liabilities are considered unfunded or underfunded), (j) long-term incentive plan liabilities in respect of Seller LTI Awards, (k) any retirement plan contributions required to be made by the Company or its Subsidiaries to the Seller 401(k) Plans (other than with respect to participant elective deferrals) or the Money Purchase Pension Plan for periods prior to the Closing that have not been remitted as of the Closing, (l) any earned but unpaid compensation (including salary, bonuses (other than the 2024 Bonuses and the Pro-Rata 2025 Bonuses), severance and paid time off) for any period prior to the Closing Date, (m) the 2024 Bonuses and the Pro-Rata 2025 Bonuses, in each case to the extent not paid prior to the Closing Date, (n) the employer portion of any withholding, payroll, employment, social security and unemployment taxes, in each case to the extent not paid prior to the Closing Date, in respect of clauses (i), (j), (k), (l) and (m), and in each case of the foregoing clauses (a) through (n), to the extent not reflected in the Closing Date Net Working Capital as current liabilities of the Company and its Subsidiaries or as a Company Transaction Expense, and excluding any obligation to the extent such obligation is between the Company and any of its Subsidiaries, less (o) any Specified Tax Savings. Indebtedness shall be calculated in accordance with the Accounting Principles. For illustrative purposes, an example calculation of Closing Date Indebtedness is set forth in Exhibit A-4.

“Indemnitee” has the meaning set forth in Section 10.3(c)(i).

“Indemnitor” has the meaning set forth in Section 10.3(c)(i).

“Indemnity Cap” has the meaning set forth in Section 10.3(b)(i).

“Intellectual Property” means all of the following, in all jurisdictions throughout the world: (i) any trademark, service mark, corporate or business name, identifying logo, trade dress, slogan, or brand name or other similar type of name or source identifier (including all goodwill associated with any of the foregoing, and all registrations and applications relating thereto) (“Trademarks”); (ii) works of authorship (whether or not copyrightable), unregistered or registered copyrights (including rights in Software, data, databases and data compilations) and applications for copyright registration; (iii) Internet domain names and social media accounts; (iv) patents and applications for patents (including any and all provisionals, divisionals, continuations, continuations-in-part, extensions and reissues thereof); (v) trade secrets and confidential or proprietary information, data, know-how, ideas, inventions (whether or not patentable), processes, formulae, algorithms, procedures, models, methodologies, customer and supplier information, and business and marketing plans (“Trade Secrets”); and (vi) all other intellectual property rights or proprietary rights (whether registered or unregistered, published or unpublished, and any applications for and registrations of any of the foregoing).

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller or any of Seller’s Affiliates (other than the Company or the Company’s Subsidiaries) to the Company or the Company’s Subsidiaries.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller or any of Seller’s Affiliates (other than the Company or the Company’s Subsidiaries) from the Company or the Company’s Subsidiaries.

“Interim Rule 15a-4 Contract” has the meaning set forth in Section 6.4(a).

“Intervening Event” means any event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that is material to Buyer and its Subsidiaries, taken as a whole, and was not known to, nor reasonably foreseeable by Buyer’s Board of Directors, as of or prior to the date hereof (or, if known, the consequences of which were not known or reasonably foreseeable by Buyer’s Board of Directors); provided, however, that in no event shall the following events, circumstances, changes, effects, developments or conditions occurring or arising after the date hereof constitute an Intervening Event: (a) any change in the price, or change in trading volume, of the Buyer Common Stock; (b) the fact, in and of itself, that Buyer or the Company meets or exceeds, or fails to meet, with respect to any period or periods, any projections or forecasts of earnings or revenues (it being understood that for purposes of this clause (b), the events, circumstances, developments or changes giving rise thereto that are not otherwise excluded from the definition of “Intervening Event” may be taken into account in determining whether there has been a “Intervening Event”); (c) events, circumstances, or changes in circumstances resulting from or arising out of the execution, public announcement or pendency of, or any actions required to be (or refrained from being) taken by the parties to this Agreement of this Agreement (including any adverse change in client, employee or business partner relationships or any litigation in connection with the Contemplated Transactions); or (d) any event, circumstance, change, effect, development or condition affecting securities or financial markets or general economic conditions in the United States or elsewhere in the world, or any changes in political conditions, except if such event, circumstance, change, effect, development or condition disproportionately adversely affects Buyer and its Subsidiaries or the Company and its Subsidiaries compared to other companies of similar size operating in the industries in which Buyer and its Subsidiaries or the Company and its Subsidiaries, as applicable, operate.

“Intervening Event Notice Period” has the meaning set forth in Section 6.5(f).

“Investment Advisory Services” means any investment advisory or investment management services (including sub-investment advisory and sub-investment management services and the provision of model portfolios) or other related services, including (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) or (ii) the giving of advice with respect to the investment or reinvestment of assets.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulation of the SEC thereunder.

“IP Assignment Agreement” means that IP Assignment Agreement, in the form to be reasonably agreed upon and entered into between certain Amundi Parties and the Company prior to Closing.

“IP Assignment Agreement (ALTO)” means that IP Assignment Agreement (ALTO), in the form attached as Annex G, to be entered into between Amundi IT Services, a French société en nom collectif, and the Company prior to Closing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer set forth on Schedule 1.1(e) following reasonable due inquiry of such person’s direct reports.

“Knowledge of the Company/Seller” means the actual knowledge of the personnel of the Company, Seller or Amundi Parent set forth on Schedule 1.1(f) following reasonable due inquiry of such person’s direct reports.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other legally binding requirements with similar effect of any Governmental Authority.

“Licensed-Back Intellectual Property” means any Owned Intellectual Property (excluding Trademarks) that was used by the Amundi Parties or any of their Affiliates (other than the Company or its Subsidiaries) as of or during the twelve (12) months immediately preceding the Closing Date. Seller hereby acknowledges and agrees, on behalf of itself and its Affiliates, that the Amundi Parties and their Affiliates (other than the Company or its Subsidiaries) have not, in the twelve (12) months immediately preceding the date hereof or at any other time, used any investment models (or any Intellectual Property embedded therein or embodied thereby) that in each case was developed exclusively by or for the Company or its Subsidiaries.

“Licensed IP Contract” means any Contract pursuant to which the Company or any of its Subsidiaries is granted a license, sublicense, covenant not to sue or other rights with respect to any Intellectual Property.

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees; provided, that Losses shall not include consequential, special, incidental, exemplary or similar damages (including lost revenues or profits, diminution of value, loss of opportunities or damages calculated on multiples of earnings or other metrics approaches), or punitive damages, except, in each case, to the extent paid to a third party.

“Money Purchase Pension Plan” means the Amundi US, Inc. Retirement Benefit Plan (f/k/a the Amundi Pioneer Asset Management USA Inc. Retirement Benefit Plan), as may be amended from time to time.

“Nasdaq” means the Nasdaq Global Market.

“Negative Consent Notice” has the meaning set forth in Section 6.4(d).

“Negative Consent Period” has the meaning set forth in Section 6.4(d).

“New Victory CEF IMA” has the meaning set forth in Section 6.4(b)(i).

“NFA” means the National Futures Association.

“Non-Consenting Client” means any Advisory Client, in each case, for which Client Consent has not been obtained (solely to the extent such consent is required in connection with the transactions contemplated by this Agreement) as of the Closing Measurement Date (or the Closing Date, as applicable). For the avoidance of doubt, any Company Open-End Fund for which Fund Board Reorganization Approval and Fund Shareholder Reorganization Approval, and any Company Closed-End Fund for which CEF Board Approval and CEF Shareholder Approval have not been obtained, in each case, as of the close of business on the Closing Measurement Date (or the Closing Date, as applicable), shall be deemed a “Non-Consenting Client” as of such date, regardless of whether an Interim Rule 15a-4 Contract has been approved for such Company Open-End Fund or Company Closed-End Fund (as applicable) as of such date.

“Objection Disputes” has the meaning set forth in Section 2.4(f).

“Off-Shore Master Distribution and Services Agreement” has the meaning set forth in the Recitals.

“On-Shore Master Distribution and Services Agreement” has the meaning set forth in the Recitals.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Other Requisite Regulatory Approvals” means the regulatory approvals identified on Section 6.6(a) of the Company Disclosure Schedule.

“Other Transaction Documents” means the documents being executed and delivered by the parties or their Affiliates in connection with this Agreement and the transactions contemplated hereby, including the Distribution and Services Agreements, the Transition Services Agreements, the IP Assignment Agreement, the IP Assignment Agreement (ALTO), the Shareholder Agreement and the Voting Agreements.

“Owned Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or its Subsidiaries.

“Performance Records” has the meaning set forth in Section 3.12(l).

“Permit” means all licenses, permits, certificates, registrations, concessions, authorizations and approvals issued by or obtained from any Governmental Authority.

“Permitted Acquisition” has the meaning set forth in Section 6.8(d).

“Permitted Lien” means any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, or Lien in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Liens affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto, (iv) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice and (v) any other Liens that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries or Buyer and its Subsidiaries, as applicable, or that will be released on or prior to the Closing Date.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” means any information that, (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual person, household or device or (ii) constitutes “personal data,” “personally identifiable information,” “personal information,” “nonpublic personal information” or similar or equivalent defined term under any applicable Data Protection Law.

“Pioneer Marks” has the meaning set forth in Section 6.18(b).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, commission, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or any Subsidiary has any current or potential material liability.

“Plan Assets” has the meaning set forth in Section 3.13(c).

“Post-Closing Per Share Price” means the Average VWAP of the Buyer Common Stock for the 10-Trading Day period immediately preceding the date that is 90 days following Closing.

“Pre-Closing Covenants” has the meaning set forth in Section 10.1.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending before the Closing Date and the portion through the end of the day immediately preceding the Closing Date for any Straddle Tax Period.

“Process,” “Processing” or “Processed” means any operation or set of operations which is performed upon Personal Information or other data, by any means, such as collection, access, acquisition, recording, organization, storage, cross-border transfer, adaptation or alteration, retrieval, protection, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, disposal, deletion, destruction or any other processing of such data.

“Proprietary Software” means Software included in the Owned Intellectual Property.

“Pro-Rata 2025 Bonuses” has the meaning set forth in the Accounting Principles.

“Prospectus” has the meaning set forth in Section 3.18(c).

“Protection Period” has the meaning set forth in Section 6.9(d).

“PTE 84-14” has the meaning set forth in Section 3.13(b).

“Real Property Leases” has the meaning set forth in Section 3.8(a).

“Registered IP” has the meaning set forth in Section 3.9(a).

“Reimbursement Date” has the meaning set forth in Section 6.7(f)(iii).

“Reports” has the meaning set forth in Section 3.18(c).

“Representatives” means, with respect to any Person, such Person’s, or such Person’s Subsidiaries’, directors, officers, employees, accountants, investment bankers, agents, attorneys and other advisors or representatives (including the employees or attorneys thereof).

“Required Buyer Shareholder Vote” means, (1) with respect to the Share Issuance, the affirmative vote of the holders of a majority of the voting power of the Buyer Common Stock present in person or by proxy and entitled to vote at a meeting of holders of Buyer Common Stock and (2) with respect to each of the Charter Amendments, the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock entitled to vote thereon.

“Restraints” has the meaning set forth in Section 7.1(a).

“Restricted Cash” means, as of any date, (i) with respect to cash and cash equivalents held by the Company Broker-Dealer, solely the portion of such cash and cash equivalents representing the minimum amount required to satisfy the Company Broker-Dealer’s regulatory capital requirement pursuant to 17 CFR § 240.15c3-1 and total estimated 12b-1 payments by the Company Broker-Dealer due in the month following such date and (ii) with respect to cash and cash equivalents held by the Company or any of its Subsidiaries (other than the Company Broker-Dealer), any cash or cash equivalents not immediately available to be freely used or transferred by the Company or such Subsidiaries, including any cash or cash equivalents that are subject to restrictions or limitations on use, whether by Law, by Contract or otherwise.

“Restricted Period” means the period beginning on the Closing Date until the date that is twenty-four (24) months following the Closing Date.

“Retained Employee” has the meaning set forth in Section 6.1(b)(x).

“Run-Rate Adjusted Share Consideration” means a number of shares of Buyer Stock equal to (i) Run-Rate Adjustment Percentage multiplied by (ii) the Base Share Consideration, rounded down to the nearest whole share.

“Run-Rate Adjustment Percentage” means,

(x) if the Closing Run-Rate Percentage is equal to or greater than .935: 1.000 or

(y) if the Closing Run-Rate Percentage is less than .935, a fraction (expressed as a decimal rounded to three decimal places) equal to:

(i) 1 (one)

minus

(ii) the product of:

(A) (1) .935 minus (2) the Closing Run-Rate Percentage; and

(B) 1.351.

“RWI Policy” means the representation and warranty insurance policy described on Schedule 1.1(g).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the U.S. Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations, the E.U. or HM Treasury of the United Kingdom or any enabling legislation or executive order relating to any of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 6.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, the CEA and state “blue sky” laws.

“Seed Capital Investments” means, as of any particular time, the seed capital investments, general partner interests, limited partner interests, or other similar investments or interests in a Company Fund or other Advisory Client that is not a Company Fund, in each case and held by Seller, the Company, the Company’s Subsidiaries, a Company Private Fund GP or any other Seller Related Party.

“Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plans” has the meaning set forth in Section 6.9(a).

“Seller LTI Award” has the meaning set forth in Section 6.9(f).

“Seller Marks” has the meaning set forth in Section 6.18.

“Seller Related Party” means Seller, any of Seller’s Affiliates and any officer or director of Seller or any of Seller’s Affiliates (or any of their family members). Solely for the purposes of this definition, in determining Seller’s “Affiliates,” the term “Affiliate” shall be deemed to exclude clause (i) in the definition of “Affiliate.”

“Seller-Provided IP” means all material Intellectual Property that is licensed to Buyer, the Company or its Subsidiaries pursuant to, or for which access thereto is otherwise provided to Buyer, the Company or its Subsidiaries in, this Agreement or the Other Transaction Documents.

“Share Issuance” means the issuance of shares of Buyer Common Stock and shares of Buyer Preferred Stock pursuant to this Agreement.

“Shareholder Agreement” has the meaning set forth in the Recitals.

“Shrink Wrap Code” means any generally commercially available, non-custom Software in executable code form or generally commercially available hosted or software-as-a-service offering that is available for an annual cost of not more than $25,000 on non-discriminatory terms and conditions.

“Side Letter” means any Contract that relates to investment by any Person in a Company Fund (other than rights governing the investment by all Persons in a Company Fund pursuant to the Constituent Documents of such Company Fund) that has, or has had, the effect of establishing rights under, or altering or supplementing the terms of any Constituent Documents or offering documents of any Company Fund.

“Similar Laws” has the meaning set forth in Section 3.13(b).

“Software” means all software, computer programs, firmware, middleware, application programming interfaces and other code, in each case, whether in source code, object code, or other form, and all documentation associated with the foregoing.

“Specified Deductions” means, for any Tax year, any Tax deductions claimed (or credits claimed) by Buyer or any of its Affiliates related to any Specified Payment made or accrued within such Tax year or the preceding Tax year.

“Specified Deferred Tax Asset” means, any deferred tax asset recorded on the Buyer’s financial statements (or the financial statements of an Affiliate) in accordance with GAAP, as a result of or relating to any Specified Payment.

“Specified Employees” means those individuals whose names are set forth on, or are otherwise described on, Schedule 1.1(c).

“Specified Payment” means any amount or payment (or portion thereof) made or satisfied after the Closing Date in respect of (x) 2024 Bonuses and Pro-Rata 2025 Bonuses, (y) the nonqualified deferred compensation plans or arrangements set forth on Schedule 1.1(d) or (z) the Seller LTI Awards.

“Specified Tax Savings” means, with respect to any Specified Payment to be paid or satisfied after the Closing Date, 24.95% of such Specified Payment, provided, however, to avoid duplication, “Specified Tax Savings” shall not include any Income Tax deduction with respect to a Specified Payment that is deductible for the Company or its Subsidiaries at a “more likely than not” or higher level of confidence in a taxable period ending on or before the Closing Date, to the extent such Income Tax deduction actually reduced (but, not below zero (0) with respect to the specific type of Income Tax liability) Tax Debt, and provided, further, that for purposes of this Agreement, such Income Tax deductions with respect to Specified Payments shall be treated as the last item of deduction or credit claimed by the Company or its Subsidiaries for the relevant Tax year.

“Straddle Tax Period” means any Tax periods that begin before, and end after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person; provided that, for the purposes of this Agreement, no Company Fund shall be deemed to be a Subsidiary of the Company and no Victory Fund shall be deemed to be a Subsidiary of Buyer.

“Tail Expenses” has the meaning set forth in Section 6.11(b).

“Target Net Working Capital” means $27,250,000.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. taxes, charges, fees, levies or other assessments, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge imposed by a Governmental Authority of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Debt” means any (a) accrued and unpaid Income Taxes (including any withholding taxes with respect thereto) of the Company and its Subsidiaries imposed with respect to any Pre-Closing Tax Period, which shall (i) not be less than zero with respect to any type of Tax in any jurisdiction, provided that such amount shall take into account in each applicable jurisdiction and for each applicable Income Tax any net operating loss or Tax credit carryforwards (or similar Tax attributes) actually available under applicable Law to reduce a specific Income Tax liability that would otherwise have been included in Tax Debt in such jurisdiction, and (ii) be computed (A) on the basis of a closing of the books of the Company as of the end of the day immediately preceding the Closing Date in accordance with Section 6.7(c), (B) and in a manner consistent with past practice of the Company and its Subsidiaries except as required by an intervening change in applicable Law after the date hereof, (C) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and all deferred Tax assets and liabilities established for GAAP purposes, (D) by taking into account any applicable estimated tax payments, refunds and overpayments of Income Taxes provided that such estimated tax payments or overpayments may not reduce any type of Tax in any jurisdiction below zero, (E) by treating Transaction Tax Deductions as deductible in the Pre-Closing Tax Period, and (F) by including the amount of Income Taxes imposed on any income deferred under Section 451(c) of the Code (or similar provisions of state, local, or non-U.S. Law) to a Tax period (or a portion thereof) beginning after the Closing Date and (b) without duplication of amounts described in clause (a) and solely to the extent such matter has not been settled and finally satisfied as of the Closing Date, amounts accrued (in accordance with GAAP) in respect of the expected IRS settlement with respect to the matter disclosed on Section 3.14(b)(1) of the Company Disclosure Schedule.

“Tax Return” means any report, return, election, statement or other document filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, collection or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.3(c)(ii)(A).

“Third Party Payments” has the meaning set forth in Section 10.3(b)(iii).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means any day on which trading in Buyer Common Stock occurs on Nasdaq.

“Transaction Tax Deductions” shall mean, Income Tax deductions of the Company or its Subsidiaries to the extent deductible at a “more likely than not” or higher level of confidence for applicable Income Tax purposes (whether in a Pre-Closing Tax Period or on the Closing Date) resulting from the payment of (A) expenses with respect to Closing Date Indebtedness being paid in connection with or after the Closing or (B) Company Transaction Expenses, provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Tax Deduction” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Transfer Taxes” has the meaning set forth in Section 6.7(a).

“Transition Committee” has the meaning set forth in Section 6.3(a).

“Transition Period” has the meaning set forth in Section 6.18(a).

“Transition Services Agreements” has the meaning set forth in Section 6.22.

“Treasury Regulations” means the regulations promulgated under the Code.

“True-Up Run-Rate Adjusted Share Consideration” has the meaning set forth in Section 2.5(b).

“True-Up Run-Rate Adjustment Percentage” has the meaning set forth in Section 2.5(a).

“UCITS” means an undertaking for collective investment in transferable securities formed pursuant to the E.U. Directive 2009/65/EC and successive directives as amended from time to time.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Unrealized Tax Benefits Notice” has the meaning set forth in Section 6.7(f)(i).

“Unrealized Tax Savings Amount” has the meaning set forth in Section 6.7(f)(iii).

“Victory Adviser” means each of Victory Capital Management Inc. and WestEnd Advisors, LLC.

“Victory Advisory Contract” means any written agreement pursuant to which a Victory Adviser provides Investment Advisory Services to any Victory Client.

“Victory Board Appointments” has the meaning set forth in Section 6.4(b)(i).

“Victory Broker-Dealer” means Victory Capital Services, Inc.

“Victory Client” means any client to whom a Victory Adviser provides Investment Advisory Services, including the Victory Funds.

“Victory Closed-End Fund” means any pooled investment vehicle for which a Victory Adviser provides Investment Advisory Services that: (i) is registered as an investment company under the Investment Company Act; and (ii) is not a Victory Open-End Fund.

“Victory ERISA Client” has the meaning set forth in Section 5.18(a).

“Victory Fund GP” means, with respect to each Victory Private Fund, the general partner, managing member, manager, trustee or similar authorized party or controlling person thereof.

“Victory Funds” means any pooled investment vehicle for which a Victory Adviser provides Investment Advisory Services.

“Victory Open-End Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which a Victory Adviser provides Investment Advisory Services that: (i) is registered as an investment company under the Investment Company Act; and (ii) is offering for sale or has outstanding any redeemable security of which it is the issuer.

“Victory Private Fund” means any pooled investment vehicle for collective investment, other than a Victory Public Fund, for which a Victory Adviser provides Investment Advisory Services.

“Victory Public Funds” means (i) the Victory U.S. Registered Funds and (ii) the Victory UCITS.

“Victory Similar Law Client” has the meaning set forth in Section 5.18(a).

“Victory U.S. Registered Fund” means any Victory Open-End Fund or Victory Closed-End Fund.

“Victory UCITS” means any pooled investment vehicle duly authorized, registered and licensed by the relevant regulator in its EU Member State of domicile as a UCITS for which a Victory Adviser provides Investment Advisory Services.

“Voting Agreements” has the meaning set forth in the Recitals.

“VWAP” per share of Buyer Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2. Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References to Annexes, Articles, Schedules, Sections and Exhibits shall refer to annexes, articles, schedules, sections and exhibits of this Agreement, unless otherwise specified;

(d) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(e) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(f) All monetary figures shall be in United States dollars unless otherwise specified;

(g) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(h) “Extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;

(i) “Or” is used in the inclusive sense of “and/or”; and

(j) References to any Person include that Person’s successors and permitted assigns.

Article II
Contribution

2.1. Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. Eastern Time on the third Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree in writing; provided, that if the date determined pursuant to the foregoing is not the first Business Day of the calendar month in which it occurs, then the Closing shall occur on the first Business Day of the next calendar month. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2. Contribution; Consideration.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall contribute to Buyer, and Buyer shall accept the contribution of, the Company Shares, free and clear of all Liens.

(b) The aggregate consideration to be delivered by Buyer in exchange for Seller’s contribution of the Company Shares to Buyer shall be the Final Adjusted Share Consideration.

2.3. Payments/Deliveries at the Closing.

(a) The aggregate consideration to be delivered by Buyer at the Closing in exchange for Seller’s contribution of the Company Shares to Buyer shall be the Estimated Closing Share Consideration, with the allocation between shares of Buyer Common Stock and shares of Buyer Preferred Stock determined in accordance with Section 2.3(d).

(b) No fewer than four (4) Business Days prior to the Closing Date, Buyer shall deliver to Seller a certificate setting forth Buyer’s good faith calculation of the Buyer Fully Diluted Shares as of the Closing Measurement Date, with reasonable supporting detail with respect to such calculation. Not fewer than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer a statement (the “Estimated Closing Date Statement”) setting forth (x) the Company’s good faith estimate and calculation, in reasonable detail, of (i) the Aggregate Closing Advisory Revenue Run-Rate, (ii) the Closing Run-Rate Percentage and (iii) the Run-Rate Adjustment Percentage, (y) the Company’s good faith estimate and calculation, in reasonable detail, of (i) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (iii) Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”), and (iv) Closing Date Cash (“Estimated Closing Date Cash”), in each case of this clause (y), prepared in accordance with the Accounting Principles and (z) the Estimated Closing Share Consideration. The Estimated Closing Date Statement shall also set out the amounts of Closing Date Cash or Closing Date Net Working Capital distributed to Seller pursuant to Section

6.17. The Estimated Closing Date Statement shall be delivered with reasonable supporting detail with respect to the calculation of all amounts included therein, and to the extent reasonably requested by Buyer, Seller shall use commercially reasonable efforts to make available to Buyer the employees and auditors of the Company and its Subsidiaries involved, and work papers used, in preparing the Estimated Closing Date Statement. Seller will promptly review any comments proposed by Buyer to the Estimated Closing Date Statement and will consider, in good faith, any appropriate changes in light of such comments; provided, that unless any such comments are agreed by Seller, the Estimated Closing Date Statement as delivered by Seller shall be used for purposes of the Closing. For the avoidance of doubt, no comments provided by Buyer shall constitute acceptance by Buyer of the Estimated Closing Date Statement for purposes of any post-Closing adjustment.

(c) The “Estimated Closing Share Consideration” shall be equal to the Base Share Consideration (provided, that solely for purposes of calculating the Estimated Closing Share Consideration, the Buyer Fully Diluted Shares as of the Closing Measurement Date shall be used), as shall be adjusted as follows:

(i) if the Closing Run-Rate Percentage as set forth in the Estimated Closing Date Statement is less than .935, the number of shares of Buyer Stock to be delivered by Buyer at the Closing for Seller’s contribution of the Company Shares to Buyer shall equal the Run-Rate Adjusted Share Consideration, subject to further adjustment as provided in this Section 2.3; and

(ii) if the Estimated Closing Financial Adjustment Amount is positive, the Base Share Consideration (or, if there is an adjustment pursuant to Section 2.3(c)(i), the Run-Rate Adjusted Share Consideration) shall be reduced by a number of shares of Buyer Stock equal to the Estimated Closing Financial Adjustment Number; or

(iii) if the Estimated Closing Financial Adjustment Amount is negative, the Base Share Consideration (or, if there is an adjustment pursuant to Section 2.3(c)(i), the Run-Rate Adjusted Share Consideration) shall be increased by a number of shares of Buyer Stock equal to the Estimated Closing Financial Adjustment Number; provided, that the Seller has complied with its obligations under Section 6.17.

(d) The Estimated Closing Share Consideration shall consist of (i) a number of shares of Buyer Common Stock equal to the Closing Common Stock Consideration and (ii) a number of shares of Buyer Preferred Stock equal to the Closing Preferred Stock Consideration. Notwithstanding anything to the contrary in this Agreement, if the issuance or forfeiture of Buyer Stock pursuant to this Section 2.3 or any other provision of this Agreement would result in Seller, immediately after such issuance or forfeiture, holding a number of shares of Buyer Common Stock representing more than 4.9% of the number of issued and outstanding shares of Buyer Common Stock as of such time (taking into account the Buyer Common Stock that is part of the Estimated Closing Share Consideration), such issuance or forfeiture shall be reallocated between Buyer Common Stock and Buyer Preferred Stock such that Seller, immediately after such reallocation, shall not hold a number of shares of Buyer Common Stock representing more than 4.9% of the number of issued and outstanding shares of Buyer Common Stock at such time (taking into account the Buyer Common Stock that is part of the Estimated Closing Share Consideration, Closing Share Consideration or the Final Adjusted Share Consideration, as applicable).

(e) Illustrative calculations of the Estimated Closing Share Consideration, the Closing Common Stock Consideration and the Closing Preferred Stock Consideration are attached hereto as Exhibit E.

(f) At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the Company Transaction Expenses (based upon the Estimated Closing Date Statement) by wire transfer of immediately available funds as directed by Seller.

(g) Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall file with the Delaware Secretary of State in accordance with the Delaware General Corporation Law (1) the Certificate of Designation, (2) the Governance Charter Amendment, (3) if Buyer shall have obtained the Required Buyer Shareholder Vote for the Authorized Share Increase Amendment, the Authorized Share Increase Amendment and (4) if Buyer shall have obtained the Required Buyer Shareholder Vote for the Corporate Opportunity Charter Amendment, the Corporate Opportunity Charter Amendment.

2.4. Post-Closing Adjustment to the Estimated Closing Share Consideration.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Date Statement”) setting forth:

(i) Buyer Fully Diluted Shares as of the close of business on the date immediately prior to the Closing Date;

(ii) the Aggregate Closing Advisory Revenue Run-Rate, the Closing Run-Rate Percentage and the Run-Rate Adjustment Percentage; provided that for purposes of calculating the Aggregate Closing Advisory Revenue Run-Rate (and all of the components thereof) in the Closing Date Statement, “Closing Date” shall replace the “Closing Measurement Date”; and

(iii) Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Company Transaction Expenses and Closing Date Cash, in each case prepared in accordance with the Accounting Principles.

(b) The Run-Rate Adjusted Share Consideration shall be re-calculated using the Aggregate Closing Advisory Revenue Run-Rate, the Closing Run-Rate Percentage, the Run-Rate Adjustment Percentage and the Buyer Fully Diluted Shares set forth in the Closing Date Statement, as finally determined pursuant to this Section 2.4 (as so calculated, the “Closing Run-Rate Adjusted Share Consideration”), and adjusted as follows:

(i) if the Closing Date Financial Adjustment Amount is positive, as finally determined pursuant to this Section 2.4, the Closing Run-Rate Adjusted Share Consideration shall be reduced by a number of shares of Buyer Stock equal to the Closing Date Financial Adjustment Number; or

(ii) if the Closing Date Financial Adjustment Amount is negative, as finally determined pursuant to this Section 2.4, the Closing Run-Rate Adjusted Share Consideration shall be increased by a number of shares of Buyer Stock equal to the Closing Date Financial Adjustment Number.

(c) The Closing Run-Rate Adjusted Share Consideration, as adjusted pursuant to Sections 2.4(b)(i) and 2.4(b)(ii) is referred to as the “Closing Share Consideration.”

(d) In the event that the Closing Share Consideration, as finally determined pursuant to this Section 2.4, is greater than the Estimated Closing Share Consideration, Buyer shall deliver to Seller a number of shares of Buyer Preferred Stock equal to the difference between the Closing Share Consideration and the Estimated Closing Share Consideration. In the event that the Estimated Closing Share Consideration is greater than the Closing Share Consideration, as finally determined pursuant to this Section 2.4, Seller shall forfeit a number of shares of Buyer Preferred Stock equal to the difference between the Estimated Closing Share Consideration and the Closing Share Consideration.

(e) Notwithstanding anything to the contrary in this Agreement, if the issuance, or forfeiture, of Buyer Stock pursuant to Section 2.4(d) or 2.5(c) would result in Seller, immediately after such issuance or forfeiture, holding a number of shares of Buyer Common Stock representing more than 4.9% of the number of issued and outstanding shares of Buyer Common Stock as of such time (taking into account the Buyer Common Stock that is part of the Closing Share Consideration), such issuance or forfeiture shall be reallocated between Buyer Common Stock and Buyer Preferred Stock such that Seller, immediately after such reallocation, shall not hold a number of shares of Buyer Common Stock representing more than 4.9% of the number of issued and outstanding shares of Buyer Common Stock as of such time (taking into account the Buyer Common Stock that is part of the Closing Share Consideration or Final Adjusted Share Consideration, as applicable).

(f) If Seller disagrees with the Closing Date Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Date Statement to Seller (the “Objection Disputes”). During the thirty (30) day period of its review, Seller shall have reasonable access to the chief financial officer of Buyer and any relevant documents, schedules or work papers used in the preparation of the Closing Date Statement. The failure of Seller to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Closing Date Statement to Seller shall be deemed acceptance of the Closing Date Statement and the Closing Share Consideration and the adjustments, if any, pursuant to Section 2.4(d).

(g) Subject to this Section 2.4(g), Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties. If Buyer and Seller are unable to resolve all Objection Disputes within thirty (30) days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall be referred for final determination to the Accounting Arbitrator within fifteen (15) days thereafter. The Accounting Arbitrator shall be directed to only consider those items and amounts set forth on the Closing Date Statement as to which Buyer and Seller have disagreed within the time periods and on the terms specified in this Section 2.4(g) and shall be directed to resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall be directed to deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. The Accounting Arbitrator shall be directed to select as a resolution for any unresolved Objection Disputes a position within the range of values assigned to such Objection Dispute by Buyer and Seller (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review). Absent fraud or manifest error, such report shall be final and binding upon all of the parties to this Agreement. Upon the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.4(f), the Closing Date Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Closing Date Statement for purposes of calculating the Closing Share Consideration pursuant to this Section 2.4. Buyer and Seller shall each be responsible for the fees and expenses of the Accounting Arbitrator pro rata, as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Seller compared to the determination of the Accounting Arbitrator.

(h) For all Tax purposes, any adjustments to the Estimated Closing Share Consideration shall be treated by the parties hereto as an adjustment to the consideration, to the maximum extent permitted by applicable Law.

2.5. Post-Closing Run-Rate Adjustment Amount True-Up.

(a) If the Closing Run-Rate Percentage reflected in the Closing Date Statement, as finally determined pursuant to Section 2.4, is less than .935, then within ten (10) Business Days following the date that is the later of (i) 180 days after the Closing Date and (ii) the final determination of the Closing Share Consideration pursuant to Section 2.4, Buyer shall recalculate the Run-Rate Adjustment Percentage as of the Closing Date and provide reasonable supporting documentation for such calculation to Seller, provided that the “Aggregate True-Up Advisory Revenue Run-Rate” shall be used instead of the “Aggregate Closing Advisory Revenue Run-Rate” in the calculation of Closing Run-Rate Percentage (the “True-Up Run-Rate Adjustment Percentage”). For the avoidance of doubt, for purposes of determining the True-Up Run-Rate Adjustment Percentage under this Section 2.5, (i) a Company Open-End Fund shall be a Non-Consenting Client if Fund Shareholder Reorganization Approval was not obtained as of Closing and has not been obtained within 150 days following Closing (or such other longer period as mutually agreed upon between Buyer and Seller to be consistent with applicable relief from certain provisions of Section 15(a) of the Investment Company Act); (ii) a Company Closed-End Fund shall be a Non-Consenting Client if CEF Shareholder Approval was not obtained as of Closing and has not been obtained within 150 days following Closing (or such other longer period as mutually agreed upon between Buyer and Seller to be consistent with applicable relief from certain provisions of Section 15(a) of the Investment Company Act); and (iii) if Fund Shareholder Reorganization Approval or CEF Shareholder Approval, as applicable, is obtained within such period, such Company Open-End Fund or Company Closed-End Fund, as applicable, shall not be deemed a Non-Consenting Client. Any disputes that arise with respect to such calculation shall be resolved in accordance with the dispute procedures set forth in Section 2.4(g).

(b) The Run-Rate Adjusted Share Consideration shall be re-calculated using the True-Up Run-Rate Adjustment Percentage instead of the Run-Rate Adjustment Percentage (as so recalculated, the “True-Up Run-Rate Adjusted Share Consideration”).

(c) If the True-Up Run-Rate Adjusted Share Consideration, as finally determined pursuant to Section 2.4(g), is greater than the Closing Run-Rate Adjusted Share Consideration, then Buyer shall issue to Seller a number of shares of Buyer Preferred Stock equal to the difference between the True-Up Run-Rate Adjusted Share Consideration and the Closing Run-Rate Adjusted Share Consideration.

(d) In no event will the Final Adjusted Share Consideration exceed an aggregate number of shares equal to the sum of (A) 26.1% of Buyer Fully Diluted Shares calculated as of the Closing Date (taking into account the Final Adjusted Share Consideration) and (B) (x) if the Closing Date Financial Adjustment Amount is negative, the Closing Date Financial Adjustment Number, and (y) if the Closing Date Financial Adjustment Amount is positive, zero.

(e) Buyer shall bear (and pay or reimburse, as applicable) 50% of all Consent Expenses accrued as of the Closing Date, and to that end shall reimburse Seller for 50% of all Consent Expenses (i) paid by the Company or its Subsidiaries prior to the Closing or (ii) paid or payable by Seller or its Affiliates (other than the Company or its Subsidiaries) prior to the Closing. Any Consent Expenses accrued following the Closing Date shall be borne by the Company on the one hand, and Seller, on the other hand, taking into account Seller’s post-closing equity ownership in Buyer such that Seller shall bear 50% of such Consent Expenses in the aggregate on a direct and indirect basis.

2.6. Withholding.

Buyer, Seller, the Company, and their respective Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or non-U.S. Law, provided that (other than with respect to compensatory payments or in the case of any deduction or withholding as a result of a failure to deliver the certificate and notice described in Section 8.4 (FIRPTA)) the applicable payor shall have used commercially reasonable efforts to notify the applicable recipient of its intent to deduct or withhold and delivered an explanation of the legal requirement for such deduction or withholding, and discussed in good faith with such recipient whether such Taxes can be mitigated under applicable Law. To the extent that amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made. The parties hereto acknowledge and agree that, as of the date hereof, provided Seller delivers the certificate described in Section 8.4 (FIRPTA), no withholding or deduction on account of Taxes is required under applicable Law with respect to the consideration payable or otherwise deliverable to Seller hereunder.

2.7. Aggregate Base Date Advisory Revenue Run-Rate Adjustment.

The parties shall comply with the terms set forth on Schedule 1.1(b).

Article III
Representations and Warranties of Seller

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

3.1. Organization and Power.

(a) Each of the Company and the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and the Company’s Subsidiaries has all corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) True, complete and correct copies of the Constituent Documents of the Company and the Company’s Subsidiaries, each as in effect as of the date of this Agreement, have been delivered to Buyer.

3.2. Authorization and Enforceability.

The execution and delivery of the Other Transaction Documents to which the Company is a party and the performance by the Company of its obligations thereunder have been, or will be as of the Closing, duly authorized by the Company, and no other corporate proceedings on the part of the Company will, as of the Closing, be necessary to authorize the execution, delivery and performance of the Other Transaction Documents to which the Company is, or will be, a party. Each of the Other Transaction Documents to be executed and delivered at the Closing by the Company will be, at the Closing, duly authorized, executed and delivered by the Company and constitutes, or as of the Closing will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3. Capitalization of the Company; Subsidiaries.

(a) Seller is the record and beneficial owner of 3,221 Company Shares. The Company Shares are the only Equity Securities of the Company. All outstanding Company Shares are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom. No other Equity

Securities of the Company are issued, reserved for issuance or outstanding. All Equity Securities of the Company are held by Seller, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the purchase, repurchase, sale or voting of any Equity Securities of the Company.

(b) Amundi US, Inc., Amundi Asset Management US, Inc., and Amundi Distributor US, Inc. are the Company’s only Subsidiaries and they are each duly formed, validly existing and in good standing under the Laws of their respective jurisdictions of organization. All outstanding Equity Securities of such Subsidiaries are duly authorized, have been validly issued and are fully paid and non-assessable, are owned, directly or indirectly, by the Company, and were issued in compliance with applicable securities Laws or exemptions therefrom. No other Equity Securities of such Subsidiaries are issued, reserved for issuance or outstanding. Such Subsidiaries are not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the sale or voting of any Equity Securities of the such Subsidiaries. There have been no repurchases or redemptions of any Equity Securities of the Company in the past three years.

3.4. No Violation.

The execution and delivery by the Company of the Other Transaction Documents to which the Company is a party, the performance by the Company of its obligations under the Other Transaction Documents to which the Company is a party and the consummation of the Contemplated Transactions will not (a) conflict with or violate any provision of the Constituent Documents of the Company or any of its Subsidiaries in any material respect, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5, Section 4.4 and Section 6.4 have been obtained and all filings described therein have been made and except as set forth in Section 3.4(b) of the Company Disclosure Schedule, (i) conflict with or violate any Law applicable to the Company or its Subsidiaries, or (ii) conflict with, violate or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, any of the terms, conditions or provisions of any Company Material Contract, or (c) result in the creation of, or require the creation of, any Lien upon any Company Shares, except, in the cases of clauses (b) or (c), to the extent such conflict, violation, breach, default, liability, Lien or other result described in such clauses, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5. Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”), other than in relation to Tax, labor and employment, employee benefits or intellectual property matters, are required to be obtained or made by (x) the Company or any of its Subsidiaries or (y) any Affiliate of Amundi Parent in connection with the execution and delivery by the Company of, and the performance by the Company of its obligations under, any Other Transaction Documents to which the Company is, or is to be, a party or the consummation by the Company of the Contemplated Transactions,

other than (a) compliance with the HSR Act or other applicable Laws relating to antitrust, competition, trade regulation or foreign direct investment; (b) the filings to or with the Governmental Authorities with respect to the approvals referred to in Section 6.6; (c) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule; and (d) Governmental Consents, other than those required under Section 3.5(c), the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6. Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of Amundi US, Inc. and its Subsidiaries as of, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the years ended, December 31, 2021, December 31, 2022, and December 31, 2023 and (ii) the unaudited consolidated balance sheet of Amundi US, Inc and its Subsidiaries as of, and the related unaudited statement of operations, for the three-month period ended March 31, 2024 (the “Unaudited Financial Statements”). Each of the Financial Statements has been, and as of the Closing Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 6.3(e) will be, prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in the notes thereto) and fairly presents, and as of the Closing Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 6.3(e) will fairly present, in all material respects the consolidated financial condition of Amundi US, Inc. and its Subsidiaries as of its respective date and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of Amundi US, Inc. and its Subsidiaries for the period covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

(b) The Company and its Subsidiaries maintain internal controls over financial reporting that are designed to provide reasonable assurance that financial reporting and preparation of financial statements practices are sufficient to produce financial statements that, in all material respects, fairly present in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the financial position, results of operations, cash flows, comprehensive income and changes in stockholders’ equity of Amundi US, Inc. and its Subsidiaries, as applicable, in each case in accordance with applicable Law.

(c) There are no “off balance sheet arrangements” (as defined by Item 2.03 of Form 8-K) in respect of the Company or its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any material liabilities of any kind (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due), other than (i) liabilities that are reflected or reserved against in the balance sheet included in the Unaudited Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the balance sheet included in the Unaudited Financial Statements, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iv) arising in the ordinary course under any Contract to which Amundi US, Inc. or any of its Subsidiaries is a party except to the extent arising from Amundi US, Inc.’s or its applicable

Subsidiary’s breach of any such contract or (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7. Absence of Certain Changes.

Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Unaudited Financial Statements, since the date of the balance sheet included in the Unaudited Financial Statements through the date hereof, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course, and there has not been any change in their respective assets, properties, business, results of operations or condition (financial or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.8. Real Property.

(a) Section 3.8(a) of the Company Disclosure Schedule includes a true and complete list, as of the date hereof, of all real property leases or subleases used by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party as lessee or lessor (the “Real Property Leases”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the leasehold interests of the Company or its Subsidiaries relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.

(b) Neither the Company nor any of its Subsidiaries owns any real property.

3.9. Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all (i) Owned Intellectual Property that is registered or filed with or by any Governmental Authority, quasi-public legal authority or private registrar in any jurisdiction (including applications for any of the foregoing), including (A) patents and patent applications, (B) registered Trademarks and Trademark applications, (C) registered copyrights and copyright applications, and (D) Internet domain name registrations (each of subclauses (i)(A)-(D), the “Registered IP”), (ii) material unregistered Trademarks included in the Owned Intellectual Property, (iii) social media accounts and identifiers included in the Owned Intellectual Property, and (iv) material software included in the Owned Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and owners(s) (beneficial and record). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (x) all Registered IP is subsisting and, to the Knowledge of the Company/Seller, valid and enforceable, and (y) all issuance, renewal, maintenance and other similar payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, all of the Seller-Provided IP is either owned by Seller or its Affiliates or is used by either Seller or its Affiliates pursuant to a valid Contract, which Contract permits Seller to legally and validly license or provide access to the Seller-Provided IP to Buyer, the Company or its Subsidiaries pursuant to this Agreement and the Other Transaction Documents.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, and other than the Seller Marks, the Owned Intellectual Property, together with the Seller-Provided IP and the Intellectual Property licensed to the Company or any Subsidiary under a Licensed IP Contract constitute all Intellectual Property (other than rights to the ALTO Platform) used, held for use or necessary for the operation of the conduct of the businesses of the Company and its Subsidiaries as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, all Owned Intellectual Property is exclusively owned by the Company or a Subsidiary of the Company, and the Company and its Subsidiaries have a valid right to use all other Company Intellectual Property as currently used in the conduct of their businesses (provided that the foregoing shall not be construed as a representation of non-infringement), in each case, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, (i) the Company and its Subsidiaries are not subject to any injunction or other specific judicial, administrative, or other administrative order that restricts or impairs the use or distribution of any Owned Intellectual Property, and (ii) no Person has alleged or asserted, in writing, to the Knowledge of the Company/Seller, that any Owned Intellectual Property is not owned by the Company or its Subsidiaries or that rights thereto are invalid or unenforceable. Except (A) as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries and (B) as contemplated by the Other Transaction Documents, the consummation of the transactions contemplated by this Agreement will not alter or impair any rights of the Company or any of its Subsidiaries in or to any Company Intellectual Property (other than Intellectual Property in and to the ALTO Platform).

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the products and services of the Company and its Subsidiaries, nor the conduct of the businesses of the Company and its Subsidiaries as currently conducted and as previously conducted in the past three (3) years, infringes, dilutes, misappropriates or otherwise violates, and have not infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, Section 3.9(c) of the Company Disclosure Schedule sets forth a true, accurate, and complete list of all Actions that are pending, or to which the Company or any of its Subsidiaries was a party in the last three (3) years, (i) in which it is alleged that the Company or any of its Subsidiaries has or currently infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any Person, or (ii) challenging the validity or enforceability of, or the Company’s or its Subsidiaries’ rights in, the Owned Intellectual Property.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, to the Knowledge of the Company/Seller, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated in the past three (3) years, any Owned Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, Section 3.9(d) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all Actions that are pending, or to which the Company or any of its Subsidiaries was a party in the last three (3) years, in which it is alleged that any Person has or currently infringes, misappropriates or otherwise violates any Owned Intellectual Property.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, each current and former officer, director, employee, agent, outside contractor, and consultant of the Company or any of its Subsidiaries who has created or developed any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed a proprietary information and inventions agreement (or similar agreement) presently assigning to the Company or such Subsidiary all right, title and interest in and to any Intellectual Property created or developed for or on behalf of the Company or its Subsidiaries (and deeming all copyrightable works created by such Person to be works made for hire for the Company or its Subsidiaries) and, to the Knowledge of the Company/Seller, no current or former officer, director, employee, agent, outside contractor, or consultant is or was, as the case may be, in violation thereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, no funding, facilities or personnel of any Governmental Authority, research center or educational institution were used to develop or create, in whole or in part, any Owned Intellectual Property.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to safeguard and maintain their proprietary rights in and to Owned Intellectual Property and the secrecy and confidentiality of Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company/Seller, none of the Trade Secrets included in the Company Intellectual Property has been used, disclosed, or appropriated to the detriment of the Company or any of its Subsidiaries without authorization.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company or its Subsidiaries, (i) the Software, hardware, networks, interfaces, servers, IT systems, workstations, routers, hubs, switches, data communications lines, other information technology equipment, and related systems and equipment, in each case owned, leased, licensed or used by the Company or any of its Subsidiaries (collectively, “Company Computer Systems”) are reasonably adequate for each of the Company’s and its Subsidiaries’ current needs in the operations of their businesses in light of the size and nature of their respective businesses and operate in accordance with their respective documentation, (ii) other than a Company Data Security Breach which is covered in Section 3.10(d), since the date that was three years prior to the date hereof, there have been no failures, crashes, or other adverse events affecting the Company Computer Systems, which in the event of any of the foregoing, has caused disruption to any business of the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries provide for the back-up and recovery of data and have implemented and maintain industry-standard and commercially reasonable disaster recovery plans, procedures and facilities, (iv) the Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with reasonable and appropriate measures with respect to technical and physical security measures) to protect the integrity and security of such Company Computer Systems and the information stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties and there has been no such misuse or unauthorized use, access, disclosure or modification, and (v) no such Company Computer Systems nor any Proprietary Software contains any computer code, contaminant, bug, vulnerability, defect, error or any other mechanisms which are designed and intended to (A) disrupt, disable, erase, harm or otherwise adversely affect in any way such Company Computer Systems’ or Proprietary Software’s operation, functionality, performance, use, availability, security or integrity, or to damage, corrupt, harm or otherwise adversely affect any data, hardware, storage media, programs, equipment or communications of a Company Computer System, or (B) permit any Person to access such Company Computer System or Proprietary Software without authorization.

(h) Section 3.9(h)(i) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all material Proprietary Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, with respect to the Proprietary Software, the Company and its Subsidiaries have not disclosed or licensed, and have no duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Proprietary Software to any Person who is not an employee, independent contractor or consultant of the Company or its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries have in their possession and control copies of the source code and object code for all Proprietary Software and copies of all documentation related thereto. Except as set forth in Section 3.9(h)(ii) of the Company Disclosure Schedule, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries have not used any open source, public source or freeware software licensed pursuant to the GNU general public license, Affero General Public License, limited general public license or any other similarly restrictive license in connection with any Proprietary Software in a manner that would (i) require them to disclose or distribute any source code for such Proprietary Software or Owned Intellectual Property to any other Person, (ii) create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Owned Intellectual Property or Proprietary Software (including any agreement not to assert patents), or (iii) otherwise impose any limitation or restriction on them with respect to the Proprietary Software or any Owned Intellectual Property.

3.10. Privacy.

(a) The Company and the Company’s Subsidiaries comply, and since the date that was three years prior to the date hereof have complied, with applicable Data Protection Requirements in all material respects.

(b) (i) Since the date that was three years prior to the date hereof, there are and have been no material Actions against the Company or any of its Subsidiaries and (ii) no notice, written complaint, written claim, enforcement action, inquiry, audit or litigation has been served on the Company or any of the Company’s Subsidiaries, in each case, by any third party or any Governmental Authority alleging any actual or potential material violation of any Data Protection Requirements by the Company or any of the Company’s Subsidiaries.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and the Company’s Subsidiaries have taken commercially reasonable steps to establish and maintain physical technical, and administrative safeguards that comply with applicable Data Protection Requirements and that are designed to (i) protect the operation, confidentiality, integrity and security of Personal Information and confidential business data and the Company Computer Systems that are involved in the Processing of Personal Information or confidential business data; (ii) identify internal and organizational risks to the confidentiality, integrity, security and availability of Personal Information or confidential business data, taking into account the sensitivity of such data; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any Company Data Security Breach.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, since the date that was three years prior to the date hereof, there have been no Company Data Security Breaches.

3.11. Contracts.

(a) Company Material Contracts. Section 3.11(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (the “Company Material Contracts”):

(i) Contracts evidencing indebtedness for borrowed money (other than (A) solely between the Company and its Subsidiaries and (B) advances to employees made in the ordinary course of business or for any earned and unpaid compensation for any period prior to the Closing Date);

(ii) Advisory Contracts with (A) each Company Fund, (B) each Company Direct Client that is not a Company Fund and (C) each Company Affiliate Delegating Party;

(iii) Contracts with any of the top twelve (12) distributors or intermediaries of the Company and its Subsidiaries, taken as a whole, based on revenue for the twelve-month period ended December 31, 2023;

(iv) Contracts relating to the settlement of any Action involving the Company or any of its Subsidiaries at any time during the three years prior to the date hereof (A) requiring payment by the Company or any of its Subsidiaries of any amount in excess of $1,000,000 or (B) imposing any material ongoing obligation on the Company or any of its Subsidiaries (other than release, non-disparagement or confidentiality obligations);

(v) Contracts for the acquisition or disposition of any business of any other Person entered into by the Company or any of its Subsidiaries at any time during the three years prior to the date hereof and pursuant to which the Company of any of its Subsidiaries has continuing material rights or obligations (other than release, confidentiality or similar obligations);

(vi) Contracts evidencing any capital lease obligation or commitment to make a capital expenditure, in each case, in excess of $500,000 during any calendar year;

(vii) Contracts with any of the top twenty (20) vendors of the Company and its Subsidiaries, taken as a whole, measured by dollar volume of purchases by the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended December 31, 2023;

(viii) any joint venture, strategic alliance, partnership or other similar agreement;

(ix) any Contract requiring the Company or any of its Subsidiaries to make any future capital contribution to, or other investment in, any Person other than the Company or any of its Subsidiaries;

(x) any Company Material Contract that contains (A) “most favored nation” or similar provisions running against the Company or any of its Subsidiaries, (B) “clawback” or similar obligations running against the Company or any of its Subsidiaries requiring the reimbursement or refund of fees in excess of $1,000,000 or (C) “key person” provisions (including any giving rise to rights of termination of, or obligations to notify, other parties);

(xi) each Licensed IP Contract, other than (A) Contracts for the non-exclusive use of Shrink Wrap Code; (B) Contracts containing ancillary licenses that are non-exclusive and merely incidental to the main purpose of the Contract; and (C) confidentiality or nondisclosure Contracts entered into in the ordinary course of business;

(xii) each Company IP Contract, other than (A) Contracts containing nonexclusive licenses granted by the Company or any of its Subsidiaries parties and entered into in the ordinary course of business with customers and (B) confidentiality or nondisclosure Contracts entered into in the ordinary course of business;

(xiii) any finder’s agreement for soliciting, distributing, selling or promoting Investment Advisory Services by or to the Company or any of its Subsidiaries;

(xiv) Contracts preventing the Company or any of its Subsidiaries from engaging in any line of business, acquiring any entity or competing with any Person or in any market or geographical area in any material respect; and

(xv) the Real Property Leases.

(b) Status of Company Material Contracts. A true and complete copy in all material respects of each Company Material Contract has been made available to Buyer. Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, all Company Material Contracts are valid, binding and in full force and effect and enforceable against the Company or its Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Company Material Contract, there is no claim in writing from any other party to such Company Material Contract for breach or default on the part of the Company or its Subsidiaries thereunder, except for such breaches or defaults which would not constitute a material breach or default under such Company Material Contract. The Company has not received any written notice of cancellation or termination under any option or right reserved to the other party to any Company Material Contract.

3.12. Compliance with Laws.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company nor any of its Subsidiaries is nor has been during the three years prior to the date hereof in violation of any Law that is applicable to it or the conduct or operation of its business and (y) except for examinations conducted by a Governmental Authority in the ordinary course of business, (i) no unresolved investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending, and no Governmental Authority has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company/Seller, orally of its intention to conduct the same and (ii) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company/Seller, oral notice or communication (A) of any unresolved violation or exception by any Governmental Authority relating to any examination of the Company, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(b) (i) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) each of the Company and its Subsidiaries has at all times during the three years prior to the date hereof held all Permits in each jurisdiction that are necessary for the operation of its business as presently conducted and the ownership of its property and assets, (B) as of the date hereof, all such Permits are in full force and effect and have not been suspended, cancelled, modified, or revoked and (C) assuming the receipt of all Governmental Consents contemplated by Section 3.5, Section 4.4 and Section 5.4, no such Permit of the Company or its Subsidiaries will terminate or lapse solely by reason of the transactions contemplated by this Agreement, and (ii) all material Permits relating to the registration of the Company Adviser as an investment adviser and the Company Broker-Dealer as a broker-dealer are listed on Section 3.12(b)(ii) of the Company Disclosure Schedule.

(c) Each of the Company, its Subsidiaries, and the Company Funds, as applicable, have complied in all material respects with any order, no-action letter and authorization issued to them.

(d) Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is, or since the date that was three years prior to the date hereof has been, registered, licensed, or qualified (or required to be so registered) as an investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, transfer agent, bank, commodity broker-dealer, futures commission merchant, swap dealer, security-based swap dealer, real estate broker, municipal advisor, insurance company, insurance broker, or trust company and (ii) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or its Subsidiaries, within the three years prior to the date hereof, has received written notice of any failure to obtain any registration, license, or qualification as an investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, transfer agent, bank, commodity broker-dealer, futures commission merchant, swap dealer, security-based swap dealer, real estate broker, municipal advisor, insurance company, insurance broker, or trust company.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, and as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the date that was three years prior to the date hereof, the Company and its Subsidiaries have timely filed all material forms, reports, registration statements, schedules and other documents (including Form ADV, Form BD, and Form 7-R), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. The Company Adviser (and Subsidiary thereof, if applicable) is, and at all times required by applicable Law has been, (A) duly registered with the SEC as an investment adviser under the Advisers Act; (B) a “relying adviser” that satisfies each of the conditions set out in the definition of “relying adviser” in the instructions to the Form ADV; or (C) an “exempt reporting adviser” that satisfies each of the conditions set out in Rule 203(l)-1 or Rule 203(m)-1 under the Advisers Act, and such federal registration (or deemed registration in the case of a “relying adviser” or Company Private Fund GP) is in full force and effect. The Company Adviser is not, or since the date that was three years prior to the date hereof has not been, required to be registered, licensed or permitted as an investment adviser, investment manager or in any similar capacity in any state or non-U.S. jurisdiction in which it operates. None of the Company or any of its Subsidiaries, other than the Company Adviser, engages or has engaged in any activities that would require registration as an investment adviser other than pursuant to an exemption from registration. The Company Adviser is, and at all times required by applicable Law has been, duly registered as a commodity trading advisor or commodity pool operator with the CFTC and a member in good standing of the NFA, and none of the Company or any of its Subsidiaries that is not so registered engages in or has engaged in any activities that would require registration as a commodity trading advisor or commodity pool operator other than pursuant to an exemption from registration The Company Broker-Dealer is and at all times required by applicable Law has been a member in good standing of FINRA and duly registered as a broker-dealer with the SEC under the Exchange Act and in each state and all other jurisdictions where such registration, licensing or qualification is so required and none of the Company or any of its Subsidiaries other than the Company Broker-Dealer engages or has engaged in any activities that would require registration as a broker or dealer other than pursuant to an exemption from registration.

(f) Section 3.12(f) of the Company Disclosure Schedule sets out each employee and “associated person” (as that term is defined in the Advisers Act or Exchange Act, as applicable) of the Company or any Subsidiary that is required to be registered in any capacity with the SEC, FINRA or any state, and each such employee is, and at all times that such employee has been employed by the Company or any of its Subsidiaries and required by applicable Law has been, duly registered as such and such registration is in full force and effect.

(g) The Company has made available to Buyer prior to the date of this Agreement true and complete copies of the current Uniform Application for Investment Adviser

Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to Amundi Asset Management US, Inc., including Parts 1, 2 and 3 thereof, reflecting all amendments thereto to the date of this Agreement (“Form ADV”); the current Form BD and Form CRS of the Company Broker-Dealer that is on file with the SEC and FINRA as of the date of this Agreement; a copy of the Company Broker-Dealer’s FINRA membership agreement as of the date hereof; and the current Form 7-R of the Company Adviser that is an NFA member as of the date hereof. The information contained in the Form ADV, Form BD, and Form 7-R was accurate and complete in all material respects at the time of each filing and no material deficiencies have been asserted in writing by any Governmental Authority with respect to such filing. The Company Broker-Dealer is in compliance in all material respects with its FINRA membership agreement and no action is pending with FINRA to amend such membership agreement.

(h) Since the date that was three years prior to the date hereof, any brokerage policies employed by the Company have at all times been in conformity in all material respects with the description set forth in the Form ADV and, as applicable, the Prospectus of each Company Fund, and since the date that was three years prior to the date hereof, the only products or services obtained by the Company Adviser through the use of brokerage commissions have been “brokerage and research” services within the meaning of Section 28(e) of the Exchange Act, SEC guidance, and SEC staff interpretations thereunder, other than exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(i) (i) None of (x) the Company Adviser, (y) any “affiliated person” (as defined in the Investment Company Act) of the Company Adviser who is an employee of the Company Adviser, to the Knowledge of the Company/Seller, or (z) any other affiliated person of the Company Adviser, is ineligible, in each case, pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; (ii) none of (x) the Company Adviser, (y) any “person associated with” the Company Adviser (as defined in the Advisers Act) who is an employee of the Company Adviser, to the Knowledge of the Company/Seller, or (z) any other associated person of the Company Adviser, is ineligible, in each case, pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser; (iii) none of (x) the Company Adviser, (y) any “affiliated person” (as defined in the Investment Company Act) of the Company Adviser who is an employee of the Company Adviser, to the Knowledge of the Company/Seller, or (z) any other “affiliated person” of the Company Adviser, has an understanding or arrangement, in each case, that would impose an unfair burden on the Company U.S. Registered Funds as a result of the Contemplated Transactions or would make unavailable to the Company Adviser the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to the Company U.S. Registered Funds; and (iv) none of (w) the Company, (x) any of its Subsidiaries, (y) any person associated with or related to the Company or any of its Subsidiaries as specified in Rule 506 of Regulation D under the Securities Act who is an employee of the Company or any of its Subsidiaries, to the Knowledge of the Company/Seller, or (z) any other person associated with or related to the Company or any of its Subsidiaries as specified in Rule 506 of Regulation D under the Securities Act, is subject, in each case, to any of the disqualifying events listed in Rule 506 of Regulation D under the Securities Act, and there is no inquiry, investigation, proceeding or action pending against any such Person that could reasonably be expected to result in any such disqualifying event.

(j) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company Adviser has, at all times required by applicable Law, adopted and implemented written policies and procedures as required under applicable Law, including without limitation, Section 204A of the Advisers Act, Rule 206(4)-7 under the Advisers Act, Global Trade Control Laws, Anti-Bribery Laws and Sanctions, and such policies and procedures are reasonably designed to prevent, detect and correct violations under applicable Securities Laws, (ii) the Company Broker-Dealer has at all times required by applicable Law adopted and implemented written policies and procedures as required under applicable Law, including without limitation, under FINRA Rules 3110, 3120, and 3130, and such policies and procedures are reasonably designed to prevent, detect and correct violations under applicable Law, including without limitation applicable Securities Laws, Global Trade Control Laws, Anti-Bribery Laws and Sanctions. Since the date that was three years prior to the date hereof, there have been no breaches or other instances of noncompliance by the Company, its Subsidiaries or their employees with respect to such procedures and policies, other than those that have been satisfactorily remedied or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(k) Since the date that is three years prior to the date hereof, none of the Company or its Subsidiaries has, in material violation of applicable Law, offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or to assist the obtaining or retaining of business for, or with, or the directing of business to the Company, or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for or with any Governmental Authority. Neither the Company Adviser nor any “covered associate” thereof has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 of the Advisers Act and neither the Company Broker-Dealer nor any “covered associate” of the Company Broker-Dealer has made a “contribution” to an “official” of a “government entity” (as such terms are defined in FINRA Rule 2030) in excess of the de minimis limits set forth in FINRA Rule 2030.

(l) Since the date that was three years prior to the date hereof, all performance records of the Company Adviser and any Advisory Client or composites of performance records of multiple Advisory Clients (“Performance Records”) provided, presented or made available by or on behalf of the Company Adviser to any Advisory Client or prospective advisory client or to any investor or prospective investor in any Company Fund complied in all material respects with applicable Laws. The Company or its Subsidiaries exclusively own and have the legally enforceable exclusive right to use the Performance Records. The investment management performance composites maintained by the Company Adviser and listed in Section 3.12(l) of the Company Disclosure Schedule (the “Composites”) are accurate and complete in all material respects in accordance with the Global Investment Performance Standards (“GIPS”) and have undergone verification completed by Deloitte, an independent third party in compliance with the Guidance Statement on Verifier Independence, for the period from January 1, 1994 through December 31, 2022, in substantially the same form as the verification set forth on Section 3.12(l) of the Company Disclosure Schedule. The Company maintains all material documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that the Company Adviser includes in any Performance Record or Composite (current and historical performance results) as required by GIPS to support the Company Adviser’s claim of GIPS compliance and as required by the Advisers Act, rules and regulations thereunder and applicable “no-action” letters. Any investment performance earned at a firm other than the Company Adviser and presented by the Company Adviser in its Performance Records is in material compliance with the Advisers Act and GIPS investment performance portability requirements, and the Company Adviser maintains appropriate documentation to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of such performance presentation and appropriate disclosure relating to the source of the results is provided, except as would not be material to the Company and its Subsidiaries, taken as a whole. No materials published, circulated or distributed by or on behalf of the Company Adviser to any Advisory Client or prospective advisory client (or investor in or prospective investor in any Company Fund) since the date that was three years prior to the date hereof was materially misleading or, to the extent applicable to the Company Adviser, otherwise inconsistent with the requirements of the Securities Laws in any material respect.

(m) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company Broker-Dealer currently maintains and, at all times since the date that was three years prior to the date hereof, has maintained “net capital” (as such term is defined in Rule 15c3-1 under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act, (ii) at all times since its admission to membership in FINRA, the Company Broker-Dealer has elected to compute its net capital pursuant to the basic method of computing net capital set forth in Rule 15c3-1 under the Exchange Act and (iii) the Company Broker-Dealer is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(n) None of the Company, its Subsidiaries, or their employees or, to the Knowledge of the Company/Seller, “associated persons” (as that term is defined in the Advisers Act or Exchange Act, as applicable) is (A) subject to any material disciplinary proceedings or orders that would be required to be disclosed on Form ADV, Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or orders are not actually disclosed on such Person’s current Form ADV, Form BD or Forms U-4 or U-5) to the extent that such Person or its associated persons are required to file such forms, (B) subject to heightened supervision under FINRA guidelines or (C) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as investment adviser, broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of the Company/Seller, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing.

3.13. Advisory Clients.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary of the Company provides, nor has provided since the date that was three years prior to the date hereof, Investment Advisory Services to any unaffiliated Person other than an Advisory Client pursuant to written Advisory Contracts, (ii) each Advisory Contract includes all provisions required by, and has been performed in accordance with, the Advisers Act and all other requirements under Securities Laws applicable to the Company Adviser in all material respects and (iii) each Advisory Client’s account is being managed and has been managed since the date that was three years prior to the date hereof, in material compliance with applicable Securities Laws, the Advisory Client’s respective Advisory Contract and the Advisory Client’s written investment objectives, policies and restrictions, in each case in all material respects.

(b) Except as identified in Section 3.13(b)(i) or (ii) of the Company Disclosure Schedule, (i) no Advisory Client is a “benefit plan investor” as defined in Section 3(42) of ERISA (any such Advisory Client, a “Company ERISA Client”), and (ii) in connection with the management and operation of any Advisory Contract with an Advisory Client that is a “governmental plan” (as defined in Section 3(32) of ERISA) (a “Governmental Plan”) or any Company Fund in which a Governmental Plan invests, the Company Adviser is not subject to, and has not agreed to comply with, any laws, regulations, or rules substantially similar to the fiduciary responsibility provisions or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws” and any such Advisory Client, a “Company Similar Law Client”). The Company Adviser is not precluded from acting as a “fiduciary” (as defined in Section 3(21) of ERISA) by operation of Section 411 of ERISA. Each Company ERISA Client and Company Similar Law Client identified in Section 3.13(b)(i) and Section 3.13(b)(ii), respectively, of the Company Disclosure Schedule has, within the last six years, been managed or advised by the Company Adviser, in all material respects, in compliance with (i) in the case of any Company ERISA Client, the applicable provisions of ERISA and/or Section 4975 of the Code, and (ii) in the case of any Company Similar Law Client, the applicable provisions of Similar Law. There is no pending audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the provision of services by the Company Adviser to any Company ERISA Client. With respect to the Company Adviser providing services to any Company ERISA Client the Company Adviser currently meets the conditions to qualify as a “qualified professional asset manager” as defined in the Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (“PTE 84-14”), and is not ineligible to rely on the “prohibited transaction” relief granted under PTE 84-14.

(c) The Company and each Company Adviser do not hold “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”).

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Advisory Contracts, or any other arrangements or understandings relating to the rendering of advisory services with respect to any Advisory Client, contains any undertaking by the Company Adviser or any of its Affiliates to cap fees or to reimburse any or all fees thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract (or other applicable arrangement).

(e) The Aggregate Base Date Advisory Revenue Run-Rate is set forth on Schedule 1.1(a) (with any such adjustment made in accordance with the procedures set forth on Schedule 1.1(b)).

3.14. Actions.

Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no (a) legal, administrative, arbitral or other proceedings (including disciplinary proceedings), written claims, actions, suits, or governmental or regulatory investigations at law or in equity before or involving any Governmental Authority (“Actions”) pending or, to the Knowledge of the Company/Seller, threatened in writing, against the Company or any of its Subsidiaries or (b) written injunctions, orders, decrees, awards or judgments issued by any Governmental Authority, or settlement agreement, consent agreement, or disciplinary agreement with any Governmental Authority, to which the Company or any of its Subsidiaries is subject or a party.

3.15. Labor and Employment Matters.

(a) None of the Company or any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union Contract applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company/Seller, there are not any activities or proceedings of any labor union to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company/Seller, threatened in writing against or affecting the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees within the last three (3) years; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) The Company and each of its Subsidiaries is and for the last three (3) years has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects for the last three (3) years all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Company or any of its Subsidiaries currently employs, or has within the last three (3) years employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c) None of the Company or any of its Subsidiaries is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owed upon any termination of such Person’s employment or service.

(d) Within the last three (3) years, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined under WARN, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law. When so triggered, each of the Company and its Subsidiaries is, and for the last three (3) years has been, in material compliance with WARN and each similar state or local Law.

(e) To the Knowledge of the Company/Seller, no employee or individual independent contractor of the Company or its Subsidiaries is bound by any non-competition or non-solicit covenant that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or any of its Subsidiaries.

(f) To the Knowledge of the Company/Seller, in the last three (3) years, no written allegations of harassment, discrimination, retaliation or similar unlawful employment conduct have been made to the Company or any of its Subsidiaries against any individual in his or her capacity as a director or any employee or other service provider of the Company that is either an investment professional or at a level of director or above.

3.16. Employee Benefits.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a correct and complete list of all material Plans. With respect to each such Plan, the Company has provided to Buyer or its counsel a true and complete copy, to the extent applicable, of (i) each writing constituting a part of such Plan and all amendments thereto, including, without limitation, all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Plan; and (vi) the most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries. No Plan covers any employee outside of the United States.

(c) In the last six (6) years, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan subject to Title IV of ERISA maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or any of its Subsidiaries).

(d) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries form or have formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(e) There are no pending or, to the Knowledge of the Company/Seller, threatened actions, claims or lawsuits in writing against or relating to the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(f) Each Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements to the extent required by GAAP.

(g) Each Plan that is subject to the Affordable Care Act has been established, maintained and administered in material compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company and its Subsidiaries offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full-time employees (as defined by the Affordable Care Act) sufficient to prevent material liability for assessable payments under Section 4980H of the Code. Neither the Company nor any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Plan. None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary. In the last six (6) years, there has been no material violation of the “continuation coverage requirement” of

“group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply. No Plan that provides group health benefits is a self-insured arrangement by any of the Company or its Subsidiaries or funded through a trust.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in material compliance with Section 409A of the Code.

3.17. Taxes and Tax Matters.

(a) All material Tax Returns required to have been filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account applicable extensions) with the appropriate Taxing Authorities and all such Tax Returns were true, correct and complete in all material respects. The Company and all of its Subsidiaries have paid (or caused to be paid) all material Taxes that were required to have been paid by them under applicable Law (whether or not shown on any Tax Returns).

(b) All material Taxes not yet due and payable under applicable Law as of the day immediately prior to the Closing will be adequately reflected as a liability in computing Closing Date Net Working Capital or Closing Date Indebtedness in accordance with GAAP and this Agreement.

(c) There is no Action pending or, to the Knowledge of the Company/Seller, threatened in respect of any material Taxes for which the Company or any of its Subsidiaries is or may become liable, nor has any deficiency for any such material Taxes been proposed, asserted or, to the Knowledge of the Company/Seller, threatened which has not been fully resolved.

(d) There are no rulings, closing agreements, or similar agreements with any Taxing Authority the terms of which would have a material effect on the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, Tax indemnity agreement or similar agreements with respect to material Taxes, except for any such agreement (i) entered into in the ordinary course of business and the principal subject of which is not Taxes or (ii) that is exclusively between or among the Company and any of its Subsidiaries or is described in Section 6.7(d).

(f) The Company and its Subsidiaries have complied in all material respects with all Laws relating to the withholding of Taxes.

(g) Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any material Tax Return, except extensions of times that are automatically granted and applied for in the ordinary course of business, (ii) has waived or extended any statute of limitations in respect of material Taxes, or (iii) has agreed to any extension of time with respect to any material Tax assessment or deficiency, in each case, which will have a continuing effect after the Closing.

(h) No Taxing Authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns has made a claim in writing that the Company or any of its Subsidiaries is or may be subject to taxation by, or file Tax Returns in, that jurisdiction, nor has, to the Knowledge of the Company/Seller, any Taxing Authority threatened such a claim in writing (in each case, which remains unresolved).

(i) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(k) Neither the Company nor any of its Subsidiaries (A) has been a member of a consolidated, affiliated, combined, unitary or similar Tax group (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than agreements whose principal purpose is not related to Tax or which are described in Section 3.17(e)(ii)).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending prior to the Closing Date; (B) installment sale or open transaction disposition made prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) executed prior to the Closing Date; (D) prepaid amount received or deferred revenue realized prior to the Closing Date; (E) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local Law); (F) any Contagion Event Measures; or (G) any amount received by the Company or any of its Subsidiaries prior to the Closing Date.

(m) During the two-year period ending on the date hereof, each of the Company and any of its Subsidiaries has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(n) Neither the Company nor any of its Subsidiaries has any material liability under any abandoned or unclaimed property, escheat or similar Laws, and each of the Company and any of its Subsidiaries has satisfied all material reporting and payment obligations pursuant to such Laws.

3.18. Funds.

(a) Each Company Fund (other than any Company Delegated Client that is a Company Fund) and, to the Knowledge of the Company/Seller, each Company Delegated Client that is a Company Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power, right and authority to carry on its business as it is now being conducted, except where such lack of such power, right or authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Fund or Company Material Adverse Effect. Each Company Fund (other than any Company Delegated Client that is a Company Fund) and, to the Knowledge of the Company/Seller, each Company Delegated Client that is a Company Fund, is and at all times required by applicable law has been, registered, authorized and/or licensed, as applicable, by a regulator in its respective jurisdiction of organization, including but not limited to, for the avoidance of doubt, the SEC or a member state of the European Union (an “EU Member State”) or other non-U.S. jurisdiction, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company/Seller solely with respect to each Company Delegated Client that is Company Fund: (i) each Company Fund has since the date that was three years prior to the date hereof complied and is in compliance with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and in applicable Laws, if any, (ii) there is no Action pending against any Company Fund or threatened in writing against any Company Fund, (iii) there is no material Order or regulatory restriction not generally imposed on similarly situated investment companies imposed upon or entered into by any Company Fund and (iv) each Company Fund is, and since the date that was three years prior to the date hereof has been, in compliance with all applicable Law.

(c) Each prospectus, statement of additional information or offering memorandum (as each may have been amended) (“Prospectus”) used to offer shares or other interests in a Company Fund has been prepared in compliance with the requirements of applicable Laws as of its date and has not included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Fund or Company Material Adverse Effect. Since the date that was three years prior to the date hereof, each Company Public Fund has timely filed all material

Prospectuses, financial statements, other forms, reports, sales literature and advertising, and any other documents required to be filed by it with any applicable Governmental Authority (the “Reports”), except where the failure to timely file a Report, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Public Fund or Company Material Adverse Effect. Since the date that was three years prior to the date hereof, the Reports have been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Public Fund or Company Material Adverse Effect.

(d) No Company Fund is party to or subject to any Contract which is in breach or default on the part of the applicable Company Fund, or, as of the date hereof and to the Knowledge of the Company/Seller, any other Person, and the execution, delivery and performance of this Agreement will not result in any such violation, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Fund or Company Material Adverse Effect. With respect to Company U.S. Registered Funds, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all Investment Advisory Services have been rendered pursuant to Advisory Contracts that were approved by the duly constituted board of directors (including by a majority of “non-interested” directors) of the applicable Company U.S. Registered Fund and annually continued in effect by the board (including by a majority of “non-interested” directors), in each case in accordance with Section 15 of the Investment Company Act and, to the extent required by applicable Law, the holders of shares in the Company U.S. Registered Funds.

(e) With respect to each Company Fund that is not a Company Delegated Client, Seller has made available to Buyer true and complete copies in all material respects of such Company Fund’s Constituent Documents and distribution agreements, if applicable, and each Company Fund’s Advisory Contract, in each case as of the date hereof.

(f) All issued and outstanding shares and other interests of the Company Funds have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, non-assessable, and were not issued in violation of preemptive or similar rights or applicable Law. All outstanding shares and other interests of a Company Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified for sale, or an exemption therefrom is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law and no such registration statement is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company U.S. Registered Fund or Company Material Adverse Effect.

(g) The audited balance sheets or the statement of assets and liabilities (as applicable) of each Company Fund as of the end of each Company Fund’s most recent fiscal year and the related financial statements as of the end of each Company Fund’s most recent fiscal year, as reported by such Company Fund’s independent auditors have been prepared in accordance with GAAP, International Financial Reporting Standards (IFRS) or the accounting standards set forth therein, which, in each case, has been consistently applied, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and other financial results of such Company Fund at the dates and for the periods, stated therein.

(h) As of the date hereof, the Company Adviser does not provide Investment Advisory Services to any pooled investment vehicles other than the Company Funds.

(i) Section 3.18(i) of the Company Disclosure Schedule sets forth (i) each Advisory Client that is a Company Public Fund as of the date of this Agreement, (ii) whether a Subsidiary of the Company acts as sponsor, investment adviser and/or subadviser to such Company Public Fund, and which Subsidiaries of the Company act in such capacity, (iii) the country of organization or formation of such Company Public Fund, (iv) for each Company Public Fund, the total assets under management by the Company or its Subsidiaries as of the date set forth in Section 3.18(i) of the Company Disclosure Schedule, and (v) the gross management fee paid to the Company Adviser and management fee breakpoints, if applicable.

(j) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) pursuant to Rule 38a-1 of the Investment Company Act, each Company U.S. Registered Fund has adopted written policies and procedures that are reasonably designed to prevent, detect and correct material violations of the Securities Laws by the Company U.S. Registered Fund, (ii) there have been no “material compliance matters,” as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any Company U.S. Registered Fund, other than those which have been reported to the board of the Company U.S. Registered Funds and satisfactorily remedied or are in the process of being remedied, (iii) all payments by each Company Open-End Fund relating to the distribution of their shares (other than payments that are not required by the Investment Company Act to be paid pursuant to a 12b-1 Plan) have been made in compliance with the related 12b-1 Plan and each 12b-1 Plan adopted by each of the Company Open-End Funds, and the operation of each such 12b-1 Plan, currently complies with Rule 12b-1 under the Investment Company Act and other applicable Laws and (iv) no Company Open-End Fund has paid or is paying, directly or indirectly, any amount to any Person which is primarily intended to finance the distribution of its shares, except in accordance with a 12b-1 Plan.

(k) For all taxable years since its inception, each Company U.S. Registered Fund for which the Company or one of its Subsidiaries serves as investment adviser and not as investment subadviser has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(l) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) each Company U.S. Registered Fund currently complies with Section 18 of the Investment Company Act, including, but not limited to, compliance with applicable asset coverage requirements for senior securities and borrowings and the prohibition on issuing securities that do not meet the conditions set forth in Section 18 of the Investment Company Act and (ii) any lines of credit or other borrowing arrangements entered into by each such Company U.S. Registered Fund have been structured and maintained in compliance with Section 18 of the Investment Company Act.

(m) Since the date that was three years prior to the date hereof, there has not existed any “out of balance” condition, pricing error or similar condition with respect to any customer account maintained by the Company Adviser or any Company Public Fund, except for such conditions, individually or in the aggregate, as have since been rectified or are not material.

(n) Section 3.18(n) of the Company Disclosure Schedule sets forth a list of (i) each Advisory Client that is a Company Private Fund as of the date of this Agreement, (ii) whether a Subsidiary of the Company acts as a sponsor, general partner, trustee, managing member (or in a similar capacity), investment adviser, and/or subadviser to such Company Private Fund, and which of the Company’s Subsidiaries acts in such capacity, (iii) the country of organization or formation of each Company Private Fund, (iv) for each such Company Private Fund, the total assets under management by the Company or its Subsidiaries as of the date set forth in Section 3.18(n) of the Company Disclosure Schedule as calculated in compliance with Form ADV, and (v) the gross management fee and breakpoint fee schedule, if any, in effect as of the date set forth in Section 3.18(n) of the Company Disclosure Schedule. Except as disclosed in Section 3.18(n) of the Company Disclosure Schedule, no Company Private Fund is, or is required to be, registered, authorized and/or licensed, as applicable, by a regulator in its respective jurisdiction of organization.

(o) Except as disclosed in Section 3.18(o) of the Company Disclosure Schedule or contained in the applicable Advisory Contracts or Fund Documents of the applicable Company Private Fund, or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor the Company Adviser is subject to any priority or exclusivity arrangements with respect to the allocation of investment opportunities relating to such Company Private Funds that would restrict the ability to allocate investment opportunities among such Company Private Funds and any investment funds or other investment vehicles of Buyer or its Affiliates following the consummation of the Contemplated Transactions (it being understood that such general partners or other applicable entities are subject to customary fiduciary duties in regards to the foregoing).

(p) As of the date hereof, no Person, other than the Company and its Subsidiaries and the Persons named in Section 3.18(p) of the Company Disclosure Schedule, is entitled to receive fees or other performance-based allocations from the Company Private Funds (excluding, for the avoidance of doubt, distributions or other payments to investors), except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(q) No intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of the Company or its Subsidiaries or unlawfully marketed or sold any interest in any Company Private Fund, in each case in any manner which would be reasonably expected to give rise to a Company Material Adverse Effect, and, with respect to the Company or its Subsidiaries, there are no outstanding Actions against the Company or its Subsidiaries or any Company Fund with respect to such marketing or sale, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole; provided, that, solely with respect to any Company Delegated Client that is a Company Private Fund, the representation and warranty in this Section 3.18(q) is made to the Knowledge of Company/Seller.

(r) Each Company Private Fund GP has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power, right and authority to carry on its business as it is now being conducted, except where such lack of such power, right or authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Company Private Fund or Company Material Adverse Effect. Seller has made available to Buyer true and complete copies in all material respects of each Company Private Fund GP’s Constituent Documents as of the date hereof, and all such documents are in full force and effect.

3.19. Insurance.

Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of each material liability and other insurance policy maintained by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) as of the date hereof, each such material policy is in full force and effect, (b) to the Knowledge of the Company/Seller, such policies are of the types customarily carried by businesses of similar size in the same industry and (c) no claim by the Company or any of its Subsidiaries under any such policy during the three years prior to the date hereof has been denied by an insurer thereunder.

3.20. Related Party Transactions.

Except as set forth in Section 3.20 of the Company Disclosure Schedule there is no material Contract between the Company or any of the Company’s Subsidiaries or any Company Fund, on the one hand, and any Seller Related Party, on the other hand, other than (A) this Agreement and the Other Transaction Documents, (B) any Contract relating to the provision of Investment Advisory Services, and (C) in the case of any officer or director of the Company or the Company’s Subsidiaries, relating to an investment in a Company Fund by such person or employment arrangements in the ordinary course.

3.21. No Brokers.

None of the Company or any of its Subsidiaries has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or similar fees or commissions with respect to this Agreement, the Other Transaction Documents or the Contemplated Transactions for which the Company or its Subsidiaries or Buyer may be liable following the Closing.

3.22. Indebtedness.

Neither the Company nor any of the Company’s Subsidiaries has any Indebtedness constituting indebtedness for borrowed money, other than indebtedness for borrowed money that is solely between (a) the Company and any of its Subsidiaries or (b) any Subsidiaries of the Company.

3.23. Seed Capital.

(a) Section 3.23(a) of the Company Disclosure Schedule contains a list as of May 31, 2024, of the (i) Seed Capital Investments setting forth the name of the Company Fund or Advisory Client, as applicable and (ii) the net asset value of the Seed Capital Investments of Seller, the Company, the applicable Subsidiary of the Company or any other Seller Related Party.

(b) Since May 31, 2024, all realized investments or divestments of Seed Capital Investments have been made in the ordinary course of business consistent with past practice.

3.24. Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates, Representatives or advisors has made, or shall be deemed to have on behalf of Seller or any of its Affiliates made, to Buyer or any other Person any representation or warranty other than those expressly made by Seller in this Article III or Article IV. Without limiting the generality of the foregoing, except as expressly made in this Article III or Article IV, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (ii) with respect to any other information or documents made available at any time to Buyer or any other Person.

Article IV
Additional Representations and Warranties of Seller and Amundi Parent

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure), Seller and Amundi Parent hereby represent and warrant to Buyer as follows:

4.1. Enforceability.

This Agreement is, and each of the Other Transaction Documents to be executed and delivered at the Closing by Seller and Amundi Parent will be at the Closing, duly executed and delivered by Seller and Amundi Parent and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Seller and Amundi Parent enforceable against Seller and Amundi Parent in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2. No Violation.

The execution and delivery by Seller and Amundi Parent of this Agreement and the Other Transaction Documents to which Seller or Amundi Parent, as applicable, is a party, and the performance by each of Seller and Amundi Parent of its obligations hereunder and thereunder and the consummation by Seller and Amundi Parent of the Contemplated Transactions will not (a) conflict with or violate any provision of the Constituent Documents of Seller or Amundi Parent

(in each case, to the extent applicable) in any material respect, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5, Section 4.4 and Section 6.4 have been obtained and all filings described therein have been made, (i) conflict with or violate in any material respect any Law applicable to Seller or Amundi Parent, or (ii) conflict with, violate or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, any of the terms, conditions or provisions of any distribution agreement or other agreement Seller has with any entity listed in Section 4.2(b)(ii) of the Company Disclosure Schedule, or (c) result in the creation of, or require the creation of, any Lien upon any of Seller’s Company Shares, except, in the cases of clauses (b) or (c), to the extent such conflict, violation, Lien or other result described in such clauses, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to materially impair or materially delay Seller’s or Amundi Parent’s ability to consummate the Contemplated Transactions.

4.3. Ownership.

Seller is the beneficial and record owner of all of the Company Shares and has good title to such Company Shares, free and clear of any Liens (other than Permitted Liens). Seller is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the sale or voting of any Equity Securities of the Company.

4.4. Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Seller or Amundi Parent in connection with the execution and delivery by Seller and Amundi Parent of, and the performance by Seller and Amundi Parent of their respective obligations under, this Agreement or any Other Transaction Documents to which Seller or Amundi Parent is, or is to be, a party, or the consummation by Seller or Amundi Parent of the Contemplated Transactions, other than (a) compliance with the HSR Act or other applicable Laws relating to antitrust, competition, trade regulation or foreign direct investment; (b) those Governmental Consents listed in Section 4.4(b) of the Company Disclosure Schedule and (c) such Governmental Consents the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to materially impair or materially delay Seller’s or Amundi Parent’s ability to consummate the Contemplated Transactions.

4.5. Actions.

There is no Action pending or, to the Knowledge of the Company/Seller, threatened against Seller or Amundi Parent which challenges the validity of this Agreement or any of the Other Transaction Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Seller’s or Amundi Parent’s ability to consummate the Contemplated Transactions.

4.6. No Brokers.

Seller has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or similar fees or commissions with respect to this Agreement,

the Other Transaction Documents or the Contemplated Transactions for which the Company or its Subsidiaries or Buyer may be liable following the Closing.

4.7. No Registration.

Seller acknowledges that the Buyer Stock has not been registered under the Securities Act or under any state securities Laws and that Seller must continue to bear the economic risk of the investment in such shares of Buyer Stock unless the offer and sale of such shares of Buyer Stock is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available. Seller hereby further acknowledges and agrees that (a) it is acquiring the Buyer Stock pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute the Buyer Stock to any Person in violation of the applicable securities laws, (b) Seller will not sell or otherwise dispose of the Buyer Stock, except in compliance with the Shareholder Agreement, the Securities Act and any other applicable securities Laws, (c) Seller has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in and receipt of the Buyer Stock and of making an informed investment decision, and (d) Seller is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Without limiting any of the foregoing, neither Seller nor any of its Affiliates has taken, and will not take (except in accordance with the Shareholder Agreement), any action that would otherwise cause the Buyer Stock to be subject to the registration requirements of the Securities Act.

4.8. No Reliance.

Seller has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or Representatives) that are not expressly set forth in Article V hereof (as qualified by the Buyer Disclosure Schedule and the Buyer SEC Reports).

4.9. Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Amundi Parent nor any of their respective Affiliates or holders of their Equity Securities, Representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by Seller in Article III and Seller and Amundi Parent in this Article IV. Without limiting the generality of the foregoing, except as expressly made in Article III and this Article IV, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (ii) with respect to any other information or documents made available at any time to Buyer or any other Person.

Article V
Representations and Warranties of Buyer

Except (a) as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure) and (b) as disclosed in any Buyer SEC Reports filed after January 1, 2024 and prior to the date hereof (but disregarding any risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as follows:

5.1. Organization and Power.

Buyer and each of Buyer’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer and each of Buyer’s Subsidiaries has all corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.2. No Violation.

The execution and delivery by Buyer of this Agreement and the Other Transaction Documents to which Buyer is a party, consummation of the Contemplated Transactions and performance by Buyer of its obligations under this Agreement and the Other Transaction Documents to which Buyer is a party will not (a) conflict with or violate any provision of the Constituent Documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4, Section 6.4 and Section 6.5 have been obtained and all filings described therein have been made, (i) conflict with or violate any Law applicable to Buyer, its Subsidiaries or by which any of their properties are bound in any material respect, or (ii) conflict with, violate or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, any of the terms, conditions or provisions of any material Contract to which Buyer or any of its Subsidiaries is a party or Victory Advisory Contract or otherwise require the consent of any Victory Client or (c) result in the creation of, or require the creation of, any Lien upon any Equity Securities of Buyer, except, in the cases of clauses (b) or (c), to the extent such conflict, violation, breach, default, liability, Lien or other result described in such clauses, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.3. Authorization and Enforceability.

(a) The execution and delivery of this Agreement and the Other Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which Buyer is a party or the consummation of the Contemplated Transactions that are required to be performed by Buyer. This Agreement is, and each of the Other Transaction Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing will constitute, valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The shares of Buyer Common Stock and Buyer Preferred Stock to be issued and delivered by Buyer in the Share Issuance (i) have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable and issued in compliance with applicable securities Laws or exemptions therefrom and (ii) when issued, will not be subject to any Liens or right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the purchase, repurchase, sale or voting of such shares of Buyer Common Stock and Buyer Preferred Stock (except for the Shareholder Agreement).

5.4. Governmental Authorizations and Consents.

(a) No Governmental Consents are required to be obtained or made by Buyer or its Subsidiaries in connection with the execution and delivery by Buyer of, and the performance by Buyer of its obligations under this Agreement or any Other Transaction Documents to which Buyer is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, other than (a) compliance with the HSR Act or other applicable Laws relating to antitrust, competition, trade regulation or foreign direct investment; (b) Governmental Consents set forth in Section 5.4 of the Buyer Disclosure Schedule and (c) such Governmental Consents the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Board of Directors of Buyer, by resolutions duly adopted by all directors of Buyer (which resolutions have not, as of the date hereof, been subsequently rescinded or modified in any way), has: (i) approved and declared advisable this Agreement, the Other Transaction Documents, the Certificate of Designation and the Charter Amendments, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, upon the terms and subject to the conditions set forth herein and therein; (ii) directed that the Share Issuance and the Charter Amendments be submitted to a vote of Buyer’s stockholders for adoption at the Buyer Stockholders’ Meeting; and (iii) resolved to recommend that Buyer’s stockholders vote in favor of adoption of the Share Issuance and the Charter Amendments (collectively, the “Buyer Board Recommendation”).

5.5. Capital Structure.

(a) As of the date hereof, the authorized capital stock of Buyer consists of 600,000,000 shares of Buyer Common Stock and 10,000,000 shares of Buyer Preferred Stock. As of (i) June 21, 2024, there were 64,799,479 shares of Buyer Common Stock issued and outstanding and (ii) the date hereof, no shares of Buyer Preferred Stock are issued and outstanding.

(b) As of the date hereof, all the issued and outstanding shares of the Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom. Neither the Buyer or any of its Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the purchase, repurchase, sale or voting of any Equity Securities of the Buyer.

5.6. Buyer SEC Reports

Buyer has timely filed all Buyer SEC Reports required to be filed by it with the SEC since the date that was three years prior to the date hereof. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), (i) no such Buyer SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) all Buyer SEC Reports filed under the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, in each case as in effect on the date such document was filed with or furnished to the SEC. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of ongoing SEC review. Buyer has not received any comments from the SEC with respect to any of the Buyer SEC Reports which remain unresolved, nor has it received, as of the date hereof, any written inquiry or information request from the SEC as to any matters with respect to the Buyer SEC Reports.

5.7. Financial Statements.

(a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in Buyer’s Annual Report on Form 10-K for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 and Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 included in the Buyer SEC Reports (including the related notes, where applicable) (the “Buyer Financial Statements”) (i) have been prepared in conformity with GAAP applied on a consistent basis with prior periods (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries, as of the dates thereof, and their results of operations, cash flows and changes in capital for the periods then ended (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments).

(b) Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to provide reasonable assurance that material information relating to Buyer, including Buyer’s Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Neither Buyer nor any of its Subsidiaries has any liabilities of any kind (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities (i) that are reflected or reserved against in the balance sheet included in the Buyer Financial Statements, (ii) incurred in the ordinary course of business since the date of the balance sheet included in the Buyer Financial Statements, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, (iv) arising in the ordinary course under any contract to which Buyer or any of its Subsidiaries is a party except to the extent arising from Buyer’s or its applicable Subsidiary’s breach of any such contract or (v) that would not reasonably be expected to have a Buyer Material Adverse Effect.

5.8. Compliance with Laws.

(a) Except as would not be material to Buyer and its Subsidiaries, taken as a whole, (i) since the date that was three years prior to the date hereof, Buyer and its Subsidiaries have been in compliance with all Laws applicable to it or the conduct or operations of its businesses, and no event has occurred or circumstance existed that (with or without notice or lapse of time) has or would result in a violation of any Global Trade Control Laws, Anti-Bribery Laws or Sanctions; (ii) no unresolved investigation by any Governmental Authority with respect to Buyer or any of its Subsidiaries is pending or, to the Knowledge of Buyer, threatened, and no Governmental Authority has notified Buyer or any of its Subsidiaries in writing or, to the Knowledge of Buyer, orally of its intention to conduct the same; (iii) neither Buyer nor any of its Subsidiaries has received any written or, to the Knowledge of Buyer, oral notice or communication (A) of any unresolved violation or exception by any Governmental Authority relating to any examination of Buyer, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(b) Except as would not be material to Buyer and its Subsidiaries, taken as a whole, (i) each of Buyer and its Subsidiaries has at all times since the date that was three years prior to the date hereof held all Permits in each jurisdiction that are necessary for the operation of its business as presently conducted and the ownership of its property and assets and (ii) as of the date hereof, all such Permits are in full force and effect and have not been suspended, cancelled, modified, or revoked.

(c) Each of Buyer, its Subsidiaries, the Victory Funds and their Affiliates, as applicable, have complied in all material respects with any order, no-action letter and authorization issued to them.

(d) None of the Buyer or any Subsidiary or any officer, manager, director, or employee thereof (other than the Victory Broker-Dealer or Victory Advisers as identified on Section 5.8(d) of the Buyer Disclosure Schedule) is, or since the date that was three years prior to the date hereof has been, registered, licensed, or qualified (or required to be so registered) as an investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, transfer agent, bank, commodity broker-dealer, futures commission merchant, swap dealer, security-based swap dealer, real estate broker, municipal advisor, insurance company, insurance broker, or trust company. Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, none of Buyer or its Subsidiaries has received written notice of any failure to obtain any registration, license, or qualification as an investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, transfer agent, bank, commodity broker-dealer, futures commission merchant, swap dealer, security-based swap dealer, real estate broker, municipal advisor, insurance company, insurance broker, or trust company.

(e) Except as set forth in Section 5.8(e) of the Buyer Disclosure Schedule, and as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, since the date that was three years prior to the date hereof, Buyer and its Subsidiaries have timely filed all material forms, reports, registration statements, schedules and other documents (including Form ADV, Form BD, and Form 7-R), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Each Victory Adviser is, and at all times required by applicable Law has been, (A) duly registered with the SEC as an investment adviser under the Advisers Act, (B) a “relying adviser” that satisfies each of the conditions set out in the definition of “relying adviser” in the instructions to the Form ADV, (C) an “exempt reporting adviser” that satisfies each of the conditions set out in Rule 203(l)-1 or Rule 203(m)-1 under the Advisers Act, or (D) in the case of each Victory Adviser that is a Victory Fund GP, listed as a “related person” on the Form ADV of an SEC registered investment adviser or exempt reporting adviser, and such federal registration (or deemed registration in the case of a “relying adviser” or Victory Fund GP) is in full force and effect. Except as set forth in Section 5.8(e) of the Buyer Disclosure Schedule, no Victory Adviser is, or since the date that was three years prior to the date hereof has been, required to be registered, licensed or permitted as an investment adviser, investment manager or in any similar capacity in any state or non-U.S. jurisdiction, and none of Buyer or any of its Subsidiaries, other than the Victory Advisers, engages or has engaged in any activities that would require registration as an investment adviser other than pursuant to an exemption from registration. Each Victory Adviser is, and at all times as required by applicable Law has been, duly registered as a commodity trading advisor or commodity pool operator with the CFTC and a member in good standing of the NFA, and none of Buyer or any of its Subsidiaries that is not so registered engages in or has engaged in any activities that would require registration as a commodity trading advisor or commodity pool operator other than pursuant to an exemption from registration. The Victory Broker-Dealer is and at all times required by applicable Law has been a member in good standing of FINRA and duly registered as a broker-dealer with the SEC under the Exchange Act and in each state and all other jurisdictions where such registration, licensing or qualification is so required and none of Buyer or any of its Subsidiaries other than the Victory Broker-Dealer engages or has engaged in any activities that would require registration as a broker or dealer other than pursuant to an exemption from registration.

(f) Buyer has made available to Seller prior to the date of this Agreement true and complete copies in all material respects of the current Form ADV as on file with the SEC as of the date of this Agreement relating to each Victory Adviser, including Parts 1, 2 and 3 thereof, reflecting all amendments thereto to the date of this Agreement; the current Form BD and Form CRS of the Victory Broker-Dealer that is on file with the SEC and FINRA as of the date of this Agreement; a copy of the Company Broker-Dealer’s FINRA membership agreement as of the date hereof; and the current Form 7-R of each Victory Adviser that is an NFA member as of the date hereof. The information contained in the Form ADV, Form BD, and Form 7-R was accurate and complete in all material respects at the time of each filing and no material deficiencies have been asserted in writing by any Governmental Authority with respect to such filing. The Victory

Broker-Dealer is in compliance in all material respects with its FINRA membership agreement and no action is pending with FINRA to amend such membership agreement.

(g) Except as would not reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole, (i) no Victory Adviser or any “affiliated person” (as defined in the Investment Company Act) thereof, as applicable, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company, (ii) no Victory Adviser or any “associated person” (as defined in the Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser, (iii) neither Buyer nor any “affiliated person” (as defined in the Investment Company Act) has any express or implied understanding or arrangement that would impose an unfair burden on the Victory U.S. Registered Funds as a result of the Contemplated Transactions or would in any way make unavailable to Buyer the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to the Victory U.S. Registered Funds and (iv) none of Buyer or any of its Subsidiaries or any of the persons associated with Buyer or any of its Subsidiaries as specified in Rule 506 of Regulation D under the Securities Act is subject to any of the disqualifying events listed in Rule 506 of Regulation D under the Securities Act, and there is no inquiry, investigation, proceeding or action pending against any such Person that could reasonably be expected to result in any such disqualifying event.

(h) Since the date that is three years prior to the date hereof, none of Buyer or its Subsidiaries has, in material violation of applicable Law, offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or to assist the obtaining or retaining of business for, or with, or the directing of business to Buyer, or (ii) constituting a bribe, kickback or illegal or improper payment to assist Buyer in obtaining or retaining business for or with any Governmental Authority. No Victory Adviser or any “covered associate” thereof has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 of the Advisers Act and neither the Victory Broker-Dealer nor any “covered associate” of the Victory Broker-Dealer has made a “contribution” to an “official” of a “government entity” (as such terms are defined in FINRA Rule 2030) in excess of the de minimis limits set forth in FINRA Rule 2030.

(i) None of Buyer, its Subsidiaries, or their employees or, to the Knowledge of Buyer, “associated persons” (as that term is defined in the Advisers Act or Exchange Act, as applicable) is (A) subject to any material disciplinary proceedings or orders that would be required to be disclosed on Form ADV, Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or orders are not actually disclosed on such Person’s current Form ADV, Form BD or Forms U-4 or U-5) to the extent that such Person or its associated persons are required to file such forms, (B) subject to heightened supervision under FINRA guidelines or (C) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as investment adviser, broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15,

Section 15B or Section 15C of the Exchange Act, in each case, except as would not be material to Buyer and its Subsidiaries, taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of Buyer, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing.

(j) Except as would not be material to Buyer and its Subsidiaries, taken as a whole, (i) the Victory Broker-Dealer currently maintains and, at all times since the date that was three years prior to the date hereof, has maintained “net capital” (as such term is defined in Rule 15c3-1 under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act, (ii) at all times since its admission to membership in FINRA, the Victory Broker-Dealer has elected to compute its net capital pursuant to the basic method of computing net capital set forth in Rule 15c3-1 under the Exchange Act and (iii) the Victory Broker-Dealer is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

5.9. Actions.

Except as set forth in Section 5.9 of the Buyer Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, there are no (a) Actions pending or, to the Knowledge of Buyer, threatened in writing, against Buyer or any of its Subsidiaries or (b) written injunctions, orders, decrees, awards or judgments issued by any Governmental Authority, or settlement agreement, consent agreement, or disciplinary agreement with any Governmental Authority, to which Buyer or any of its Subsidiaries is subject or a party.

5.10. Related Party Transactions.

Except (y) those transactions that are not required to be disclosed by Buyer under the Exchange Act and (z) those transactions of a type that are available to employees of Buyer or Buyer’s Subsidiaries, since the date that was three years prior to the date hereof, Buyer has disclosed in the Buyer SEC Reports each transaction or series of related transactions, agreements, arrangements or understandings between Buyer or any of Buyer’s Subsidiaries, on the one hand, and any director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of Buyer’s Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Buyer Common Stock (or any of such person’s immediate family members or affiliates) (other than Buyer’s Subsidiaries), on the other hand.

5.11. Absence of Certain Changes.

Since the date of the most recent balance sheet included in the Buyer Financial Statements through the date hereof, Buyer and its Subsidiaries have conducted their business in all respects in the ordinary course, and there has not been any change in their respective assets, properties, business, results of operations or condition (financial or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

5.12. Buyer Clients and Funds.

(a) None of the Victory Advisers provides, nor has provided since the date that is three years prior to the date hereof, Investment Advisory Services to any Person other than a Victory Client pursuant to written Victory Advisory Contracts. Each Victory Advisory Contract includes all provisions required by, and has been performed in accordance with, the Advisers Act and all other requirements under Securities Laws applicable to the respective Victory Adviser except as would not have a Buyer Material Adverse Effect. Each Victory Client’s account is being managed and has been managed since the date that is three years prior to the date hereof, in material compliance with applicable Securities Laws, the Victory Client’s respective Victory Advisory Contract and the Victory Client’s written investment objectives, policies and restrictions, in each case except as would not have a Buyer Material Adverse Effect. No Victory Adviser is in default under any Victory Advisory Contract except as would not have a Buyer Material Adverse Effect.

(b) Each Victory Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power, right and authority to carry on its business as it is now being conducted, except where such lack of such power, right or authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory Fund or Buyer Material Adverse Effect.

(c) Each Victory Fund has complied since the date that is three years prior to the date hereof and is in compliance with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and in applicable Laws, if any, except as would not have a Buyer Material Adverse Effect. There is no Action pending against any Victory Fund or, to the Knowledge of Buyer, threatened against any Victory Fund except where such pending or threatened Action, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Victory Fund or Buyer Material Adverse Effect. There is no material Order or regulatory restriction not generally imposed on similarly situated investment companies imposed upon or entered into by any Victory Fund. Each Victory Fund is, and since the date that is three years prior to the date hereof has been, in compliance with all applicable Law, other than, in each case, any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Victory Fund or Buyer Material Adverse Effect.

(d) Each Prospectus used to offer shares or other interests in a Victory Fund has been prepared in compliance with the requirements of applicable Laws as of its date and has not included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory Fund or Buyer Material Adverse Effect. Since the date that was three years prior to the date hereof, each Victory Public Fund has timely filed all material Reports required to be filed by it with any applicable Governmental Authority, except where the failure to timely file a Report, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory Public Fund or Buyer Material Adverse Effect. Since the date that was three years prior to the date hereof, the Reports have been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory Public Fund or Buyer Material Adverse Effect.

(e) No Victory Fund is party to or subject to any Contract which is in breach or default on the part of the applicable Victory Fund, or, as of the date hereof, any other Person, and the execution, delivery and performance of this Agreement will not result in any such violation, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory Fund or Buyer Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, all Investment Advisory Services have been rendered to a Victory U.S. Registered Fund by the Company pursuant to Advisory Contracts that were approved by the duly constituted (including having a majority of “non-interested” directors) board of directors of the applicable Victory U.S. Registered Fund and annually continued in effect by the board, in each case in accordance with Section 15 of the Investment Company Act and, to the extent required by applicable Law, the holders of shares in the Victory U.S. Registered Funds.

(f) All issued and outstanding shares and other interests of the Victory Funds have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, non-assessable, and were not issued in violation of preemptive or similar rights or applicable Law. All outstanding shares and other interests of a Victory Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified for sale, or an exemption therefrom is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law and no such registration statement is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Victory U.S. Registered Fund or Buyer Material Adverse Effect. Each Victory Private Fund complies, and since inception has complied, with the requirements of applicable 1940 Act exemption.

(g) Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, (i) each Victory U.S. Registered Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent, detect and correct material violations of the Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act, (ii) there have been no “material compliance matters,” as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any Victory U.S. Registered Fund, other than those which have been reported to the board of the Victory U.S. Registered Funds and satisfactorily remedied or are in the process of being remedied, (iii) all payments by each Victory Open-End Fund relating to the distribution of their shares (other than payments that are not required by applicable Laws to be paid pursuant to a 12b-1 Plan) have been made in compliance with the related 12b-1 Plan and each 12b-1 Plan adopted by each of the Victory Open-End Funds, and the operation of each such 12b-1 Plan, currently complies with Rule 12b-1 under the Investment Company Act and other applicable Laws and (iv) no Victory Open-End Fund has paid or is paying, directly or indirectly, any amount to any Person which is primarily intended to finance the distribution of its shares, except in accordance with a 12b-1 Plan.

5.13. Taxes and Tax Matters.

(a) All material Tax Returns required to have been filed by Buyer or any of its Subsidiaries have been duly and timely filed (taking into account applicable extensions) with the appropriate Taxing Authorities and all such Tax Returns were true, correct and complete in all material respects. Buyer and all of its Subsidiaries have paid (or caused to be paid) all material Taxes that were required to have been paid by them under applicable Law (whether or not shown on any Tax Returns).

(b) There is no Action pending or, to the Knowledge of Buyer, threatened in writing in respect of any material Taxes for which Buyer or any of its Subsidiaries is or may become liable, nor has any deficiency for any such material Taxes been proposed, asserted or, to the Knowledge of Buyer, threatened in writing which has not been fully resolved.

(c) There are no rulings, closing agreements, or similar agreements with any Taxing Authority the terms of which would have a material effect on the Buyer or any of its Subsidiaries.

(d) Buyer and its Subsidiaries have complied in all material respects with all Laws relating to the withholding of Taxes.

(e) No Taxing Authority in any jurisdiction where Buyer and its Subsidiaries do not file Tax Returns has made a claim in writing that Buyer or any of its Subsidiaries is or may be subject to taxation by, or file Tax Returns in, that jurisdiction, nor has, to the Knowledge of Buyer, any Taxing Authority threatened such a claim in writing (in each case, which remains unresolved).

(f) There are no Liens for Taxes upon any assets of Buyer or any of its Subsidiaries except for Permitted Liens.

(g) Neither Buyer nor any of its Subsidiaries has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(h) Buyer is not a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(i) Neither Buyer nor any of its Subsidiaries (A) has been a member of a consolidated, affiliated, combined, unitary or similar Tax group (other than a group the common parent of which is the Buyer) or (B) has any liability for the Taxes of any person (other than any of the Buyer and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than agreements whose principal purpose is not related to Tax).

(j) Neither the Buyer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending prior to the Closing Date; (B) installment sale or open transaction disposition made prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) executed prior to the Closing Date; or (D) prepaid amount received or deferred revenue realized prior to the Closing Date.

(k) During the two-year period ending on the date hereof, each of Buyer and any of its Subsidiaries has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

5.14. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, all Buyer Registered IP is subsisting and, to the Knowledge of Buyer, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) all Buyer Intellectual Property is exclusively owned by the Buyer or a Subsidiary of the Buyer, and the Buyer and its Subsidiaries have a valid right to use all other Buyer Intellectual Property (provided that the foregoing shall not be construed as a representation of non-infringement), in each case, free and clear of all Liens (other than Permitted Liens); and (ii) no Person has alleged or asserted, either in writing or, to the Knowledge of Buyer, otherwise, that any Buyer Intellectual Property is not owned by the Buyer or its Subsidiaries or that rights thereto are invalid or unenforceable.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, to the Knowledge of Buyer, neither the products and services of the Buyer and its Subsidiaries, nor the conduct of the businesses of the Buyer and its Subsidiaries as currently conducted and as previously conducted in the past three (3) years, infringes, dilutes, misappropriates or otherwise violates, and have not infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of any Person; and there are no pending Actions alleging the same.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, to the Knowledge of Buyer, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated in the past three (3) years, any Buyer Intellectual Property; and there are no pending Actions alleging the same.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, since the date that is three years prior to the date hereof, to the Knowledge of Buyer, there have been no material failures or crashes directly affecting the Buyer Computer Systems, which in the event of any of the foregoing, has caused material disruption to any business of the Buyer.

5.15. Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect taken as a whole, Buyer and Buyer’s Subsidiaries comply, and since the date that is three years prior to the date hereof have complied with (i) all applicable Data Protection Laws, (ii) current and public-facing privacy policies and procedures concerning the Processing of Personal Information of the Buyer and its Subsidiaries; and (iii) any Contracts or binding industry standards by which the Buyer and its Subsidiaries are bound relating to Processing of Personal Information (the foregoing (i)-(iii), the “Buyer Data Protection Requirements”) and there are no Actions alleging a violation of any Buyer Data Protection Requirements by Buyer or its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect taken as a whole, since the date that is three years prior to the date hereof, there have been no Buyer Data Security Breaches.

5.16. Labor and Employment Matters.

None of Buyer or any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union Contract applicable to employees of Buyer or any of its Subsidiaries and, to the Knowledge of Buyer, there are not any activities or proceedings of any labor union to organize any such employees. Additionally, (i) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any of its Subsidiaries; and (ii) there is no material representation claim or petition pending before any applicable Governmental Authority.

5.17. Employee Benefits.

(a) No Buyer Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Buyer or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Buyer or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (i) there are no pending or, to the Knowledge of Buyer, threatened in writing, Actions against or relating to the Buyer Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Buyer Plans with respect to the operation of such plans (other than routine benefits claims) and (ii) no Buyer Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

5.18. ERISA Matters.

(a) Except as identified in Section 5.18(a)(i) or (ii) of the Buyer Disclosure Schedule, (i) no Victory Client is a “benefit plan investor” as defined in Section 3(42) of ERISA

(any such Victory Client, a “Victory ERISA Client”), and (ii) in connection with the management and operation of any Victory Advisory Contract with a Victory Client that is a Governmental Plan or any Victory Fund in which a Governmental Plan invests, the Victory Advisers are not subject to, and have not agreed to comply with, any Similar Laws (any such Victory Client, a “Victory Similar Law Client”).

(b) No Victory Adviser is precluded from acting as a “fiduciary” (as defined in Section 3(21) of ERISA) by operation of Section 411 of ERISA. Each Victory ERISA Client and Victory Similar Law Client identified in Section 5.18(i) or (ii), respectively, of the Buyer Disclosure Schedule has, within the last six years, been managed or advised by the Victory Advisers in all material respects in compliance with (i) in the case of any Victory ERISA Client, the applicable provisions of ERISA and/or Section 4975 of the Code, and (ii) in the case of any Victory Similar Law Client, the applicable provisions of Similar Law. There is no pending audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the provision of services by any Victory Adviser to any Victory ERISA Client. With respect to any Victory Adviser that provides services to a Victory ERISA Client, such Victory Adviser currently meets the conditions to qualify as a “qualified professional asset manager” as defined in PTE 84-14 and is not ineligible to rely on the “prohibited transaction” relief granted under PTE 84-14.

(c) Buyer and each Victory Adviser do not hold Plan Assets.

5.19. No Brokers.

Other than PJT Partners LP and BofA Securities Inc., neither Buyer nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or similar fees or commissions with respect to this Agreement, the Other Transaction Documents or the Contemplated Transactions.

5.20. Section 15(f) of the Investment Company Act.

None of Buyer or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on the Company U.S. Registered Funds for purposes of Section 15(f) of the Investment Company Act as a result of the Contemplated Transaction or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to the Company.

5.21. Investment Intent.

Buyer acknowledges that the Company Shares have not been registered under the Securities Act or under any state securities Laws and that Buyer must continue to bear the economic risk of the investment in such Company Shares unless the offer and sale of such Company Shares is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available. Buyer hereby further acknowledges and agrees that (a) it is acquiring the Company Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute the Company Shares to any Person in violation of the applicable securities laws, (b) Buyer will not sell or otherwise dispose of the Company Shares, except in compliance with the Securities Act and any other applicable securities Laws, (c) Buyer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in and receipt of the Company Shares and of making an informed investment decision, and (d) Buyer is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Without limiting any of the foregoing, neither Buyer nor any of its Affiliates has taken any action that would otherwise cause the Company Shares to be subject to the registration requirements of the Securities Act.

5.22. Listing and Maintenance Requirements.

The shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq, and Buyer has taken no action designed to, or which to the Knowledge of Buyer is reasonably likely to, have the effect of, terminating the registration of the shares of Buyer Common Stock under the Exchange Act or delisting the Buyer Common Stock from the Nasdaq nor has Buyer received as of the date of this Agreement any notification that the SEC or the Nasdaq is contemplating terminating such registration or delisting. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and Buyer has not, since the date that was three years prior to the date hereof, received notice from the Nasdaq to the effect that Buyer is not in compliance with the listing or maintenance requirements of Nasdaq (or notice of delisting).

5.23. No Reliance.

Buyer has not relied upon any representations, warranties or statements, whether express or implied, made by the Amundi Parties (or their Affiliates, officers, directors, employees, agents or Representatives) that are not expressly set forth in Article III or Article IV hereof (as qualified by the Company Disclosure Schedule).

5.24. Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates or holders of its Equity Securities, Representatives or advisors has made, or shall be deemed to have made, to the Amundi Parties or any other Person any representations or warranty other than those expressly made by Buyer in this Article V. Without limiting the generality of the foregoing, except as expressly made in this Article V, no representation or warranty has been made or is being made herein to the Amundi Parties or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to the Amundi Parties or any other Person, or (ii) with respect to any other information or documents made available at any time to the Amundi Parties or any other Person.

Article VI
Covenants

6.1. Conduct of the Company.

(a) Except (i) to the extent compelled or required by applicable Law or Order, (ii) as may be necessary or commercially reasonable in response to a Contagion Event or Contagion Event Measures (provided, that Seller shall reasonably consult with Buyer to the extent reasonably practicable prior to causing the Company or its Subsidiaries to undertake any action in response to a Contagion Event or Contagion Event Measures), (iii) as otherwise expressly permitted or contemplated by this Agreement or any Other Transaction Document, (iv) in connection with the performance or exercise of any right or obligation pursuant to any existing Contract, (v) as set forth in Section 6.1 of the Company Disclosure Schedule, or (vi) as consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent notified to [Redacted] (email: [Redacted]) and [Redacted] (email: [Redacted]) within five Business Days thereafter shall be deemed to constitute consent), during the period from the date hereof to the Closing Date, Seller shall cause the Company and its Subsidiaries to conduct its business and operations in the ordinary course consistent with past practice and (x) use commercially reasonable efforts to (1) maintain its assets and properties and to preserve its current relationships with its Advisory Clients, employees and others having business dealings with it, in each case, in all material respects and (2) make reasonable data backups in the information technology systems of the business, if applicable, (y) maintain its books and records in the ordinary course consistent with past practice in all material respects, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business in all material respects; provided, however, that (A) no action by Seller, the Company or any of its Subsidiaries with respect to any specific exception permitted by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) or any other provision of Section 6.1(b) that may apply and (B) the failure of Seller, the Company or any of its Subsidiaries to take any action prohibited by Section 6.1(b) shall not be deemed a breach of this Section 6.1(a).

(b) Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law or Order, (ii) as may be necessary or commercially reasonable in response to a Contagion Event or Contagion Event Measures (provided, that Seller shall reasonably consult with Buyer to the extent reasonably practicable prior to causing the Company or its Subsidiaries to undertake any action in response to a Contagion Event or Contagion Event Measures), (iii) as otherwise expressly permitted or contemplated by this Agreement or any Other Transaction Document, (iv) in connection with the performance or exercise of any right or obligation pursuant to any existing Contract, (v) as set forth in Section 6.1 of the Company Disclosure Schedule, or (vi) as consented to in advance in writing by Buyer (which consent (other than in the case of clauses (i), (ii), (iii) or (ix) below) shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent notified to [Redacted] (email: [Redacted]) and [Redacted] (email: [Redacted]) within five Business Days thereafter shall be deemed to constitute consent), during the period from the date hereof to the Closing Date, Seller shall cause the Company and its Subsidiaries not to:

(i) modify or amend the Constituent Documents of the Company or any of its Subsidiaries in any material respect;

(ii) issue, deliver, sell, or authorize the issuance, delivery or sale of, any Equity Securities of the Company or any of its Subsidiaries;

(iii) split, combine, subdivide, redeem, repurchase, or reclassify, or purchase or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries;

(iv) declare or pay any dividend or make any distribution in respect of any of its Equity Securities other than (A) to the Company or any of its Subsidiaries and (B) dividends and distributions in cash;

(v) incur any indebtedness for borrowed money other than (A) in an amount not exceeding $500,000 in the aggregate and (B) indebtedness that will be repaid prior to or on the Closing Date, or forgive any indebtedness for borrowed money;

(vi) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it or its Subsidiaries may conduct, or the Persons with whom it or its Affiliates can compete, in each case in any material respect;

(vii) enter into any Contract, with respect to, or consummate, any merger or business combination, or the acquisition of any business of any Person by merger, consolidation, or Equity Security or asset purchase;

(viii) divest, sell, transfer or otherwise dispose of, or encumber any material asset of the Company or its Subsidiaries, other than in the ordinary course of business;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(x) other than (w) as required by a Plan set forth on Section 3.16(a) of the Company Disclosure Schedule in effect on the date of this Agreement, (x) as explicitly contemplated hereunder, (y) for actions the entire cost of which is borne solely by Seller and which are not recurring obligations to be maintained or provided following the Closing and which do not impact the nature or scope of Buyer’s obligations under Section 6.9 of this Agreement, and (z) with respect to any Retained Employee (that is, on or after the date upon which Buyer has consented in writing to such individual being classified as a Retained Employee) or Expat Employee, (A) increase the base salary, base wage rate, or amount of any other material compensation element of any employee or other individual service provider of the Company or any Subsidiary with a base salary or base wage rate of at least $200,000 (except for annual merit-based increases of 2% or less in the ordinary course of business consistent with past practice), (B) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider of the Company or any Subsidiary, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder (including granting of any awards under the Amundi US, Inc. Amended and Restated Special Award Plan or admitting new participants into the Pioneer Group, Inc. Executive Supplemental Retirement Benefit Plan A), other than ordinary course and non-substantial changes to any Plan that is a health, retirement or welfare plan in connection with annual renewals that do not materially increase the cost of maintaining or sponsoring such Plan, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” any employee of the Company or any Subsidiary with a base salary or base wage rate of at least $200,000, (F) hire or engage any new employee or other individual service provider of the Company or any Subsidiary, other than to (1) fill positions open as of the date hereof as listed on Section 6.1(b)(x) of the Company Disclosure Schedule or (2) replace vacant positions following departures, in each case of the Company or any Subsidiary, subject to prior consultation with the Buyer and provided that the number of employees or other individual service providers as at the Closing Date should not be higher than the number of employees as at the date hereof, (G) make or forgive any loan to any present or former employee or other individual service provider of the Company or any Subsidiary (other than advancement of expenses in the ordinary course of business consistent with past practices), (H) waive or release any non-competition, non-solicitation, non-interference, non-disparagement or similar restrictive covenant obligation of any employee of the Company or any Subsidiary with a base salary or base wage rate of $200,000, (I) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that would reasonably be expected to implicate the WARN or any similar state law, (J) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, or recognize or certify any such entity or (K) cause any employee or individual independent contractor of the Company or any of its Subsidiaries (other than the Expat Employees) to transfer employment or services to Seller or one of its Affiliates (other than the Company or any of its Subsidiaries), such that they would no longer be employed or engaged by the Company or any of its Subsidiaries at the Closing Date (any such employee or individual independent contractor whose employment or services is so transferred prior to the Closing Date with the written consent of Buyer, a “Retained Employee”);

(xi) make, change, or revoke any material election in respect of Taxes, settle or compromise any material Tax liability, amend any material Tax Return, consent to any extension (except extensions of time that are automatically granted and applied for in the ordinary course of business) or waiver of the statute of limitation period applicable to any material Tax claim or assessment, change an annual accounting period or change (or make a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes, file or surrender a claim for any refund of material Taxes, enter into any Tax sharing, closing, or similar agreement in respect of any Taxes, or obtain or request any Tax ruling, in each case, to the extent such action would have the effect of increasing the Tax liability of the Company or its Subsidiaries for any Tax period ending on or after the Closing Date;

(xii) change its accounting policies or procedures except to the extent required to conform with GAAP;

(xiii) voluntarily divest itself of management of the Company Funds, in each case other than in the ordinary course of business, as determined by a Company Adviser in the exercise of its fiduciary duties;

(xiv) change its fiscal year;

(xv) make any capital contribution to, or investment in, any Person (other than the Company and its Subsidiaries) in any amount in excess of $1,000,000, other than in the ordinary course of business;

(xvi) amend, assign, renew, terminate, waive any material rights under or cancel any Company Material Contract or enter into any new agreement that would have been a Company Material Contract had it been in effect as of the date hereof, in each case other than (A) in the ordinary course of business or (B) the expiration, automatic extension or renewal of any Company Material Contract in accordance with its terms, if such Company Material Contract as so renewed or extended will (i) expire or be terminable for convenience by the Company within one year following the Closing Date without penalty or (ii) will not require an aggregate expenditure by the Company or its Subsidiaries exceeding $250,000 after the Closing;

(xvii) commence or settle any Action against or involving the Company or any of its Subsidiaries (provided, that this clause (xvii) shall not apply to Tax matters, which are addressed in clause (xi) above);

(xviii) expend, or commit to expend, funds for capital expenditures of more than $500,000 in the aggregate;

(xix) enter into a new line of business, including entering into any new investment strategy or asset class or any line of business related to investment management services;

(xx) dissolve or terminate any Company Fund that is a Company Direct Client or recommend to the board of directors or relevant governing body of any Company Direct Client the dissolution or termination of such Company Direct Client, other than (A) in accordance with the Constituent Documents of such Company Direct Client or applicable Law, (B) in order to comply with its fiduciary duties (or that of its Representatives) under applicable Law, (C) in connection with the withdrawal of all shareholders from such Company Direct Client, or (D) in the ordinary course of business;

(xxi) create a new Subsidiary of the Company;

(xxii) (A) sell, assign, transfer, license (other than nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice), abandon, allow to lapse, allow to be dedicated to the public domain, or otherwise dispose of any material Owned Intellectual Property (including any Pioneer Marks), or (B) disclose any material Trade Secrets included in the Owned Intellectual Property to any third party, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality to the Company or its Subsidiaries;

(xxiii) with respect to the Buyer Common Stock and Buyer Preferred Stock to be issued pursuant to this Agreement (whether at the Closing or at any time thereafter), engage in any hedging or derivative transactions or other swap or arrangement which transfers to another Person, in whole or in part, any of the economic consequences of ownership of any such Buyer Common Stock or Buyer Preferred Stock; or

(xxiv) authorize, agree, resolve or consent to any of the foregoing.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.2. Conduct of Buyer.

(a) Except (i) to the extent compelled or required by applicable Law or Order, (ii) as may be necessary or commercially reasonable in response to a Contagion Event or Contagion Event Measures (provided, that Buyer shall reasonably consult with Seller to the extent reasonably practicable prior to undertaking any action in response to a Contagion Event or Contagion Event Measures), (iii) as otherwise expressly permitted or contemplated by this Agreement or any Other Transaction Document, (iv) in connection with the performance or exercise of any right or obligation pursuant to any existing Contract, (v) as set forth in Section 6.2 of the Buyer Disclosure Schedule, or (vi) as consented to in advance in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Seller to respond to such a request for consent notified to [Redacted] (email: [Redacted]) and [Redacted] (email: [Redacted]) within five Business Days thereafter shall be deemed to constitute consent), during the period from the date hereof to the Closing Date, Buyer shall, and shall cause its Subsidiaries to, conduct its business and operations in the ordinary course; provided, however, that (A) no action by Buyer or any of its Affiliates with respect to any specific exception permitted by any provision of Section 6.2(b) shall be deemed a breach of this Section 6.2(a) or any other provision of Section 6.2(b) that may apply and (B) the failure of Buyer or any of its Affiliates to take any action prohibited by Section 6.2(b) shall not be deemed a breach of this Section 6.2(a).

(b) Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law or Order, (ii) as may be necessary or commercially reasonable in response to a Contagion Event or Contagion Event Measures (provided, that Buyer shall reasonably consult with Seller to the extent reasonably practicable prior to undertaking any action in response to a Contagion Event or Contagion Event Measures), (iii) as otherwise expressly permitted or contemplated by this Agreement or any Other Transaction Document, (iv) in connection with the performance or exercise of any right or obligation pursuant to any existing Contract, (v) as set forth in Section 6.2 of the Buyer Disclosure Schedule, or (vi) as consented to in advance in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent notified to [Redacted] (email: [Redacted]) and [Redacted] (email: [Redacted]) within five Business Days thereafter shall be deemed to constitute consent), during the period from the date hereof to the Closing Date, Buyer shall not, and shall cause its Subsidiaries not to:

(i) solicit, knowingly encourage or initiate the submission of proposals or offers, or enter into any agreement or Contract, with respect to, or consummate, any merger or business combination, or any acquisition of any other Person, business, assets or Equity Securities that would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions;

(ii) approve, declare or pay any dividend, other than quarterly dividends approved, declared or paid in the ordinary course;

(iii) modify or amend its Constituent Documents in any material respect in a manner that would reasonably be expected to be adverse to Seller following the Closing;

(iv) issue any Equity Securities, except in connection with Existing Buyer Equity Plans;

(v) enter into or materially modify any Contract with any Person (or group of Persons) holding more than five percent (5%) of the total outstanding Equity Securities of Buyer; or

(vi) reclassify, combine, split, subdivide, repurchase or redeem any of its Equity Securities or make any other change with respect to its capital structure.

(c) For the avoidance of doubt, nothing in this Section 6.2 shall prohibit Buyer from (i) entering into or consummating any merger or business combination, or any acquisition of any other person or business if it would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions or (ii) incurring or refinancing any indebtedness.

(d) Nothing contained in this Agreement shall give to Seller, directly or indirectly, rights to control or direct the operations of Buyer. Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary in this Agreement, no consent of Seller shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.3. Access to Information Prior to the Closing.

(a) During the period from the date hereof until the Closing Date, subject to applicable Law, each of Seller and Buyer shall use reasonable best efforts to cause their senior representative(s) to meet once a week in a joint transition committee (the “Transition Committee”), which committee shall (i) define the parameters for planning the operational implementation of the Contemplated Transactions (including the scope of access and information sharing during the period between the date hereof until the Closing Date), (ii) monitor the process of the operational workstreams, (iii) enable Buyer and Seller to discuss any action requiring Buyer consent or consultation pursuant to Section 6.1(b)(x) and (iv) discuss such other matters as the Transition Committee shall determine.

(b) Subject to the framework and limitations defined by the Transition Committee as contemplated by Section 6.3(a)(i), (i) during the period from the date hereof through the Closing Date, Seller shall cause the Company to give Buyer and its authorized representatives reasonable access during regular business hours to personnel, offices, facilities, books and records of the Company as Buyer may reasonably request and (ii) all access pursuant to this Section 6.3 and this Agreement generally shall be (A) conducted upon reasonable advance notice to Seller and the Company’s management team and (B) conducted in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries and conducted at Buyer’s sole cost and expense. Notwithstanding anything to the contrary contained herein, during the period from the date hereof through the Closing Date, neither Seller nor the Company or its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would, in Seller’s reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Seller or the Company or its Subsidiaries, (2) conflict with any applicable Law (including applicable Data Protection Laws) or Order applicable to Seller or the Company or its Subsidiaries or the assets, or operation of the business, of Seller or the Company or its Subsidiaries (including any disclosure or action covered by Section 6.3(f)) or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, Seller shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) and (3), including, with respect to competitively sensitive information, via “clean team” arrangements. Notwithstanding anything to the contrary contained herein, during the period from the date hereof through the Closing Date, without the prior written consent of Seller (which consent may be withheld for any reason), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any employee, vendor, supplier or customer of the Amundi Parties or the Company or any of its Subsidiaries regarding the business, operations, or prospects of the Company and its Subsidiaries or this Agreement or the transactions contemplated hereby.

(c) Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall, and shall cause the Company and its Subsidiaries to make available to Buyer the following information:

(i) within fifteen (15) Business Days following the last day of any calendar month ending after the date hereof but prior to the Closing Date, the unaudited consolidated financial statements of Amundi US, Inc. and its Subsidiaries and the unaudited consolidated results of operations and changes in capital of Amundi US, Inc. and its Subsidiaries for the month so ended, in each case prepared in accordance with GAAP; and

(ii) within fifteen (15) Business Days following the last day of any calendar month ending after the date hereof but prior to the Closing Date, the information set forth on Section 6.3(c)(ii) of the Company Disclosure Schedule in substantially the form set forth therein.

(d) Each of the parties hereto hereby agrees to be bound by, and that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, that effective as of the Closing, and notwithstanding anything to the contrary in the Confidentiality Agreement, the term of the obligations of confidentiality, non-disclosure and non-use shall be extended to the date that is two years following the Closing; provided, however, that effective as of the Closing, such obligations of confidentiality, non-disclosure and non-use shall cease to apply to Buyer with respect to information solely about the Company and its Subsidiaries. Notwithstanding anything to the contrary in the foregoing, the Amundi Parties acknowledge that prior to the date hereof they have had, and prior to the Closing Date they will have, access to information about the Company and its Subsidiaries and that the Amundi Parties’ direct or indirect ownership interest in the Company brought them into close contact with confidential and proprietary information of the Company and its Subsidiaries. In recognition of the foregoing, the Amundi Parties agree, at all times during the Restricted Period, to, and to cause their respective Affiliates that have received Company Group Confidential Information to, hold in confidence, and not to disclose to any Person the Company Group Confidential Information, in each case without the prior authorization of Buyer.

(e) Seller shall cause to be prepared in accordance with GAAP (applied on a consistent basis) and in compliance with Regulation S-X and delivered to Buyer, true and complete copies of (1) as promptly as practicable (and in any event no later than August 9, 2024), (A) the audited annual consolidated financial statements of Amundi US, Inc. and its Subsidiaries for the years ended December 31, 2023, 2022 and 2021 and (B) the unaudited consolidated financial statements of Amundi US, Inc. and its Subsidiaries for the six months ended June 30, 2024 and June 30, 2023, upon which the Company’s auditors have performed a SAS 100 review, (2) by November 11, 2024, the unaudited consolidated financial statements of Amundi US, Inc. and its Subsidiaries for the nine months ended September 30, 2024 and September 30, 2023, upon which the Company’s auditors have performed a SAS 100 review, (3) if the Closing has not occurred by December 1, 2024, audited annual consolidated financial statements of Amundi US, Inc. and its Subsidiaries for the year ended December 31, 2024 no later than March 21, 2025, (4) if the Closing has not occurred by March 3, 2025, unaudited consolidated financial statements of Amundi US, Inc. and its Subsidiaries upon which the Company’s auditors have performed a SAS 100 review, as deemed necessary for Buyer’s SEC filing purposes and (5) no later than 75 days following the Closing, an audited consolidated balance sheet of Amundi US, Inc. and its Subsidiaries as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date.

(f) Notwithstanding any other provision of this Agreement to the contrary, no disclosure, representation or warranty shall be made, or other action taken, pursuant to this Agreement that would involve the disclosure of “confidential supervisory information” as defined in 12 C.F.R. § 261.2(b) or any successor regulation of any Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose or take any other action pursuant to this Section 6.3(f) will operate to waive or exclude, or relieve Seller or any liability for, a breach of any representation or warranty of this Agreement.

6.4. Advisory Client Consents.

(a) Company Open-End Funds.

(i) For each Company Open-End Fund, Seller shall cause the Company to use reasonable best efforts to obtain in accordance with the Investment Company Act, as promptly as practicable following the date hereof: (A) the due consideration and requisite approval by the applicable board of the Company Open-End Fund (“Fund Board Reorganization Approval”) of the reorganization, on reasonable and customary terms and conditions, of such Company Open-End Fund into a newly established series of Victory Portfolios, a Delaware trust, or another trust sponsored and advised by Victory Capital Management Inc. (any such trust, the “Buyer Trust” and each such series, a “Buyer Fund Series”) (each, a “Fund Reorganization”), and all necessary actions to effect such Fund Reorganization, it being understood and agreed that as a result of each Fund Reorganization, each applicable Buyer Fund Series shall become (or shall already be) party to an investment advisory contract with Victory Capital Management Inc. and other customary service provider contracts with service providers utilized by Victory Portfolios as of the date hereof, in each case, on reasonable and customary terms; (B) the due consideration and requisite approval of the shareholders of such Company Open-End Fund of the Fund Reorganization (“Fund Shareholder Reorganization Approval”); and (C) the approval by the applicable board of the Company Open-End Fund of an “interim contract” entered into in accordance with Rule 15a-4 under the Investment Company Act (an “Interim Rule 15a-4 Contract”) between such Company Open-End Fund and the Company Adviser, containing terms substantially the same as, and providing for compensation no greater than the compensation provided under, the Advisory Contract between such Company Open-End Fund and the Company Adviser as of the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment thereof), it being understood that such Interim Rule 15a-4 Contract shall provide that it shall only take effect in the event that Fund Board Reorganization Approval and Fund Shareholder Reorganization Approval, with respect to such Company Open-End Fund, are not obtained prior to the Closing Date. Each Company Open-End Fund is listed on Section 6.4(a)(i) of the Company Disclosure Schedule.

(ii) For each Company Open-End Fund, Buyer shall use reasonable best efforts: (A) to obtain, as promptly as practicable following the date hereof, the approval, to the extent required, to effect any Fund Reorganization, of the board of trustees of Buyer Trust; and (B) to cause the Buyer Fund Series that is the party to such Company Open-End Fund’s proposed Fund Reorganization to prepare and to file with the SEC (to the extent such filing is required) all securities registration statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with applicable Law, including the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, including a securities registration statement on SEC Form N-14 (or successor form thereto) containing a joint proxy statement and prospectus addressing the Fund Reorganization and seeking Fund Shareholder Reorganization Approval (a “Fund Reorganization Proxy Statement/Prospectus”). Seller shall, upon the reasonable request of

Buyer, cause the Company to provide to Buyer any information regarding the Company or its Subsidiaries or the applicable Company Open-End Fund that is required to be included in any Fund Reorganization Proxy Statement/Prospectus.

(iii) Consistent with its obligations under Section 6.4(a)(i), Seller shall cause the Company to use reasonable best efforts to cause each Company Open-End Fund (A) to mail such Fund Reorganization Proxy Statement/Prospectus to the shareholders of such Company Open-End Fund as promptly as practicable after clearance by the SEC, and (B) as soon as practicable following the mailing of such proxy solicitation materials, submit such Fund Reorganization for Fund Shareholder Reorganization Approval.

(iv) For the avoidance of doubt, if the requisite Fund Shareholder Reorganization Approval for any Company Open-End Fund is not obtained prior to Closing but is obtained within 150 days following Closing in accordance with Rule 15a-4 under the Investment Company Act (or such other longer period as determined by mutual agreement of Buyer and Seller to be consistent with applicable relief from certain provisions of Section 15(a) of the Investment Company Act), the Parties shall cause the Fund Reorganization in respect of such Company Open-End Fund to occur as soon as reasonably practicable thereafter.

(b) Company Closed-End Funds.

(i) For each Company Closed-End Fund, Seller shall cause the Company to use reasonable best efforts to obtain, as promptly as practicable following the date hereof: (A) the due consideration and requisite approval by the applicable board of directors of the Company Closed-End Fund (“CEF Board Approval”) of: (1) in accordance with Section 15 of the Investment Company Act, an investment advisory contract, on reasonable and customary terms and conditions, between Victory Capital Management Inc. and the Company Closed-End Fund, to be in effect as of the Closing Date (each, a “New Victory CEF IMA”); (2) an Interim Rule 15a-4 Contract, containing terms substantially the same as, and providing for compensation no greater than the compensation provided under, the Advisory Contract between such Company Closed-End Fund and the Company Adviser (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment thereof), it being understood that such Interim Rule 15a-4 Contract shall provide that it shall only take effect in the event that CEF Board Approval and CEF Shareholder Approval, with respect to such Company Closed-End Fund, is not obtained prior to the Closing Date; and (3) subject to the receipt of CEF Shareholder Approval, the resignation of the members of the board of directors of the Company Closed-End Fund set forth on Section 6.4(b)(i) of the Company Disclosure Schedule and the simultaneous election to such board of directors of each of the persons set out on Section 6.4(b) of the Company Disclosure Schedule (such resignations and elections, collectively, the “Victory Board Appointments”), in each case, to be effective within 30 days following the date of CEF Shareholder Approval; and (B) the due consideration and requisite approval of the shareholders of such Company Closed-End Fund of the New Victory CEF IMA and the Victory Board Appointments (“CEF Shareholder Approval”). Each Company Closed-End Fund is listed on Section 6.4(b)(i) of the Company Disclosure Schedule.

(ii) For each Company Closed-End Fund, Seller shall cause the Company to use its reasonable best efforts to cause such Company Closed-End Fund to prepare and file with the SEC all proxy solicitation materials necessary to comply in all material respects with applicable Law, including the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, addressing the New Victory CEF IMA and the Victory Board Appointments and seeking CEF Shareholder Approval (a “CEF Proxy Statement”). Buyer shall, upon the reasonable request of the Company, provide to the Company any information regarding Buyer that is required to be included in any CEF Proxy Statement.

(iii) Consistent with its obligations under Section 6.4(b)(i), Seller shall cause the Company to use reasonable best efforts to cause each Company Closed-End Fund (A) to mail each CEF Proxy Statement to the shareholders of such Company Closed-End Fund as promptly as practicable after clearance by the SEC, and (B) as soon as practicable following the mailing of such proxy solicitation materials, submit for CEF Shareholder Approval the New Victory CEF IMA and the Victory Board Appointments.

(iv) For the avoidance of doubt, if the requisite CEF Shareholder Approval for any Company Closed-End Fund is not obtained prior to Closing but is obtained within 150 days following Closing in accordance with Rule 15a-4 under the Investment Company Act (or such other longer period as determined by mutual agreement of Buyer and Seller to be consistent with applicable relief from certain provisions of Section 15(a) of the Investment Company Act), the parties shall cause the transactions contemplated by Section 6.4(b)(i)(3) to occur as soon as reasonably practicable thereafter and, in any event, within the time periods set forth in Section 6.4(b)(i)(3).

(c) Company Direct Client and Company Delegated Client Consents. Seller shall cause the Company and the Company’s Subsidiaries, as applicable, to send a notice and request for consent in substantially the form attached to this Agreement as Section 6.4(c) of the Company Disclosure Schedule, subject to any modifications made in compliance with the terms below (the “Affirmative Consent Notice”), as promptly as reasonably practicable following the date of this Agreement, to each party to each Advisory Contract, or authorized representative of such party authorized to provide consent to the assignment of the Advisory Contract, in relation to each Company Direct Client (other than the Company Direct Clients set forth on Section 6.4(d) of the Company Disclosure Schedule) and each Company Delegated Client, which, for the avoidance of doubt, may include each corresponding Fund Investor. Seller shall cause the Company to use reasonable best efforts to obtain such consent. The parties hereto agree that any such consent shall be deemed obtained on behalf of each such party to each Advisory Contract upon receipt of the applicable written consent from such party, or authorized representative of such party authorized to provide consent to the assignment of the relevant Advisory Contract (which, for the avoidance of doubt, may include each corresponding Fund Investor), in such proportions as required by the applicable Fund Documents (or equivalent documentation). Seller shall cause the Company Affiliate Delegating Parties to comply with applicable regulatory procedures and/or contractual requirements applicable to Company Delegated Clients as a result of the Contemplated Transactions. None of the consents required to be obtained pursuant to this Section 6.4(c) shall be deemed to have been obtained with respect to any Company Direct Client or Company Delegated Client if at any time prior to the close of business on the Closing Measurement Date such Company Direct Client or Company Delegated Client (or, if applicable, a Company Affiliate Delegating Party in respect of a Company Delegated Client) or corresponding Fund Investors, if applicable, in such proportions as required by the applicable Fund Documents (or equivalent documentation), validly terminate (or give valid notice of termination of) the applicable Advisory Contract. None of the Amundi Parties, the Company or any of their respective Affiliates shall have any liability whatsoever to Buyer or its Affiliates, and Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, arising out of or relating to the failure to obtain any such consents or the termination of any Contract as a result of the Contemplated Transactions. Except with respect to (x) any Company U.S. Registered Fund for which consent requirements are set forth in Section 6.4(a) and Section 6.4(b) and (y) any Company Direct Client set forth in Section 6.4(d) of the Company Disclosure Schedule, each party to each Advisory Contract, or authorized representative of such party authorized to provide consent to the assignment of the Advisory Contract, in relation to each Company Direct Client and Company Delegated Client, which, for the avoidance of doubt, may include each corresponding Fund Investor, is required to provide written consent to such assignment as contemplated by this Section 6.4(c). Seller agrees to timely communicate (which may be effected via email) to Buyer any material modifications to the Affirmative Consent Notice deemed by Seller to be reasonably necessary or appropriate for specific Company Direct Clients, parties to an Advisory Contract or, if applicable, corresponding Fund Investors, and to collaborate in good faith with Buyer (including considering Buyer’s comments in good faith) regarding such material modifications prior to using such amended Affirmative Consent Notice; provided, however, that, without Buyer’s prior written consent, Seller shall not modify any statements in the Affirmative Consent Notice noting that, following the Closing, Company Adviser’s rights and obligations under the relevant Advisory Contract will be assumed by Victory Capital Management Inc., and that, as a result, Victory Adviser will serve as the Advisory Client’s investment adviser from and after such time.

(d) Permitted Negative Consents. Solely for those Company Direct Clients set forth on Section 6.4(d) of the Company Disclosure Schedule, Seller shall cause the Company and the Company’s Subsidiaries to send a notice and request for consent in substantially the form attached to this Agreement in Section 6.4(d) of the Company Disclosure Schedule (the “Negative Consent Notice”), as promptly as reasonably practicable following the date of this Agreement, to each party (or authorized representative of such party) authorized to provide consent to the deemed assignment of the Advisory Contract for each such Company Direct Client and, if applicable, corresponding Fund Investor. The Negative Consent notice shall specify that consent for the deemed assignment of such Advisory Contract will be deemed to have been granted if no such written consent or approval is received from such party or, if applicable, corresponding Fund Investor, prior to 45 days (or for such longer period as set forth in Section 6.4(d) of the Company Disclosure Schedule) since the sending of the Negative Consent Notice (the “Negative Consent Period”). The parties hereto agree that any account consent with respect to Company Direct Clients set forth on Section 6.4(d) of the Company Disclosure Schedule shall be deemed obtained: (x) (i) on behalf of a Company Direct Client that is not a Company Fund, upon receipt of the applicable written consent from the party (or authorized representative of such party) authorized to provide consent to the deemed assignment of the relevant Advisory Contract; and (ii) on behalf of a Company Direct Client set forth on Section 6.4(d) of the Company Disclosure Schedule, upon receipt of the applicable written consent from Fund Investors, if applicable, in such proportions as are required by the applicable Fund Documents (or equivalent documentation); or (y) upon the expiration of the applicable Negative Consent Period if no written consent or approval is obtained prior to such time; provided, however, that no such consent shall be deemed to have been obtained if at any time prior to the close of business on the Closing Measurement Date such Company Direct

Client or corresponding Fund Investors, in such proportions as required by the applicable Fund Documents (or equivalent documentation), validly terminate (or give valid notice of termination of) the applicable Advisory Contract. Each of the parties hereto shall cooperate, jointly plan, and share information with respect to all material communications with any Advisory Clients and their representatives (including directors of any Company Public Funds and Fund Investors and) with respect to the Contemplated Transactions and the operation of the business of the Company and its Subsidiaries following the Closing. Seller agrees to timely communicate (which may be effected via email) to Buyer any material modifications to the Negative Consent Notice deemed by Seller to be reasonably necessary or appropriate for specific Company Direct Clients or, if applicable, corresponding Fund Investors, and to collaborate in good faith with Buyer (including considering Buyer’s comments in good faith) regarding such material modifications prior to using such amended Negative Consent Notice; provided, however, that, without Buyer’s prior written consent, Seller shall not modify any statements in the Negative Consent Notice noting that, following the Closing, Company Adviser’s rights and obligations under the relevant Advisory Contract will be assumed by Victory Capital Management Inc., and that, as a result, Victory Capital Management Inc. will serve as the Advisory Client’s investment adviser from and after such time. Buyer shall be provided the opportunity to review and comment on all notices and related materials distributed to any Advisory Client or Fund Investor by or on behalf of the Company or the Company Affiliate Delegating Parties, as relevant, in connection with obtaining any Client Consents pursuant to this Section 6.4 at least twenty-four (24) hours prior to their distribution. Each Company Direct Client for which negative consent is permitted under the applicable Advisory Contract is listed on Section 6.4(d) of the Company Disclosure Schedule.

(e) Buyer covenants and agrees that none of the information supplied or to be supplied by or on behalf of Buyer specifically for inclusion or incorporation by reference in each Fund Reorganization Proxy Statement/Prospectus or CEF Proxy Statement will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller covenants and agrees that none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in a Fund Reorganization Proxy Statement/Prospectus or CEF Proxy Statement will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller further covenants and agrees that none of Seller or any of its Subsidiaries may consent to the assignment of an Advisory Contract unless such consent is authorized under applicable Law.

6.5. Preparation of Buyer Proxy Statement; Buyer Stockholders’ Meeting.

(a) Buyer shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, but in any event not later than the later of (x) thirty (30) Business Days following the date of this Agreement and (y) ten (10) Business Days after delivery by Seller to Buyer of the financial statements described in clause (1) of Section 6.3(e), the Buyer Proxy Statement. Notwithstanding anything contrary in the foregoing, in no event shall the Buyer be required to file the Buyer Proxy Statement with the SEC prior to August 15, 2024. Buyer shall (i) provide Seller and its Representatives with a reasonable opportunity to review and comment on drafts of the Buyer Proxy Statement (and any amendments or supplements thereto) prior to filing, furnishing or delivering the Buyer Proxy Statement (and any amendments or supplements thereto) to the SEC or Buyer’s stockholders and (ii) give reasonable consideration to all comments proposed by Seller and its Representatives. Buyer shall use its reasonable best efforts to ensure that the Buyer Proxy Statement (and any amendments or supplements thereto) complies in all material respects with the applicable provisions of the Exchange Act. Buyer shall notify Seller promptly of (A) the time when the Buyer Proxy Statement has been filed with the SEC, (B) when the SEC staff confirms that it does not intend to review the preliminary Buyer Proxy Statement or advises that it has no further comments thereon or that Buyer may commence mailing the Buyer Proxy Statement (such date, the “SEC Clearance Date”) and (C) when any supplement or amendment to Buyer Proxy Statement has been filed.

(b) Seller shall, and shall cause the Company to, reasonably cooperate with Buyer in the preparation of the Buyer Proxy Statement, and Seller shall furnish all information concerning itself, the Company and the Seller Related Parties that is required to be included in the Buyer Proxy Statement under the Exchange Act. If at any time prior to the Buyer Stockholders’ Meeting, any information relating to Buyer or the Company, or any of their respective Affiliates or any Seller Related Party, officers or directors, should be discovered by Buyer or Seller that should be set forth in an amendment or supplement to the Buyer Proxy Statement, so that the Buyer Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Buyer. The Board of Directors of Buyer shall not withhold, withdraw or modify in a manner adverse to Seller or Amundi Parent (or publicly propose any of the foregoing), and the Buyer Proxy Statement shall include, the recommendation of the Board of Directors of Buyer in favor of approval of the Share Issuance and the Charter Amendments, except to the extent the Board of Directors of Buyer determines, in accordance with, and to the extent permitted by, Section 6.5(f) to make an Adverse Recommendation Change. Buyer shall promptly provide copies, consult with Seller and prepare written responses with respect to any written comments received from the SEC with respect to the Buyer Proxy Statement and advise Seller of any oral comments received from the SEC.

(c) As soon as reasonably practicable following the SEC Clearance Date, Buyer shall, in accordance with applicable Law and its Constituent Documents, take all action necessary to duly call and give notice of and commence mailings of the Buyer Proxy Statement to all Buyer stockholders as of the record date established for, and no later than 45 days following the SEC Clearance Date, hold a meeting of the Buyer stockholders for the purpose of seeking the Required Buyer Shareholder Vote in accordance with the Delaware General Corporation Law and Nasdaq rules. The Buyer Proxy Statement shall, at the time of the Buyer Stockholders’ Meeting, comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(d) In connection with such meeting, Buyer will (i) subject to Section 6.5(f), use its reasonable best efforts to obtain the Required Buyer Shareholder Vote, including by soliciting proxies in favor thereof and taking all other actions necessary or advisable to obtain such Required Buyer Shareholder Vote and (ii) otherwise comply in all material respects with the legal requirements applicable to such meeting. Buyer shall keep Seller updated with respect to proxy solicitation results as reasonably requested by Seller. Once the Buyer Stockholders’ Meeting has been called and noticed, Buyer shall not postpone or adjourn the Buyer Stockholders’ Meeting without the consent of Seller (other than: (A) to obtain a quorum of its stockholders; (B) to solicit additional proxies, in the event that Buyer has not received proxies representing a sufficient number of shares of Buyer Common Stock to obtain the Required Buyer Shareholder Vote for the Share Issuance or, if it is still a closing condition, the Governance Charter Amendment or (C) as reasonably determined by Buyer to comply with applicable Law). Notwithstanding the foregoing, if on a date for which the Buyer Stockholders’ Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares of Buyer Common Stock to obtain the Required Buyer Shareholder Vote for the Share Issuance or, if it is still a closing condition, the Governance Charter Amendment, whether or not a quorum is present, Buyer shall have the right to postpone or adjourn (and Seller shall have the right to require Buyer to postpone or adjourn) the Buyer Stockholders’ Meeting one or more times for not more than an aggregate of ten (10) days, solely for the purpose of soliciting shares of Buyer Common Stock to obtain such Required Buyer Shareholder Vote. For the avoidance of doubt, if the Board of Directors of Buyer makes an Adverse Recommendation Change, it will not alter the obligation of Buyer to submit the Share Issuance and the Charter Amendments to Buyer’s stockholders at the Buyer Stockholders’ Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Buyer Stockholders’ Meeting.

(e) If the Closing occurs and Buyer has not obtained the Required Buyer Shareholder Vote for the Corporate Opportunity Charter Amendment at the Buyer Stockholders’ Meeting, Buyer shall present the Corporate Opportunity Charter Amendment for approval of Buyer’s stockholders at the first annual meeting of Buyer’s stockholders following the Closing, and Buyer’s Board of Directors shall, subject to its fiduciary duties, recommend that Buyer’s stockholders vote in favor of such amendment.

(f) Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Required Buyer Shareholder Vote, the Board of Directors of Buyer may effect an Adverse Recommendation Change, if (i) prior to effecting the Adverse Recommendation Change Buyer promptly notifies Seller, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (ii) Buyer shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Seller in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Seller, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, Buyer shall promptly notify Seller of such material development, and the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Intervening Event Notice Period subsequent to the time Buyer notifies Seller of any such material development (it being understood that there may be multiple extensions)), and (iii) Buyer’s Board of Directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Adverse Recommendation Change, after taking into account any adjustments proposed by Seller during the Intervening Event Notice Period, would cause the Buyer Board of Directors to be in breach of its fiduciary duties under applicable Law. The parties acknowledge and agree that any Adverse Recommendation Change may be made solely and exclusively pursuant to this Section 6.5(f) and no other provisions of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, if, prior to the mailing of the Buyer Proxy Statement, the event set forth on Schedule 6.5(g) has occurred, then Buyer shall not be required to submit the Governance Charter Amendment to Buyer’s stockholders at the Buyer Stockholders’ Meeting to consider and vote thereon.

6.6. Efforts; Regulatory Filings.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with Seller in doing, all things, necessary, proper or advisable to consummate as promptly as practicable after the date hereof the Contemplated Transactions, including submitting all required notices and obtaining all necessary approvals and clearances from Governmental Authorities (including the Other Requisite Regulatory Approvals identified on Section 6.6(a) of the Company Disclosure Schedule) and satisfying the respective conditions set forth in Article VII. Notwithstanding the foregoing, or anything to the contrary in this Agreement, in no event shall Buyer or its Affiliates be required to take any actions under this Section 6.6(a) or 6.6(b) that would be reasonably expected to, individually or in the aggregate, have a material adverse effect on the combined business of the Company and its Subsidiaries and Buyer and its Subsidiaries after giving effect to such actions and the consummation of the Contemplated Transactions. Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with Buyer in doing, all things, necessary, proper or advisable to consummate as promptly as practicable after the date hereof the Contemplated Transactions, including submitting all required notices and obtaining all necessary approvals and clearances from Governmental Authorities (including the Other Requisite Regulatory Approvals identified on Section 6.6(a) of the Company Disclosure Schedule) and satisfying the respective conditions set forth in Article VII. Notwithstanding the foregoing, or anything to the contrary in this Agreement, in no event shall Seller, the Company or their respective Affiliates be required to take any actions or accept any remedies with respect to the Company or any other Affiliate of Seller under this Section 6.6 that are not conditioned upon the consummation of the Contemplated Transactions.

(b) As soon as reasonably practicable following the date of this Agreement, and in any event within thirty (30) Business Days following the date of this Agreement, Seller shall cause the Company Broker-Dealer to prepare and submit a FINRA CMA consistent with the requirements of FINRA Rule 1017. Seller and Buyer shall use reasonable efforts to obtain “Fast Track” treatment for the FINRA CMA, if applicable to such form of FINRA CMA. The form of the FINRA CMA shall be subject to the approval of Seller and Buyer, which approval shall not unreasonably be withheld, conditioned or delayed. Each of Seller and Buyer shall (and shall cause its Affiliates to) provide promptly upon request to the other party all information required to complete each FINRA CMA and respond to any further FINRA requests. If the FINRA CMA is approved for “Fast Track” treatment, each of Seller and Buyer shall, and shall cause its Affiliates to, respond promptly to the other party hereto in regard to such requests to ensure compliance with any response period required by FINRA.

(c) As soon as reasonably practicable following the date hereof (and in any event no later than fifteen (15) Business Days after the date hereof, subject to the other party providing all information reasonably required by the party to prepare the relevant filings as required pursuant to this Section 6.6(c)) and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, the parties shall cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions. Buyer and Seller each shall (i) promptly supply the other party with any information which may be reasonably required in order to effectuate such filings and (ii) respond as promptly as reasonably practicable to any inquiries received from the FTC or the DOJ for additional information or documentation. Each of Buyer and Seller shall (x) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and give a reasonable opportunity to the other party to review in advance any proposed written communication to any of the foregoing; (y) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, DOJ, or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate; and (z) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between such party and its affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to the Contemplated Transactions and allow a reasonable opportunity to the other party to review in advance any proposed written correspondence.

(d) Without limitation to the obligations set forth in Section 6.6(a), (i) Buyer shall prepare and submit the relevant filings required to seek the Governmental Consent described on Schedule 7.1(f) as soon as reasonably practicable following the date hereof (and in any event no later than twenty (20) days after the date hereof), and (ii) Buyer and Seller shall take the actions set forth on Schedule 6.6(d).

(e) To the extent permitted by applicable Law, and subject to Section 6.3(f), each of the parties hereto shall promptly advise the other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval (including any Other Requisite Regulatory Approval) will not be obtained or that the receipt of any such approval will be materially delayed.

(f) Not later than fifteen (15) Business Days following the date hereof, Seller shall notify Buyer whether any Governmental Consents from Governmental Authorities having responsibility for asset management or securities-related businesses in jurisdictions other than the United States, in addition to those contemplated by Section 3.5, are required in connection with the Contemplated Transactions as a result of Victory Adviser providing Investment Advisory Services to any Advisory Client following the Closing (and not merely as a result of the change of control of Company Adviser that will result upon the Closing). Any such additional Governmental Consents determined to be required by Seller shall, with the consent of Buyer (which may not be unreasonably withheld, conditioned or delayed), be deemed to be added to Section 3.5(c), Section 4.4, Section 6.6(a) and Section 7.1(c) of the Company Disclosure Schedule for all purposes of this Agreement.

6.7. Certain Tax Matters.

(a) All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer taxes incurred in connection with the purchase, sale and transfer of the Company Shares as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred (“Transfer Taxes”), shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, whether levied on the Buyer or Seller. Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns. Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

(b) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information relating to the Company and its Subsidiaries (including reasonable access to books and records) and assistance (at the expense of the requesting party) as is reasonably requested for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Any information obtained under this Section 6.7(b) shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of any Tax Return or claims for refund or in conducting a Tax audit or other proceeding or prosecuting or defending any claim, suit or proceeding relating to any Tax matter, or (ii) with the consent of Seller or Buyer, as the case may be. Buyer and Seller shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.7(b). For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall Seller and its Affiliates have any rights to review any consolidated, combined, unitary or similar Tax Return that includes Buyer or its Affiliates, nor shall Buyer and its Affiliates have any right to review any consolidated, combined, unitary or similar Tax Return filed by Seller or its Affiliates, other than a Tax filing by a group as to which the Company or any of its Subsidiaries is the parent.

(c) For purposes of this Agreement, when apportioning Taxes with respect to a Straddle Tax Period, (x) in the case of any Taxes that are imposed on a periodic basis, including property taxes and other such ad valorem Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of the Straddle Tax Period ending on and including the day prior to the Closing Date shall, be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Tax Period through and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any Tax other than those referenced in clause (x), be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on and included the day prior to the Closing Date based on an interim closing of the books. For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Tax Period ending on and including the day immediately prior to the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Tax Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Tax Period ending on and including the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period. In the case of any Tax based upon or measured by capital (including net worth or long‑term debt) or intangibles, any amount thereof required to be allocated under this Section 6.7(c) shall be computed by reference to the level of such items at the end of the day immediately prior to the Closing Date.

(d) Prior to the Closing, all Tax sharing agreements and similar arrangements between (i) any of the Company and its Subsidiaries, on the one hand, and (ii) Seller or any of its Affiliates (other than the Company and its Subsidiaries) on the other hand, will be terminated and will have no further effect with respect to the Company and any of its Subsidiaries for any Tax period (whether past, present or future), and, after the Closing, no additional payments will be made thereunder with respect to any Tax period, whether in respect of a redetermination of liability for Taxes or otherwise. Seller will, and will cause its Affiliates to, take all steps necessary to ensure that each such termination is effective in the manner described above.

(e) Seller and Buyer agree that the contribution of the Company Shares to Buyer shall be implemented pursuant to the rollover tax regime set forth in Article 210-A and 210-B of the French Tax Code (the “French Code”) and for such purposes they agree to comply with all of the provisions of Article 210-A and 210-B of the French Code and with the provisions of Exhibit C; provided, that Buyer shall have no liability to the Amundi Parties with respect thereto to the extent such covenants are not applicable to Buyer’s tax position, without prejudice to Buyer’s obligation to comply with the covenants.

(f) Unrealized Tax Benefits.

(i) Buyer shall cause all Specified Deductions to be included on the Tax Return(s) of Buyer and its Affiliates (including, after the Closing, the Company) for the taxable period(s) in which the relevant Specified Payment is made or accrued (or in the preceding Tax year) to the extent such Specified Deductions may be claimed for applicable Income Tax purposes in such Tax period at a “more likely than not” or higher level of confidence. If Buyer or its applicable Affiliate concludes that a Specified Payment (or portion thereof) made or accrued during a Tax year will not result in either a Specified Deduction claimed on the Income Tax Return of Buyer and its Affiliates for such Tax year (or the preceding Tax year, as applicable) or a Specified Deferred Tax Asset, Buyer shall notify Seller at least forty-five (45) days prior to the due date (taking into account extensions) for filing such Tax Return (an “Unrealized Tax Benefits Notice”); provided, that if Buyer or its applicable Affiliates conclude that any Specified Deduction may not be claimed in such year (or the preceding Tax year, as applicable) at a “more likely than not” or higher level of confidence, Buyer shall also deliver written advice from its counsel to that effect together with the Unrealized Tax Benefits Notice, and discuss such position with Seller in good faith. If Seller disagrees with the matters set forth in the Unrealized Tax Benefits Notice, Buyer and Seller shall act in good faith to resolve any disagreement. In the event that Buyer and Seller cannot resolve any such disagreement within fifteen (15) days after delivery of the Unrealized Tax Benefits Notice, Buyer and the Seller shall refer the matters in dispute to the Accounting Arbitrator in accordance with the procedural principles set forth in Section 2.4(g), provided that the parties shall direct the Accounting Arbitrator to resolve any dispute as promptly as practicable and in any event within fifteen (15) days after its appointment, provided further that the decision of the Accounting Arbiter shall be final and binding on the Parties, and solely for the purposes of this Agreement, Buyer shall be deemed to claim or record a Specified Deduction or Specified Deferred Tax Asset as applicable in accordance with such decision (but Buyer shall have no obligation to claim or record (or cause to be claimed or recorded) such Specified Deduction or Specified Deferred Tax Asset on its relevant Tax Returns or relevant financial statements).

(ii) Following the Closing, with respect to each Tax year in which a Specified Payment is made or accrued by Buyer or its Affiliates, within thirty (30) days following the filing of the Income Tax Return(s) of Buyer and its Affiliates for such Tax year or promptly thereafter, Buyer shall provide Seller with a certification from its chief financial officer stating (with reasonable supporting detail) whether such Specified Payment resulted in (A) any Specified Deductions claimed on such Income Tax Return, or (B) any Specified Deferred Tax Assets with respect to such year, and the Parties shall discuss the substance of such certification in good faith (including by providing further reasonable detail and supporting calculations).

(iii) Subject to Buyer’s compliance with the provisions of Section 6.7(f)(i) and 6.7(f)(ii), with respect to each Tax year up to and including the Tax year in which the last Specified Payment is made by Buyer or any of its Affiliates, to the extent that a Specified Payment (or portion thereof) made or accrued during such Tax year does not result in either a Specified Deduction claimed on the Income Tax Return of Buyer and its Affiliates for such Tax year (or the preceding Tax year, as applicable) or a Specified Deferred Tax Asset, or a Specified Deduction or Specified Deferred Tax Asset deemed to be claimed or recorded by Buyer pursuant to the last sentence of Section 6.7(f)(i), Seller shall reimburse Buyer for an amount equal to the Specified Tax Savings included in Closing Date Indebtedness with respect to such Specified Payment (or portion thereof, as applicable) (the “Unrealized Tax Savings Amount” for such year) fifteen (15) days after such amounts are finally determined hereunder, including following such good faith discussion described in Section 6.7(f)(ii), (or the immediately succeeding Business Day, if such date is not a Business Day) (the “Reimbursement Date” for such year), which reimbursement shall be made as provided in Section 6.9(h).

6.8. Restrictive Covenants.

(a) During the Restricted Period, neither Seller nor any of Seller’s controlled Affiliates shall, directly or indirectly, solicit for employment any Continuing Employee (including, for purposes of this Section 6.8(a), any Person employed by the Company or the Company’s Subsidiaries as of the date hereof, but excluding any Expat Employee or Retained Employee) for a position in Seller’s or Seller’s Affiliates’ investment management business; provided, that nothing herein shall be deemed to prohibit any of Seller or Seller’s Affiliates (or any of their Affiliates) from conducting any general solicitation or general recruitment effort conducted by a third party and not targeted at any such Continuing Employee or prohibit the solicitation or employment of any Continuing Employee who (i) was terminated by Buyer or any of Buyer’s Affiliates (including, after the Closing, the Company and the Company’s Subsidiaries), or (ii) voluntarily resigned from the employ of Buyer or any of Buyer’s Affiliates (including, after the Closing, the Company and the Company’s Subsidiaries) and has not been employed by Buyer or any of Buyer’s Affiliates for at least six (6) months prior to the date of such employment.

(b) During the period beginning on the date hereof and ending on the date that is twelve (12) months after the Closing Date, none of the Amundi Parties or their controlled Affiliates nor Buyer or its controlled Affiliates shall, directly or indirectly, solicit for employment, or hire, any Specified Employees of the other party; provided, that nothing herein shall be deemed to prohibit either party (or any of their controlled Affiliates) from conducting any general solicitation or general recruitment effort conducted by a third party and not targeted at any such Specified Employee or prohibit the solicitation or employment of any Specified Employee who (i) was terminated by the other party or any of the other party’s Affiliates, or (ii) voluntarily resigned from the employ of such party or such party’s Affiliates and has not been employed by such party or any of such party’s Affiliates for at least six (6) months prior to the date of such employment.

(c) During the period beginning on the date hereof and ending on the date that is seven (7) years after the Closing Date, the Amundi Parties and their controlled Affiliates shall be prohibited from making the acquisitions set forth on Section 6.8(c) of the Company Disclosure Schedule; provided, that if the Off-Shore Master Distribution and Services Agreement is terminated by Distributor (as defined in the Off-Shore Master Distribution and Services Agreement) pursuant to Section 19.2(a) thereof, the foregoing prohibition shall terminate and cease to be of further force and effect on the later of (i) the date that is three (3) years after the Closing Date and (ii) the date of such termination.

(d) During the Restricted Period, the Amundi Parties and their controlled Affiliates shall be prohibited from making the acquisitions set forth on Section 6.8(d) of the Company Disclosure Schedule (any such acquisition not prohibited by Section 6.8(c) or this Section 6.8(d), a “Permitted Acquisition”). For so long as the Off-Shore Master Distribution and Services Agreement remains in effect, in the event that the Amundi Parties or their controlled Affiliates determine to sell any business acquired in a Permitted Acquisition, Buyer will have a right of offer as described in Section 5.3 of the Off-Shore Master Distribution and Services Agreement.

(e) Notwithstanding anything to the contrary herein or in any Other Transaction Document, the Amundi Parties and their controlled Affiliates will be permitted to form, acquire or maintain a United States domiciled investment adviser or broker-dealer solely for the purpose of managing the non-United States assets of the Amundi Parties’ and their controlled Affiliates’ or Buyer’s and its controlled Affiliates’ clients (including for the purpose of Distributing (as defined in the On-Shore Master Distribution and Services Agreement) the Non-US Provider Products (as defined in the On-Shore Master Distribution and Services Agreement) pursuant to the exception set forth in Schedule 2.2(e) of the On-Shore Master Distribution and Services Agreement); undertaking any of the other advisory, subadvisory, distribution or marketing activities agreed to in the Off-Shore Master Distribution and Services Agreement and/or the On-Shore Master Distribution and Services Agreement; or satisfying the Amundi Parties’ and their controlled Affiliates’ United States regulatory obligations with respect to their ongoing non-United States business. For the avoidance of doubt, until such time as the prohibition set forth in Section 6.8(c) terminates, the Amundi Parties and their controlled Affiliates may not form, acquire, or maintain a United States domiciled investment adviser or broker-dealer for the purposes of developing, providing, or marketing US Active Asset Management Products (as defined in the Off-Shore Master Distribution and Services Agreement) other than (i) the mandates included among the Excluded Assets, (ii) for the purpose of Distributing (as defined in the On-Shore Master Distribution and Services Agreement) the Non-US Provider Products (as defined in the On-Shore Master Distribution and Services Agreement) pursuant to the exception set forth in Schedule 2.2(e) of the On-Shore Master Distribution and Services Agreement and (iii) in relation to any of the other advisory, subadvisory, distribution or marketing activities agreed to in the Off-Shore Master Distribution and Services Agreement and/or the On-Shore Master Distribution and Services Agreement.

(f) If the final judgment of a court of competent jurisdiction set forth in Section 12.11 declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties hereto agree that such court shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.8 shall be enforceable as so modified after the expiration of the time within which any such judgment may be appealed.

(g) The Amundi Parties acknowledge and agree that the agreements and covenants contained in this Agreement are (A) reasonable and valid in geographical and temporal scope and in all other respects, and (B) essential to protect the value of the business and assets of the Company and its Subsidiaries and of the Distribution and Services Agreements.

6.9. Employee Matters.

(a) Seller shall cause the Company to take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Seller 401(k) Plans”), unless Buyer or one of its Affiliates, in its sole and absolute discretion, provides written notice that no such termination will be required at least ten (10) days before the Closing. Unless Buyer or one of its Affiliates provides such notice to the Company, Buyer shall receive from the Company, prior to the Closing, evidence that the Company or its applicable Affiliate has adopted resolutions to terminate the Seller 401(k) Plans

(the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the date immediately preceding the Closing Date. Seller shall cause the Company to take (or cause to be taken) such other actions in furtherance of terminating such Seller 401(k) Plans as Buyer may reasonably require.

(b) Upon written request of Buyer or one of its Affiliates within seventy-five (75) days of the anticipated Closing Date, Seller shall cause the Company to take (or cause to be taken) all actions necessary or appropriate to amend the Money Purchase Pension Plan, effective as of no later than the day immediately preceding the Closing Date, such that as of and following the Closing Date, (i) no employee may enter the Money Purchase Pension Plan as a new participant, and (ii) benefit accruals under the Money Purchase Pension Plan shall cease (the “Freeze Amendment”). In the event that Buyer requests the adoption of the Freeze Amendment in accordance with this Section 6.9(b), Seller shall cause Amundi US, Inc. to adopt the Freeze Amendment in accordance with all applicable Laws, including, without limitation, all applicable timing and participant notice requirements under Section 204(h) of ERISA.

(c) Seller, for and on behalf of itself and each of its Affiliates (excluding, for the avoidance of doubt, the Company or any of its Subsidiaries), hereby waives, with effect from and after the Closing, any and all covenants that would otherwise prohibit or restrict an employee or other individual service provider of the Company or any Subsidiary from engaging in certain activities or taking certain actions during, or for a period of time following a termination of, his or her employment or service with Seller or any of its Affiliates, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality covenants, in each case, during any period in which such Person is employed by, or is providing services (whether as an employee or otherwise) to, Buyer or any of its Affiliates (including the Company or any of its Subsidiaries following the Closing and their respective successors and assigns).

(d) For a period of 12 months following the Closing Date or, if shorter, the period of a Continuing Employee’s employment following the Closing Date (such period, the “Protection Period”), except and to the extent as may otherwise be individually agreed between Buyer and a Continuing Employee, Buyer shall, or shall cause its Subsidiaries to, provide each Continuing Employee, (i) with a base salary or base wages, as applicable, and target cash bonus opportunities that are, in each case, no less favorable than those provided to each such Continuing Employee immediately prior to the Closing; provided, however, that the timing of the payment of any such cash bonuses, except for the 2024 Bonuses, may be governed by the terms of an applicable Buyer Plan, may be determined and paid based on actual performance, and may be paid partially in Buyer shares in accordance with the terms of an applicable Buyer Plan and the forms of payment provided to an employee of Buyer who is similarly situated to such Continuing Employee and (ii) employee benefits that are substantially equivalent in the aggregate to either (x) the employee benefits that were provided to such Continuing Employee pursuant to any Plan as of immediately prior to the Closing or (y) the employee benefits provided to an employee of Buyer who is similarly situated to such Continuing Employee pursuant to any Buyer Plan, as determined by Buyer in its discretion. For the duration of the Protection Period, Buyer shall, or shall cause its Subsidiaries to, provide to each Continuing Employee whose employment is involuntarily terminated by the Buyer without cause (as customarily defined), cash severance in an amount that is substantially equivalent to the amount that would have been provided pursuant to the Company’s severance Plan as in effect immediately prior to the Closing, as listed on Section 3.16(a) of the

Company Disclosure Schedule, and as fully described on Section 6.9(d) of the Company Disclosure Schedule; provided, however, that the foregoing obligation of Buyer shall be exclusive of any outplacement or similar ancillary severance benefits under the Company’s severance Plan; provided further, that Buyer may otherwise make payment of such cash severance in accordance with the terms and conditions of an analogous Buyer Plan and may condition payment upon effectiveness of a Continuing Employee’s general release of claims in favor of Buyer, the Company and their Affiliates. Nothing in this Section 6.9(d) shall be deemed to require Buyer to provide Continuing Employees with any equity-based awards, defined benefit pension benefits, money purchase pension plan or similar mandatory defined contribution benefits (excluding any matching or other contributions mandated under the provisions of an applicable Buyer Plan), retiree welfare benefits, or deferred compensation.

(e) Buyer shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause service rendered by the Continuing Employees to the Company and any Subsidiary prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies, contracts and arrangements of Buyer and its Subsidiaries (including the Company and any Subsidiary that each such Continuing Employee may participate in as of the Closing Date), to the same extent as such service was taken into account under corresponding plans of the Company and any Subsidiary for such purposes; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in the duplication of any benefits for the same period of service, (ii) such service was not recognized under the corresponding Plan for the same purposes or was expressly excluded from the corresponding Plan, in each case prior to the Closing Date, (iii) such recognition would conflict with any purposes for which prior service must be credited under applicable Law or (iv) for benefit accruals pursuant to any defined benefit pension plan or for purposes of any retiree health or retiree welfare plan. Without limiting the foregoing, Buyer shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause any pre-existing condition or limitation under any health or welfare plan of Buyer and its Subsidiaries (including the Company and any Subsidiary) offered to a Continuing Employee to be waived or deemed satisfied to the extent that such condition or limitation was waived or satisfied under the corresponding Plan of the Company and any Subsidiary in which such employee participated immediately prior to the Closing Date for the plan year in which the Closing Date occurs, as applicable. Buyer shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause each Continuing Employee to be given credit for the plan year in which the Closing Date occurs under any such plans for co-payments made, deductibles and other similar covered out-of-pocket payments, as applicable, prior to the Closing Date under the corresponding Plan during the plan year in which the Closing Date occurs.

(f) Each long-term equity-based incentive award held by each Continuing Employee that is outstanding as of the Closing (each, a “Seller LTI Award”) shall be administered in accordance with the principles set forth on Section 6.9(f)(1) of the Company Disclosure Schedule; provided, however, the parties hereto will discuss alternative treatment of the Seller LTI Awards, in good faith and in a manner consistent with the principles set forth on Section 6.9(f)(2) of the Company Disclosure Schedule.

(g) With respect to the total variable compensation plans, programs and arrangements applicable to Continuing Employees for the fiscal year ending December 31, 2024,

Buyer shall, or shall cause its Subsidiaries (including the Company and its Subsidiaries) to, assume and pay to each such Continuing Employee (unless otherwise forfeited as contemplated by this Section 6.9(g)) the amounts allocable to such Continuing Employees as determined by Seller in its sole discretion, subject to prior consultation with Buyer and provided to Buyer immediately prior to Closing, at the same time when Buyer otherwise makes variable compensation payments to its other, similarly-situated employees under the applicable Buyer Plan (as in effect immediately prior to the Closing), but in no event later than March 15, 2025 (such variable compensation, the “2024 Bonuses”), and Buyer and its Subsidiaries (including the Company and its Subsidiaries) shall remit any Taxes applicable thereon to the applicable authority. The payment of such variable compensation amounts are subject to a Continuing Employee’s continuous employment through the applicable payment date; provided, however, that Buyer and Seller hereby acknowledge and agree that any Continuing Employee whose employment is terminated without “cause” prior to such payment date shall remain eligible to receive a pro-rated portion of such annual bonus payment in respect of the year of their termination. For clarity, if the 2024 Bonuses are paid to the Continuing Employees prior to the Closing, this Section 6.9(g) shall not apply.

(h) If (i) any portion of the variable compensation potentially payable to each Continuing Employee in respect of (x) the period beginning with the 2021 fiscal year (issued in 2022 and last award potentially vesting during 2025) and ending with the 2024 fiscal year (issued in 2025 and last award potentially vesting during 2028), and (y) the Pro-Rata 2025 Bonuses and (ii) any portion of the Seller LTI Awards is forfeited by one or more Continuing Employees to whom such variable compensation has been allocated (any such amount specified in clauses (i) or (ii), a “Forfeited Compensation Amount,” provided that in respect of the amounts contemplated by subclause (i) hereof, the Forfeited Compensation Amount shall be the value of the variable compensation forfeited by the Continuing Employee at the time of forfeiture, and in respect of the amounts contemplated by subclause (ii) hereof, the Forfeited Compensation Amount shall be the value of the variable compensation funded by Seller) then, if the Forfeited Compensation Amount (net of the Specified Tax Savings, but plus the employer portion of any withholding, payroll or similar taxes included in Closing Date Indebtedness, in each case with respect to such Forfeited Compensation Amount) exceeds the Unrealized Tax Savings Amount (if any) for such year, on the Reimbursement Date for such year, Buyer shall deliver to Seller a number of shares of Buyer Preferred Stock equal to the aggregate Forfeited Compensation Amount (net of the Specified Tax Savings, but plus the employer portion of any withholding, payroll or similar taxes included in Closing Date Indebtedness, in each case with respect to such Forfeited Compensation Amount) for such year less any Unrealized Tax Savings Amount for such year (if any) divided by the Average VWAP of the Buyer Common Stock for the 10-Trading Day period immediately preceding such date; provided, however that there is no blackout period applicable to Buyer on such date. If such blackout period is applicable, then such delivery date will be extended to a date that is no later than five (5) days after the expiration of such blackout period. If the aggregate Forfeited Compensation Amount (net of the Specified Tax Savings, but plus the employer portion of any withholding, payroll or similar taxes included in Closing Date Indebtedness, in each case with respect to such Forfeited Compensation Amount) for any year is less than the Unrealized Tax Savings Amount for such year (if any), then on the Reimbursement Date for such year or reasonably promptly thereafter, Seller shall pay Buyer in cash the Unrealized Tax Savings Amount for such year less the aggregate Forfeited Compensation Amount (net of the Specified Tax Savings, but plus the employer portion of any withholding, payroll or similar taxes included in Closing Date Indebtedness, in each case with respect to such Forfeited Compensation Amount) for such year.

An illustrative calculation of the principles described in this Section 6.9(h) is attached as Exhibit G.

(i) As of the Closing Date, Seller shall have taken, or caused to be taken, the actions set forth on Section 6.9(i)(1) of the Company Disclosure Schedule. Prior to, as of, or within ten (10) days following the Closing Date, Buyer may take, or cause to be taken, the actions set forth on Section 6.9(i)(2) of the Company Disclosure Schedule.

(j) This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement; nothing in this Section 6.9, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever; and no provision of this Section 6.9 will create any third-party beneficiary rights in any current or former employee, officer, director or individual independent contractor of Seller or any of its Affiliates in respect of continued employment (or resumed employment) or service or any other matter. This Section 6.9 shall not be considered, or deemed to be, an amendment to any Plan or any compensation or benefit plan, program, agreement or arrangement of Buyer or any of its Affiliates. Nothing in this Section 6.9 shall obligate Buyer or any of its Affiliates (i) to continue to employ or engage any employee or other individual service provider of the Company or any Subsidiary for any specific period of time following the Closing Date, subject to the requirements of applicable Laws or (ii) subject to the provisions of this Section 6.9, limit the right of Buyer, Seller or any of their respective Affiliates to, at any time, change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner.

6.10. [Reserved].

6.11. D&O Indemnification; Insurance.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Constituent Documents of the Company and its Subsidiaries for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect. For a period of six (6) years after the Closing Date, Buyer shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify in a manner adverse to a D&O Indemnified Person any provision in the Constituent Documents of the Company or any of its Subsidiaries relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law.

(b) At or prior to the Closing, Seller shall cause the Company to arrange for and maintain non-cancellable “tail” insurance policies with respect to directors’ and officers’ liability insurance, and, at the request of Seller, employment practices liability insurance, and fiduciary liability insurance, errors and omissions insurance, and cybersecurity insurance for acts or omissions occurring prior to the Closing, which policies shall cover a period of six (6) years from the Closing and the individuals serving as directors and officers of the Company or any of its Subsidiaries immediately prior to the Closing, with coverage and limit amounts appropriate for the size and scope of the Company and its Subsidiaries in amounts consistent with the coverages existing as of the Closing, with respect to acts or omissions occurring prior to the Closing that were committed by such officers and directors in their capacity as such. Buyer and Seller shall each bear 50% of the expenses in respect of the directors’ and officers’ liability insurance policy maintained pursuant to this Section 6.11(b) and Seller shall bear 100% of the expenses in respect of all other policies maintained pursuant to this Section 6.11(b) (the “Tail Expenses”).

(c) At or prior to the Closing, at Buyer’s expense, Buyer shall cause each Company Open-End Fund and each Company Closed-End Fund to acquire and maintain non-cancellable “tail” insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, for acts or omissions occurring prior to the Closing, which policies shall cover a period of six (6) years from the Closing and the individuals serving as directors and trustees of each Company Open-End Fund and each Company Closed-End Fund who resign or are terminated in connection with transactions contemplated by this Agreement, with coverage and limit amounts appropriate for the size and scope of each Company Open-End Fund and each Company Closed-End Fund in amounts consistent with the coverages existing as of the Closing, with respect to acts or omissions occurring prior to the Closing that were committed by such trustees and directors in their capacity as such.

6.12. Listing.

(a) As promptly as possible following the date of this Agreement, and in any event within thirty (30) Business Days following the date of this Agreement, Buyer shall file a “Listing of Additional Shares Notification Form” for listing of the Closing Share Consideration (including the Closing Common Stock Consideration and the Buyer Common Stock into which the Closing Preferred Stock Consideration automatically converts pursuant to its terms) to be issued to Seller pursuant to this Agreement and shall use its reasonable best efforts to cause Nasdaq to have completed its review of a “Listing of Additional Shares Notification Form” prior to the Closing Date.

(b) In the event any additional shares of Buyer Stock are to be issued by Buyer to Seller following the Closing Date pursuant to this Agreement, Buyer shall file an additional “Listing of Additional Shares Notification Form” for listing of such additional shares of Buyer Stock (including the Buyer Common Stock into which any Buyer Preferred Stock automatically converts pursuant to its terms) as promptly as possible and shall use its reasonable best efforts to cause Nasdaq to have completed its review of such “Listing of Additional Shares Notification Form” prior to the date of issuance.

6.13. Post-Closing Investment Company Compliance.

Buyer and Seller shall not take, and their respective Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Contemplated Transactions, and each of Buyer and Seller shall not fail to take, and, after the Closing, shall cause their respective Affiliates not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Contemplated Transactions. In that regard, among other things, Buyer shall conduct its business and shall cause each of its Affiliates to conduct its business so as to assure that for the three-year period following the Closing, in each case that the composition of the board of directors of any Company U.S. Registered Fund is in compliance at such times with Section 15(f)(1)(A) of the Investment Company Act and Buyer and Seller shall, and shall cause their respective Affiliates to, for a period of two years after the Closing ensure that there not be imposed on any Company U.S. Registered Fund an “unfair burden” (as defined in Section 15(f) of the Investment Company Act) as a result of the Contemplated Transactions or any terms or conditions applicable thereto.

6.14. Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree. Prior to the Closing, none of Buyer or the Amundi Parties will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and Seller, except as may be required by applicable Law or the applicable rules of any stock exchange; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other parties before doing so; provided, further, that the restrictions in this Section 6.14 shall not apply to communications or statements made by a party if such communications or statements contain or reflect only such information concerning the Contemplated Transactions that is consistent with what has been disclosed in previous communications or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence, including in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences.

6.15. Notice of Certain Events.

Each of Buyer and Seller shall promptly notify the other parties of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied; provided, however, that either party’s failure to give notice of any such occurrence as required pursuant to this Section 6.15 shall not be (a) deemed to be a breach of the covenant contained in this Section 6.15, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (b) taken into account in determining whether the conditions to Closing set forth in Article VII have been satisfied.

6.16. No Negotiation.

Each of the Amundi Parties agree that between the date of hereof and the earlier of the Closing and the termination of this Agreement pursuant to Article XI, the Amundi Parties shall not, and shall cause their respective Affiliates and representatives not to, directly or indirectly solicit, knowingly encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than Buyer and its Affiliates) concerning the sale of the Company or any of its Subsidiaries.

6.17. Excess Cash; Excess Working Capital; Seed Capital.

(a) Seller shall use commercially reasonable efforts to cause the Company to distribute to Seller prior to the Closing, such amounts of Closing Date Cash and/or Closing Date Net Working Capital such that the Closing Date Financial Adjustment Amount shall be as close to zero as commercially practicable.

(b) Notwithstanding anything in this Agreement or any Other Transaction Document to the contrary, Amundi Parent, Seller or any Seller Related Party may, at any time following the date hereof, withdraw, divest or liquidate any Seed Capital Investment and, following the Closing, Buyer shall, and shall cause its Subsidiaries to, provide reasonable good faith cooperation to facilitate any such withdrawal, divestment or liquidation; provided, that if such withdrawal, divestment or liquidation is not permitted under applicable Law or the Constituent Documents of the Company Fund or other client in which such Seed Capital Investment has been made, Buyer shall use commercially reasonable efforts to facilitate such withdrawal, divestment or liquidation in a manner which does not violate applicable Law or such Constituent Documents.

6.18. Use of Names.

(a) Except as expressly provided in this Section 6.18 or as expressly permitted in any Other Transaction Document, from and after the Closing Date, the Company will not use (and it will prevent its Subsidiaries from using) (i) the name “Amundi” or (ii) any translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations or combinations of the name(s) referenced in the immediately foregoing clause (i) (collectively, the “Seller Marks”); provided, however, that the foregoing shall not prohibit the Company or any of its Subsidiaries from using any Seller Mark (w) to refer to historical affiliations between Seller and the Company and its Subsidiaries, including for purposes of referring to historical performance of the Company, its Subsidiaries and their investment teams, (x) as required by applicable Law, (y) in internal or archived historical, Tax, employment or similar records or in connection with offering memoranda, prospectuses, registration statements or similar documents circulated to prospective investors or financing sources, or (z) in any other manner permitted by the principles of “fair use.” Effective as of the Closing Date, the Amundi Parties hereby grant the Company and its Subsidiaries a worldwide, non-exclusive, non-transferable, non-sublicensable (except for such sublicenses which are in effect as of the Closing Date or sublicenses consistent with those made in the twelve (12) months prior to the Closing Date), irrevocable, fully paid-up, royalty-free license to use the Seller Marks (1) as corporate names for the Company and its Subsidiaries for sixty (60) days following the Closing Date, or until corporate name changes are perfected, provided that all necessary filings with Governmental Authorities are submitted within sixty (60) days following the Closing Date and (2) for twelve (12) months following the Closing Date (A) in connection with the conduct of their businesses and (B) in a manner substantially the same in all material respects to the manner in which the Seller Marks were used in such businesses during the twelve (12) month period immediately prior to the Closing Date. During the Company Transition Period, none of Buyer, the Company or it Subsidiaries shall create any new inventory, documents or materials bearing the Seller Marks unless mandated by a Governmental Authority, or unless such inventory, documents or materials are reasonably necessary for the conduct of the businesses of the Company or its Subsidiaries and are substantially similar reproductions of inventory, documents or materials in existence as of the Closing Date. Immediately after the applicable Company Transition Period, the Company and its Subsidiaries shall (i) cease use of the Seller Marks, including changing the names of the Company and its Subsidiaries so as not to include any Seller Marks, and (ii) dispose of or destroy all public-facing materials and collateral bearing the Seller Marks, including websites, tangible or intangible materials or other documentation shared with third parties, such as signage, email addresses or marketing materials. All goodwill arising from the use of the Seller Marks shall accrue solely to the Amundi Parties. The Company and the Subsidiaries shall not use the Seller Marks in any manner that would reasonably be expected to damage or tarnish the reputation of Seller or the goodwill associated with the Seller Marks. For the purposes of this Section 6.18, “Company Transition Period” means the license term set forth in either of clause (1) or (2) of this Section 6.18(a), as applicable.

(b) Except as expressly provided in this Section 6.18 or as permitted in any Other Transaction Document, from and after the Closing Date, the Amundi Parties will not use (and it will prevent their Affiliates from using) (i) the name “Pioneer” or (ii) any translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations or combinations of the name(s) referenced in the immediately foregoing clause (i) (collectively, the “Pioneer Marks”); provided, however, that the foregoing shall not prohibit the Amundi Parties from using any Pioneer Mark (w) to refer to historical affiliations between Seller and the Company and its Subsidiaries, (x) as required by applicable Law, (y) in internal or archived historical, Tax, employment or similar records or in connection with offering memoranda, prospectuses, registration statements or similar documents circulated to prospective investors or financing sources, or (z) in any other manner permitted by the principles of “fair use.” Effective as of the Closing Date, the Company and its Subsidiaries hereby grant to the Amundi Parties a worldwide, non-exclusive, non-transferable, non-sublicensable (except for such sublicenses which are in effect as of the Closing Date or sublicenses consistent with those made in the twelve (12) months prior to the Closing Date), irrevocable, fully paid-up, royalty-free license to use the Pioneer Marks (1) as corporate names for the Amundi Parties for sixty (60) days following the Closing Date, or until corporate name changes are perfected, provided that all necessary filings with Governmental Authorities are submitted within sixty (60) days following the Closing Date and (2) for twelve (12) months following the Closing Date (A) in connection with the conduct of their businesses and (B) in a manner substantially the same in all material respects to the manner in which the Pioneer Marks were used in such businesses during the twelve (12) month period immediately prior to the Closing Date. During the Seller Transition Period, none of the Amundi Parties shall create any new inventory, documents or materials bearing the Pioneer Marks unless mandated by a Governmental Authority, or unless such inventory, documents or materials are reasonably necessary for the conduct of the businesses of the Amundi Parties and are substantially similar reproductions of inventory, documents or materials in existence as of the Closing Date.

Immediately after the applicable Seller Transition Period, the Amundi Parties shall (i) cease use of the Pioneer Marks, including changing the names of the Amundi Parties so as not to include any Pioneer Marks, and (ii) dispose of or destroy all public-facing materials and collateral bearing the Pioneer Marks, including websites, tangible or intangible materials or other documentation shared with third parties, such as signage, email addresses or marketing materials. All goodwill arising from the use of the Pioneer Marks shall accrue solely to the Company or its applicable Subsidiary. The Amundi Parties and their Affiliates shall not use the Pioneer Marks in any manner that would reasonably be expected to damage or tarnish the reputation of the Company or its Subsidiaries or the goodwill associated with the Pioneer Marks. For the purposes of this Section 6.18(b), “Seller Transition Period” means the license term set forth in either of clause (1) or (2) of this Section 6.18(b), as applicable.

6.19. IP Covenants.

(a) Prior to Closing, and subject to Section 6.19(b), pursuant to the IP Assignment Agreement, the Amundi Parties shall assign to the Company or the Buyer (i) all of their right, title and interest in any Intellectual Property that as of the Closing is exclusively used in the business of the Company or its Subsidiaries and that is owned by the Amundi Parties, including the Internet domain names and Trademarks listed on Section 6.19(a) of the Company Disclosure Schedule, and (ii) update the registrant of such domain names with the appropriate domain name registrar.

(b) Prior to Closing, Buyer and Seller will work together to carry out an analysis of the opportunities for the Company to use the ALTO Platform for its portfolio management system functions. Based on this analysis, Buyer will make a good faith determination regarding whether to use the ALTO Platform following Closing. Prior to Closing, the Company will assign to the Amundi Parties all of the Company’s right, title and interest in and to the ALTO Platform as set forth in and pursuant to the IP Assignment Agreement (ALTO).

(c) Following Closing, (i) with respect to any domain names that contain both a Pioneer Mark and a Seller Mark, Seller shall retain ownership of such domain names, however, Seller shall keep such domain names parked and inactive (i.e., without an active website), and shall not allow such domain names to redirect to any other domain names, and (ii) with respect to any Trademarks that contain both a Pioneer Mark and a Seller Mark, each of the Company and its Affiliates, on the one hand, and the Amundi Parties, on the other hand, shall abandon such Trademarks and not seek to enforce or maintain any further rights in such Trademarks.

6.20. Intercompany Agreements.

Except with respect to (v) this Agreement and the Other Transaction Documents, (w) any Contract relating to the provision of Investment Advisory Services, (x) as otherwise agreed by the parties or (y) as set forth on Section 6.20 of the Company Disclosure Schedule, prior to the Closing, Seller shall use reasonable best efforts to take, or cause to be taken, all such actions necessary so that (a) any outstanding Contracts or agreements between Seller or any Affiliate of Seller (other than the Company and the Company’s Subsidiaries), on the one hand and the Company or any of the Company’s Subsidiaries, on the other hand, shall have been terminated in respect to the Company and the Company’s Subsidiaries and (b) all outstanding Intercompany

Receivables or Intercompany Payables shall have been settled or paid, in each case, without liability to the Company or its Subsidiaries.

6.21. Release.

(a) As of the Closing, and except with respect to (i) this Agreement and the Other Transaction Documents, (ii) any commercial Contracts, including investment advisory or management Contracts or distribution Contracts, in each case entered into in the ordinary course of business on arm’s length terms, (iii) any other Contract that may be entered into among the parties following the Closing, (iv) any Contracts or agreements between Seller or any affiliate of Seller (other than the Company and the Company’s Subsidiaries), on the one hand and the Company or any of the Company’s Subsidiaries, on the other hand that remain in effect as of the Closing in accordance with Section 6.20, (v) any Intercompany Receivables or Intercompany Payables that remain outstanding as of the Closing in accordance with Section 6.20, and (vi) as otherwise agreed by the parties, Seller hereby releases and forever discharges the Company and the Company’s Subsidiaries from any and all claims and liabilities to Seller or any Affiliate of Seller (other than the Company and the Company’s Subsidiaries) that exist as of the Closing Date or that arise in the future, in each case to the extent arising from events or occurrences taking place prior to or as of the Closing Date in respect of matters relating to the Company and the Company’s Subsidiaries.

(b) As of the Closing, and except with respect to (i) this Agreement and the Other Transaction Documents, (ii) any commercial Contracts, including investment advisory or management Contracts or distribution Contracts, in each case entered into in the ordinary course of business on arm’s length terms, (iii) any other Contract that may be entered into among the parties following the Closing, (iv) any Contracts or agreements between Seller or any affiliate of Seller (other than the Company and the Company’s Subsidiaries), on the one hand and the Company or any of the Company’s Subsidiaries, on the other hand that remain in effect as of the Closing in accordance with Section 6.20, (v) any Intercompany Receivables or Intercompany Payables that remain outstanding as of the Closing in accordance with Section 6.20, and (vi) as otherwise agreed by the parties, Buyer will cause the Company and its Subsidiaries to release and forever discharge the Amundi Parties and their respective Affiliates (other than the Company and the Company’s Subsidiaries) from any and all claims and liabilities to the Company or any of its Subsidiaries that exist as of the Closing Date or that arise in the future, in each case to the extent arising from events or occurrences taking place prior to or as of the Closing Date.

6.22. Transition Services.

Seller and Buyer shall each cooperate and negotiate in good faith to promptly enter into transition services agreements (the “Transition Services Agreements”) following the date hereof, which shall become effective at the Closing, and shall be substantially consistent with the term sheet set forth in Annex E attached hereto.

6.23. Shareholder Agreement.

At the Closing, Seller and Buyer shall enter into the Shareholder Agreement.

6.24. Books and Records.

For a period of five (5) years after the Closing or such later date as required by applicable Law, each of Buyer and Seller shall (and Buyer shall cause the Company and its Subsidiaries to) (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours to its employees, books and records and other information with respect to the Company and the Company’s Subsidiaries relating to periods prior to the Closing for any reasonable purpose, including as may be necessary for (i) the preparation of Tax returns and financial statements and (ii) complying with any audit request, tax compliance or accounting request, subpoena or other investigative demand by any Governmental Authority or for any Action (including any Direct Claim or Third Party Claim pursuant to Article X), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information, and (b) maintain all such books and records in accordance with applicable Law and in the same or a similar accessible format as currently existing. The access provided pursuant to this Section 6.24 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Company and its Subsidiaries or Seller, as the case may be, and in no event will Buyer, Seller or the Company or its Subsidiaries be required to furnish any documents or information pursuant to this Section 6.24 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. Notwithstanding the foregoing, if the parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with this Section 6.24 shall be subject to any applicable rules relating to discovery.

6.25. Certain Pre-Closing Actions.

Prior to the Closing Date, Seller shall have used commercially reasonable efforts to take the action set forth on Schedule 6.25.

6.26. Excluded Assets.

Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, (a) Buyer is not acquiring or otherwise receiving, and Seller is not selling or otherwise transferring to Buyer, any interest in the Excluded Assets, (b) prior to the Closing, the Company and its Subsidiaries may distribute, assign or otherwise transfer to Seller or any of its Affiliates (other than the Company and its Subsidiaries) all of their respective right, title and interest (including obligations in respect thereof) in, to and under the Excluded Assets and (c) prior to the Closing, Seller may elect to cause the Company to assign all or part of its right, title and interest (including the obligations in respect thereof) in, to and under the agreement listed on Schedule 6.26 to Seller or one of its Affiliates (other than the Company and its Subsidiaries).

6.27. IP Cross-License.

(a) Effective as of the Closing Date, Seller and the Amundi Parties do hereby, on behalf of themselves and their Affiliates, grant to Buyer and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth in Section 6.27(c)), non-transferable (except as set forth in Section 6.27(d)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit the Excluded Intellectual Property solely in substantially the same manner and scope such Excluded Intellectual Property was used in connection with the businesses of the Company and its Subsidiaries as conducted during the twelve (12) months immediately preceding the Closing Date, including any natural improvements and extensions to such businesses, specifically excluding the businesses of the Amundi Parties or their Affiliates, which license shall survive any transfer, whether in whole or in part, of any such licensed Excluded Intellectual Property. Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within such licensed Excluded Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such licensed Excluded Intellectual Property made by or on behalf of Buyer or its Affiliates shall be owned by Buyer and its Affiliates.

(b) Effective as of the Closing Date, the Company does hereby, on behalf of itself and its Subsidiaries, grant to the Amundi Parties and their Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 6.27(c)), non-transferable (except as set forth within Section 6.27(d)), non-exclusive, royalty-free, fully paid-up license fully to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit the Licensed-Back Intellectual Property solely in substantially the same manner and scope such Licensed-Back Intellectual Property was used in connection with the operation of the businesses of the Amundi Parties and their Affiliates (other than businesses of the Company and its Subsidiaries) as conducted using the twelve (12) months immediately preceding the Closing Date, including any natural improvements and extensions, specifically excluding the businesses of the Company and its Subsidiaries, which license shall survive any transfer, whether in whole or in part, of any such Licensed-Back Intellectual Property. Amundi Parties shall, and shall cause their Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within the Licensed-Back Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such Licensed-Back Intellectual Property made by or on behalf of Amundi Parties or their Affiliates shall be owned by Amundi Parties and their Affiliates.

(c) A party may sublicense the rights contained within Section 6.27(a) and Section 6.27(b), as applicable, without prior written consent of the other party only to any of their respective suppliers, contractors, consultants or representatives for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of such party or its Affiliates and in any event in a manner consistent with (i) how the Excluded Intellectual Property or Licensed-Back Intellectual Property was sublicensed in connection with the businesses of the Company and its Subsidiaries or the businesses of Amundi Parties and their Affiliates (other than businesses of the Company and its Subsidiaries), respectively, during the twelve (12) months immediately preceding the date hereof, and (ii) how such party sublicenses its own comparable Intellectual Property.

(d) No party may assign the rights contained in Section 6.27(a) or Section 6.27(b), as applicable, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that either party may assign or transfer such rights in whole or in part without the prior written consent of the other party in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of such party or its respective Affiliates or substantially all of the assets related to any such division, business, operating unit or portion.

(e) Each party acknowledges and agrees that: (i) except as provided in the Transition Services Agreement, the other party has no training, policing, enforcement, notification of infringements or related obligations with respect to any Intellectual Property licensed under Section 6.27(a) or 6.27(b), as applicable; and (ii) the licenses granted in Section 6.27(a) or 6.27(b) do not include any Intellectual Property created, invented, developed or acquired by either party or such party’s Affiliates after the Closing (and, as between the parties and unless otherwise agreed under this Agreement, any Other Transaction Document or otherwise in writing, all such Intellectual Property developed by or on behalf of a party or its Affiliates, is owned by such party).

(f) Except as expressly set forth in this Agreement or any Other Transaction Document, (i) the parties acknowledge that the parties or their respective Affiliates may currently or in the future be independently developing, designing, manufacturing, providing, selling, or exploiting products or services that incorporate or involve technologies, information, or ideas similar to, or the same as, those of the other party, or that compete with, and may be substitutes for, the products or services of the other party or its Affiliates, and (ii) nothing in this Agreement or the Other Transaction Documents (nor receipt of Confidential Information as defined in the Confidentiality Agreement) shall (A) restrict either party or its Affiliates from doing such things or (B) restrict either party or its from undertaking similar efforts, provided that in each such instance and all other cases, Confidential Information of the other party is not used or disclosed in violation of the Confidentiality Agreement.

6.28. Certain Financial Reporting Obligations.

(a) Financial Information. Following the Closing and for so long as Amundi Parent reports its investment in Buyer under the equity method of accounting, Buyer shall provide Amundi Parent with the financial information set forth on Schedule 6.28(a).

(b) Reporting. The parties shall comply with the obligations set forth on Schedule 6.28(b).

Article VII
Conditions to Closing

7.1. Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment (or waiver in writing by both Buyer and Seller) as of the Closing of each of the following conditions:

(a) No Injunction. No U.S. or non-U.S. federal or state court of competent jurisdiction shall have issued any Order (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits the Contemplated Transactions.

(b) Antitrust Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the Contemplated Transactions shall have expired, been terminated or been obtained, as applicable.

(c) Regulatory Approvals. The filings, waiting periods and/or approvals set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been made, expired and/or received, as applicable, shall be in full force and effect, and any applicable notice or waiting periods or extensions thereof required by applicable Laws to have expired or terminated shall have expired or been terminated.

(d) Aggregate Closing Advisory Revenue Run-Rate. The Aggregate Closing Advisory Revenue Run-Rate shall be no less than 75% of the Aggregate Base Date Advisory Revenue Run-Rate and Buyer shall have received a certificate signed by an authorized officer of the Company certifying such Aggregate Closing Advisory Revenue Run-Rate.

(e) Buyer Stockholder Approval. Buyer shall have obtained the Required Buyer Shareholder Vote for (1) the Share Issuance and (2) if, prior to the mailing of the Buyer Proxy Statement, the event set forth on Schedule 6.5(g) has not occurred, the Governance Charter Amendment.

(f) Certain Regulatory Authorizations. The condition set forth on Schedule 7.1(f) shall have been satisfied.

7.2. Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment (or waiver in writing by Seller) as of the Closing of each of the following conditions:

(a) Representations and Warranties. The Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date). Each of the other representations and warranties of Buyer contained in Article V hereof shall be true and correct, without regard to any qualifications as to materiality or Buyer Material Adverse Effect or any correlative term contained in such representations and warranties, as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) No Buyer Material Adverse Effect. Since the date hereof, there shall have been no Buyer Material Adverse Effect.

(d) No Regulatory Termination Event. No Adverse Event (as defined in the On-Shore Master Distribution and Services Agreement) shall have occurred that would give rise to the termination right set forth in Section 18.2(d) of the On-Shore Master Distribution and Services Agreement, if such provision of such agreement were effective at such time.

(e) Appointment of Directors. The Board of Directors of Buyer shall have appointed one individual as a member of class three of the Board of Directors of Buyer and one individual as a member of a different class of the Board of Directors of Buyer, in each case as designated by Seller and reasonably acceptable to Buyer, and effective as of the Closing Date.

(f) Deliveries. Seller shall have received the certificate contemplated by Section 9.1.

7.3. Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment (or waiver in writing by Buyer) as of the Closing of each of the following conditions:

(a) Representations and Warranties. The Company Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date). Each of the other representations and warranties of the Amundi Parties contained in Article III and Article IV hereof shall be true and correct, without regard to any qualifications as to materiality or Company Material Adverse Effect or any correlative term contained in such representations and warranties, as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance. The Amundi Parties and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Amundi Parties and the Company at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, there shall have been no Company Material Adverse Effect.

(d) No Regulatory Termination Event. No Adverse Event (as defined in the Off-Shore Master Distribution and Services Agreement) shall have occurred that would give rise to the termination right set forth in Section 19.2(d) of the Off-Shore Master Distribution and Services Agreement, if such provision of such agreement were effective at such time.

(e) Deliveries. Buyer shall have received the certificate contemplated by Section 8.1.

Article VIII
Deliveries by the Company and Seller at Closing

On the Closing Date, the Company and, where applicable, Seller shall deliver or cause to be delivered to Buyer:

8.1. Closing Certificate.

A certificate signed by (a) an authorized officer of the Company (but not with respect to the representations made by the Amundi Parties pursuant to Article IV and the agreements required to be complied with by the Amundi Parties hereunder), and (b) an authorized officer of each Amundi Party (but only with respect to the representations made by it pursuant to Article IV and the agreements required to be complied with by it hereunder), stating on behalf of the Company and the Amundi Parties (as applicable) that each of the conditions set forth in Sections 7.3(a)-7.3(d) have been satisfied.

8.2. Transition Services Agreements.

Subject to Section 6.22, the Transition Services Agreements, duly executed by Seller or its applicable Affiliates.

8.3. Shareholder Agreement.

The Shareholder Agreement, duly executed by Seller.

8.4. FIRPTA.

Seller shall cause the Company to deliver to Buyer a properly executed certification and notice in compliance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) in a form reasonably acceptable to Buyer.

Article IX
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

9.1. Officer’s Certificate.

A certificate signed by an authorized officer of Buyer stating on behalf of Buyer that each of the conditions set forth in Sections 7.2(a)-7.2(e) have been satisfied.

9.2. Transition Services Agreements.

Subject to Section 6.22, the Transition Services Agreements, duly executed by Buyer or its applicable Subsidiaries.

9.3. Shareholder Agreement.

The Shareholder Agreement, duly executed by Buyer.

Article X
Indemnification; Survival

10.1. Survival.

All of the (a) agreements and covenants of the parties set forth in this Agreement requiring performance prior to the Closing (“Pre-Closing Covenants”) and (b) representations and warranties of the parties set forth in this Agreement shall, in each case, terminate and expire, and shall cease to be of any force or effect as of the Closing Date (other than the Company Specified Fundamental Representations and except as provided below), and all liability and indemnification obligations with respect to such agreements, covenants, representations and warranties shall thereupon be extinguished; provided that the Company Specified Fundamental Representations and claims for Fraud shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and thereafter such representations and warranties shall terminate and expire, and shall cease to be of any force or effect. All agreements and covenants of the parties set forth in this Agreement requiring performance on or after the Closing shall survive until performed in accordance with their terms. Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given prior to such time.

10.2. RWI Policy.

Buyer agrees that except in (a) the case of Fraud by Seller and (b) in respect of the Company Specified Fundamental Representations (but only to the extent provided in Section 10.3), Buyer’s sole right of recovery (if any) in respect of any representations and warranties of the Seller and Amundi Parent set forth in Article III and Article IV, shall be under the RWI Policy, regardless of whether or not the matter is covered by the RWI Policy and notwithstanding any subsequent non-payment under the RWI Policy or any vitiation or expiry or termination of the RWI Policy or insolvency of the underwriters of the RWI Policy or for any other reason whatsoever. Buyer acknowledges and agrees that it shall be fully liable for any premium, retention amount and other costs under the RWI Policy and, accordingly, Seller shall not be liable for any such amounts. The RWI Policy shall explicitly provide that (a) the RWI Policy insurer(s) irrevocably waives and agrees not to pursue, directly or indirectly, any and all rights of subrogation, contribution and any other rights the RWI Policy insurer(s) might have against Seller, its Affiliates or its or their Representatives in connection with this Agreement and the transactions contemplated hereby, other than in the case of Fraud by any such Person, and then only to the extent of such Fraud by such Person; and (b) Seller, its Affiliates and its and their Representatives are third party beneficiaries of the foregoing waiver, and the foregoing waiver may not be amended by any party in any manner adverse to Seller, its Affiliates or any of its or their Representatives without Seller’s prior written consent (which consent shall be in the sole and absolute discretion of Seller). Buyer agrees to provide a duly executed copy of the RWI Policy as soon as reasonably practicable following its inception, and in any event within five (5) Business Days after the date hereof.

10.3. Indemnification.

(a) Subject to the provisions of Section 10.1, Section 10.2 and Section 10.3(b), from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries), and their respective officers, directors, agents and representatives (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any Buyer Indemnitees arising out of or relating to: (i) any breach of any Company Specified Fundamental Representation, (ii) the matters set forth on Section 10.3(a)(ii) of the Company Disclosure Schedules or (iii) the Excluded Assets, including, without limitation, (x) any actions taken pursuant to Section 6.26 and (y) any Losses related to Taxes imposed in connection with the Excluded Assets.

(b) Limitations on Rights of Buyer Indemnitees.

(i) Seller’s (and Amundi Parent’s) maximum liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 10.3(a)(i) (other than for Fraud) shall not exceed $4,825,000 in the aggregate (the “Indemnity Cap”); provided, that the Indemnity Cap shall be reduced to $3,860,000 on the date that is one year following the date hereof.

(ii) No right of indemnification hereunder shall be limited by reason of investigation or audit conducted before or after the Closing or the knowledge by a Buyer Indemnitee of any information (except, for the avoidance of doubt, as provided in the Company Disclosure Schedules) that would cause one or more of the representations and warranties made by the Amundi Parties to be inaccurate, or the decision of either party to complete the Closing.

(iii) The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article X shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of such Losses (“Third Party Payments”). If an Indemnitee receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnitor, the Indemnitee shall promptly pay to the Indemnitor an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies to the same extent such Indemnitee would if such Losses were not subject to indemnification, compensation or reimbursement hereunder. Notwithstanding anything to the contrary in the foregoing, in the case of any claims for Losses incurred by any Buyer Indemnitees arising out of or relating to any breach of any Company Specified Fundamental Representation, such Losses shall be recoverable in the following order of priority: (a) first, from Seller, unless and until the retention amount under the RWI Policy has been fully eroded, and (b) second, from the RWI Policy, in accordance with the procedures and subject to the terms set forth therein.

(iv) An Indemnitee shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent such Indemnitee has already recovered or claimed Losses with respect to such matter pursuant to another provision of this Agreement (including to the extent such Losses were reflected in the Closing Date Statement as finally determined pursuant to Section 2.4) and recovery under such first provision would result in a duplication of recovery with respect to such matter.

(v) Each Indemnitee shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate and minimize any Losses subject to indemnification to the extent required under applicable Law.

(c) Procedure.

(i) Direct Claims. If a Buyer Indemnitee shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party (a “Direct Claim”), the Indemnitee shall, as promptly as is practicable, give written notice to, Seller (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the Direct Claim. The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 10.3(c)(i) is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.3 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.

(ii) Third-Party Actions.

(A) If an Indemnitee receives notice of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make prompt delivery of such written notice (so long as a notice pursuant to this Section 10.3(c)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.3 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. The Indemnitor, by notice to the Indemnitee within ten (10) days of the receipt of notice of such Third Party Claim, shall have the right, at its option and expense, to assume the defense of any such matter with its own counsel, provided that the Indemnitor shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(B) If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the

Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee;

(2) each party shall reasonably cooperate, and cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; and

(3) the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Action) or consent to the entry of any judgment which (i) does not, to the extent that the Indemnitee may have any liability with respect to such Action, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Action, (ii) imposes injunctive or other equitable relief on the Indemnitee or any of its Affiliates, or (iii) involves a finding or admission of any violation of applicable Law by the Indemnitee or any of its Affiliates.

(C) If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall defend such matter with the assistance of counsel selected by the Indemnitee; provided that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed).

(D) The procedures in this Section 10.3(c)(ii) shall not apply to direct claims of Buyer Indemnitees.

(d) Tax Treatment. For applicable Tax purposes, the parties shall treat any payment made pursuant to this Article X as an adjustment to the consideration received or the property contributed (as applicable) to the extent allowed under applicable Law. In furtherance of the foregoing, in respect of any payment to be made by Seller to Buyer pursuant to this Article X, such payment shall be considered a cash contribution to Buyer made in connection with the contribution described in Section 2.2.

(e) Exclusive Remedy. From and after the Closing, the parties acknowledge and agree that, except for actions seeking specific performance or similar equitable relief pursuant to Section 12.14 and disputes under Section 2.4, Section 2.5 or Section 2.7, which disputes shall be resolved in accordance with the dispute mechanism set forth in Section 2.4, Section 2.5 and Section 2.7, as applicable, this Section 10.3 shall be the sole and exclusive remedy of the Buyer Indemnitees and Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Actions for any breach of any representation, warranty or Pre-Closing Covenant; provided, however, that nothing in this

Agreement, including this Section 10.3(e) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person for Fraud or pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4, Section 2.5, Section 2.7 or Section 12.14, or the provisions of the Distribution and Services Agreements, the Shareholder Agreement, and the Transition Services Agreements.

(f) Materiality. In all cases in determining whether there has been a breach of a Company Specified Fundamental Representation or calculating the amount of any Loss with respect to a breach of any Company Specified Fundamental Representation set forth herein, such Company Specified Fundamental Representation shall be read without regard to any materiality qualifier (including any reference to Company Material Adverse Effect) contained therein.

Article XI
Termination

11.1. Termination.

This Agreement may be terminated prior to the Closing and the Contemplated Transactions may be abandoned:

(a) at any time, by mutual written agreement of Seller and Buyer; or

(b) at any time, by either Seller or Buyer if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and nonappealable; provided that such party has complied in all material respects with its obligations under Section 6.6; or

(c) by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Amundi Parties set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b), and (ii) after receipt by Seller of written notice from Buyer of such breach or failure to perform, cannot be or has not been cured on or prior to July 8, 2025 (the “End Date”); provided that Buyer is not then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d) by written notice from Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b), and (ii) after receipt by Buyer of written notice from Seller of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date; provided that the Amundi Parties are not then in material breach with respect to any of their representations, warranties, covenants or other agreements contained in this Agreement; or

(e) by written notice by either Seller or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 11.1(e) shall not be available to such party if the action or inaction of the Amundi Parties or any of their respective Affiliates, or Buyer of any of its Affiliates, as applicable, has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and, in each case, such action or failure to act constitutes a material breach of this Agreement; or

(f) by either Seller or Buyer if the approval by the stockholders of Buyer for the Share Issuance shall not have been obtained by reason of the failure to obtain the requisite Required Buyer Shareholder Vote at the Buyer Stockholders’ Meeting (or any adjournment or postponement thereof); or

(g) by Seller, if the events set forth on Schedule 6.5(g) do not occur prior to the mailing of the Buyer Proxy Statement, and the approval by the stockholders of Buyer for the Governance Charter Amendment shall not have been obtained by reason of the failure to obtain the requisite Required Buyer Shareholder Vote at the Buyer Stockholders’ Meeting (or any adjournment or postponement thereof).

11.2. Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by Seller to Buyer or by Buyer to Seller, as applicable, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 11.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2 and Section 6.14 (Public Announcements) and Article XII and by the provisions of the Confidentiality Agreement; provided that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its intentional and material breach of any covenant or agreement in this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against a party hereto for any alleged breach of this Agreement by such party hereto occurring prior to the termination of this Agreement, any such award of damages shall not be limited to reimbursement of expenses or out of pocket costs, and shall include the benefit of the bargain lost by the party hereto seeking an award of damages taking into consideration relevant matters, including other opportunities and the time value of money, which will be deemed to be damages payable to the party hereto seeking such award of damages, if and only to the extent ruled as such by the court before which the related Action is brought.

Article XII
Miscellaneous

12.1. Expenses.

Except as otherwise specifically set forth herein, all fees and expenses (other than (a) Transfer Taxes which shall be dealt with in accordance with Section 6.7(a), (b) Consent Expenses which shall be dealt with in accordance with Section 2.5(e) and (c) the Tail Expenses, which shall be dealt with in accordance with Section 6.11(b)) in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

12.2. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by electronic mail, so long as there is no bounce-back or similar error message, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Seller: Amundi Asset Management S.A.S.

Attn: [Redacted]; [Redacted]; [Redacted]
E-mail: [Redacted]

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

12, rue de Tilsitt

75008 Paris, France

Attn: Sophie de Beer

E-mail: sdebeer@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Glenn P. McGrory

James Jian Hu

E-mail: gmcgrory@cgsh.com

JJHu@cgsh.com

If to Amundi Parent: Amundi S.A.
Attn: [Redacted]; [Redacted]; [Redacted]
E-mail: [Redacted]

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

12, rue de Tilsitt

75008 Paris, France

Attn: Sophie de Beer

E-mail: sdebeer@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Glenn P. McGrory

James Jian Hu

E-mail: gmcgrory@cgsh.com

JJHu@cgsh.com

If to Buyer or, following

the Closing, the Company: Victory Capital Holdings, Inc.

15935 La Cantera Parkway

San Antonio, Texas 78256

Attn: [Redacted]

[Redacted]

E-mail: [Redacted]; [Redacted]

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: David K. Boston
Danielle Scalzo
E-mail: dboston@willkie.com
dscalzo@willkie.com

12.3. Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

12.4. Entire Agreement.

This Agreement, together with the Annexes, Exhibits and Schedules hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior drafts, contracts or agreements, whether oral or written, including the non-binding term sheet executed by the parties on April 15, 2024.

12.5. Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.6. Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

12.7. Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.

12.8. Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise.

12.9. Assignability.

This Agreement shall not be assigned by Seller at any time without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer at any time without the prior written consent of Seller.

12.10. Disclosure Schedules.

The information set forth in the Company Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or the Buyer Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or the Buyer Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Company Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Amundi Parties and Buyer, respectively, contained in this Agreement. Nothing in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. References to any document or information having been “delivered” or “made available” by the Company or the Amundi Parties to Buyer shall include the Company or the Amundi Parties or their Representatives (a) having posted, at least 24 hours before the date hereof, any such document or information to the electronic data site established for Project Squire by Intralinks on behalf of the Company and the Amundi Parties and to which Buyer and its Representatives (or a subset of Buyer’s Representatives, pursuant to a “clean team” arrangement) have been given access in connection with the transactions contemplated hereby, (b) otherwise having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof (subject to any redaction reasonably deemed necessary or appropriate by the Company or the Amundi Parties of information contained therein) or (c) having publicly filed such document or information with the SEC or FINRA and which document or information is accessible by Buyer as of the date hereof.

12.11. Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any appellate court therefrom, or, solely to the extent such court declines subject-matter jurisdiction, the United States District Court for the District of Delaware and any appellate court therefrom (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective and proper service if notice is given in accordance with Section 12.2 or in any other manner permitted by applicable Law.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (i) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11, (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.

12.12. Amundi Parent Undertaking.

Amundi Parent hereby agrees that Amundi Parent will cause Seller to perform when due all of Seller’s payment obligations under or arising out of this Agreement and the transactions contemplated hereby, including under Article X hereof.

12.13. No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.14. Specific Performance.

(a) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to seek equitable relief. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

(b) If either party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the End Date shall automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

12.15. Counterparts.

This Agreement may be executed by PDF signatures (including www.docusign.com) and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

12.16. Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

12.17. No Recourse.

Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, each of the parties (on behalf of itself and its Affiliates) acknowledges and agrees that this Agreement may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, may only be made against, the parties to this Agreement and no Affiliate of Buyer or the Amundi Parties that is not a party to this Agreement, shall have any obligation hereunder or in connection herewith or any liability for any obligation of any of the parties to this Agreement or for any claim based upon, arising out of or relating to the Contemplated Transactions, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any applicable Law or otherwise.

12.18. Recognition of EU Bail-In.

(a) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Amundi Parties and Buyer or their respective Affiliates, each BRRD Counterparty acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the EEA Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:

(i) the effect of the exercise of Bail-in Powers by the EEA Relevant Resolution Authority in relation to any BRRD Liability of:

(A) any Amundi Party to Buyer under this Agreement; or

(B) Buyer to any Amundi Party under this Agreement

(each, a “BRRD Party”), that, in each case (without limitation), may include and result in any of the following, or some combination thereof:

(C) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(D) the conversion of all, or a portion, of the BRRD Liability into Equity Securities or other obligations of the relevant BRRD Party or another Person, and the issue to or conferral on the relevant BRRD Counterparty of Equity Securities or obligations;

(E) the cancellation of the BRRD Liability; or

(F) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii) the variation of the terms of this Agreement, as deemed necessary by the EEA Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the EEA Relevant Resolution Authority.

(b) For the purposes of this Section 12.18:

(i) “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant EU Bail-in Legislation;

(ii) “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time prior to and in force at the Closing Date;

(iii) “BRRD Counterparty” means any party to this Agreement to whom any BRRD Party owes a BRRD Liability under or in connection with this Agreement from time to time;

(iv) “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable EU Bail-in Legislation may be exercised;

(v) “BRRD Party” has the meaning given in Section 12.18(a);

(vi) “EEA” means the European Economic Area;

(vii) “EEA Relevant Resolution Authority” means the resolution authority in the EEA with the ability to exercise any Bail-in Powers in relation to any Amundi Party or Buyer;

(viii) “EU Bail-in Legislation” means in relation to a member state of the European Union which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; and

(ix) “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at https://www.lma.eu.com/documents-guidelines/eu-bail-legislation-schedule.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

VICTORY CAPITAL HOLDINGS, INC.

By: /s/ David C. Brown
Name: David C. Brown
Title: Chairman and Chief Executive Officer

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

AMUNDI S.A. (solely for purposes of Article IV, Section 6.3(d), Section 6.7(f), Section 6.8, Section 6.14, Section 6.16, Section 6.17(b), Section 6.18, Section 6.19, Section 6.21(b), Section 6.27, Article X and Article XII)

By: /s/ Valerie Baudson
Name: Valarie Baudson
Title: Chief Executive Officer

AMUNDI ASSET MANAGEMENT S.A.S.

By: /s/ Valerie Baudson
Name: Valerie Baudson
Title: President

[Signature Page to Contribution Agreement]